Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182403

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.625% notes due 2023	$500,000,000	99.898%	$499,490,000.00	$68,130.44

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 28, 2012)

$500,000,000

Weyerhaeuser Company

         4.625% Notes due 2023

The 4.625% notes due 2023 (the “notes”) will mature on September 15, 2023. Weyerhaeuser Company may redeem the notes, in whole at any time or from time to time in part, at the redemption prices described in this prospectus supplement. The notes will not be subject to any sinking fund provisions.

If we experience a Change of Control Triggering Event (as defined herein), we will be required to offer to purchase the notes from holders. See “Description of Notes—Offer to Purchase Upon Change of Control Triggering Event” included in this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Us, Before Expenses
Per Note	99.898%	0.650%	99.248%
Total	$499,490,000	$3,250,000	$496,240,000

(1)	Plus accrued interest, if any, from September 19 , 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about September 19 , 2013.

Joint Book-Running Managers

MORGAN STANLEY	J.P. MORGAN

Senior Co-Managers

Deutsche Bank Securities	Citigroup	BofA Merrill Lynch

Co-Managers

Goldman, Sachs & Co.	Mitsubishi UFJ Securities	PNC Capital Markets LLC	Wells Fargo Securities

BNP PARIBAS	BNY Mellon Capital Markets, LLC	CIBC	Scotiabank	US Bancorp

September 12, 2013

Prospectus Supplement

Prospectus

PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Weyerhaeuser (as defined below), Longview (as defined below) and the combined company (as defined below). The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2012, which became automatically effective upon filing. If the description in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our and Longview’s business, financial condition, results of operations and prospects may have changed since the applicable date. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus we provide to you prior to making your investment decision.

We expect that the delivery of the notes will be made against payment therefor on or about September 19, 2013, which will be the fifth business day following the date of this prospectus supplement and of the pricing of the notes. You should note that trading of the notes on the date of this prospectus supplement or the next succeeding business day may be affected by the settlement. See “Underwriting”.

BASIS OF PRESENTATION

In this prospectus supplement, unless otherwise specified or the context requires otherwise:

•	“Weyerhaeuser”, “the company”, “we”, “us” or “our” refer to Weyerhaeuser Company and its subsidiaries as of the applicable date of the statement;

•	“Longview” or “Longview Timber” refers to one of our subsidiaries, Longview Timber LLC, and its subsidiaries as of the date hereof;

•	“combined company” refers to Weyerhaeuser Company and its subsidiaries (including Longview) after completion of the Transactions (as defined herein);

•	“Acquisition” refers to our acquisition of all of the outstanding equity interests in Longview Timber;

•	“Common Shares Offering” means the offering of 33,350,000 of our common shares, par value $1.25 per share (“Common Shares”), which generated net proceeds of $898 million that were used to finance a portion of the consideration for the Acquisition (approximately $781 million of such net proceeds were received upon the sale of 29,000,000 of such Common Shares on June 24, 2013; the remaining approximately $117 million of such net proceeds were received on July 8, 2013 in connection with the sale of 4,350,000 of such Common Shares to the underwriters thereof (the “Additional Common Shares Offering”));

•	“Debt Financing” means this offering and any additional debt financing incurred after the date of this prospectus supplement to refinance the Longview Existing Debt, including accrued interest and any prepayment penalties with respect thereto; we currently anticipate that such additional debt financing will be provided by the proposed $550 million new senior unsecured term loan credit facility described under “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt—New Term Loan Credit Facility”;

•	“Longview Existing Debt” means the senior secured fixed and floating rate loans in an aggregate principal amount of $1.07 billion under the Amended and Restated Loan Agreement dated as of November 4, 2008, as further amended, among Longview Timber Corp., Longview Timberlands LLC and Metropolitan Life Insurance Company (the “Longview Loan Agreement”);

•	“Mandatory Convertible Preference Shares Offering” means the offering of 13,800,000 of our 6.375% Mandatory Convertible Preference Shares, Series A, par value $1.00 per share (the “Mandatory Convertible Preference Shares”), which was completed on June 24, 2013, and generated net proceeds of $669 million that were used to finance a portion of the consideration of the Acquisition;

•	“Notes Offering” or “this offering” means this offering of $500,000,000 aggregate principal amount of our notes;

•	“Prior Offerings” means the Common Shares Offering and the Mandatory Convertible Preference Shares Offering; and

•	“Transactions” refers to the Acquisition, the Debt Financing and the Prior Offerings.

Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that we elect to pay any and all dividends with respect to the Mandatory Convertible Preference Shares in cash.

Subsequent to the completion of the Debt Financing, including this offering, we may replenish our available cash used or repay any revolving credit obligations incurred in connection with the Acquisition with the proceeds of additional permanent debt financing.

The pro forma and as adjusted information included or incorporated by reference in this prospectus supplement gives pro forma effect to, in the case of balance sheet data, the Acquisition, the Additional Common Shares Offering, the Debt Financing and the repayment of the Longview Existing Debt as if we had completed all such transactions as of June 30, 2013, and in the case of statement of operations data, the Acquisition, the Prior Offerings, the Debt Financing and the repayment of the Longview Existing Debt as if we had completed all such transactions as of January 1, 2012, in each case, unless otherwise specified. In addition, the pro forma adjustments and as adjusted information included in this prospectus supplement do not include any post-closing adjustments that may occur pursuant to the Purchase Agreement (as defined below under “Prospectus Supplement Summary—Recent Developments—The Acquisition”), which may include adjustments of the purchase price. Any such post-closing adjustments may be material.

All references to currency amounts included in this prospectus supplement are in U.S. dollars unless specifically noted otherwise.

MARKET DATA

The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include statements regarding the forest products and home building industries, the U.S. and global economy and related matters. These include statements regarding:

•	changes in the economy in the United States, Asia, particularly Japan and China, and other parts of the world;

•	changes in the housing, wood products, timber and cellulose fiber markets;

•	the number of U.S. single family and total home starts and factors affecting U.S. housing starts and sales, including changes in gross domestic product, job losses and unemployment;

•	changes in currency exchange rates and the relative strength of various currencies;

•	changes in product shipments;

•	changes and developments in environmental regulations in the United States and Canada;

•	the productivity of our forests, recognition of our forestry management and our sustainable forestry practices and the certification of forests we own or manage under applicable sustainability and other standards;

•	the size and location of our timberlands relative to others in our industry;

•	changes in demand and prices for, and supply of, market pulp;

•	levels of consumer confidence;

•	our relative size as a manufacturer and distributor of wood products in North America and as a producer of market pulp worldwide;

•	changes in demand for and supply and prices of export and domestic logs;

•	changes in demand for, and supply, consumption and prices of, wood products;

•	volatility in the price of land for development;

•	levels of and changes in interest rates and mortgage rates and actions by the U.S. Federal Reserve to lower short-term interest rates;

•	more restrictive mortgage lending standards and the contraction in mortgage lending;

•	levels (and changes in levels) of home building and repair and remodeling and their effect on consumption of wood products;

•	rates of foreclosures and distressed sales of houses;

•	higher inventories of homes available for sale and the effect of inventories on single-family home sales and starts;

•	changes in home prices and appraisal standards in the United States and in other markets;

•	cancellation rates and buyer traffic in the homebuilding industry in the United States; and

•	our relative rank as a homebuilding company in the United States as measured by annual single-family home closings.

This information is derived primarily from publicly available information and other sources that may include forest products and building industry publications and websites, data compiled by market research firms and similar sources. Although we believe that this information is reliable, we have not independently verified any of this information and we cannot assure you that it is accurate.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These statements:

•	use forward-looking terminology;

•	are based on various assumptions we make; and

•	may not be accurate because of risks and uncertainties surrounding the assumptions that we make.

Factors listed in this section—as well as other factors not included—may cause our actual results to differ significantly from our forward-looking statements. There is no guarantee that any of the events anticipated by our forward-looking statements will occur, or if any of the events occur, there is no guarantee what effect they will have on our operations or financial condition.

We will not update the forward-looking statements contained in any document after the date of such document.

Forward-Looking Terminology

Some forward-looking statements discuss our plans, strategies and intentions. They use words such as “expects”, “may”, “will”, “believes”, “should”, “approximately”, “anticipates”, “estimates” and “plans”. In addition, these words may use the positive or negative or other variations of those terms.

Statements

We make forward-looking statements in this prospectus supplement and the documents incorporated by reference herein, including with respect to an intended increase in our quarterly dividend, estimated tax rates, expected results of litigation and the sufficiency of litigation reserves, our expected capital expenditures for 2013, the Debt Financing, anticipated other borrowings, our expectations relating to pension contributions and benefit payments, our expectations regarding synergies, cost savings and other benefits resulting from the Acquisition and recognition of certain tax benefits in the future.

We base our forward-looking statements on a number of factors, including the expected effect of:

•	the economy;

•	regulations;

•	adverse litigation outcomes and the adequacy of reserves;

•	changes in accounting principles;

•	contributions to pension plans;

•	projected benefit payments;

•	projected tax rates and credits; and

•	other related matters.

For additional information regarding forward-looking statements, see “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

Risks, Uncertainties and Assumptions

The major risks and uncertainties—and assumptions that we make—that affect our business and may cause actual results to differ from these forward looking statements include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar;

•	market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of our manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of our internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestations and other natural disasters;

•	transportation costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	our ability to achieve the benefits of the Acquisition in the estimated amount and timeframe we anticipate, if at all;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our Common Shares on charges for share-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in or incorporated by reference in this prospectus supplement.

Exporting Issues

We are a large exporter, affected by changes in:

•	economic activity in Europe and Asia—particularly Japan and China;

•	currency exchange rates—particularly the relative value of the U.S. dollar to the euro and the Canadian dollar and the relative value of the euro to the yen; and

•	restrictions on international trade or tariffs imposed on imports.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement. As a result, it does not contain all of the information you should consider before investing in the notes. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under “Incorporation by Reference” included in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus, before deciding whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether to invest in the notes.

Weyerhaeuser Company

Overview

We are one of the world’s largest private owners of timberlands. We own or control nearly 7 million acres of timberlands, primarily in the United States, and manage another 13.9 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and specialty cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust (“REIT”) for Federal income tax purposes.

We are committed to operate as a sustainable company and are listed on the Dow Jones World Sustainability Index. We focus on increasing energy and resource efficiency, reducing greenhouse gas emissions, reducing water consumption, conserving natural resources and offering products that meet human needs with superior sustainability attributes. We operate with world class safety results, understand and address the needs of the communities in which we operate and present ourselves transparently.

In 2012, we generated $7.1 billion in net sales and employed approximately 13,200 people who serve customers worldwide.

Our business segments’ competitive strategies are as follows:

•	Timberlands—Extract maximum value from each acre we own or manage.

•	Wood Products—Deliver high-quality lumber, structural panels, engineered wood products and complementary products for residential applications.

•	Cellulose Fibers—Concentrate on value-added pulp products.

•	Real Estate—Deliver unique value propositions in target markets.

Recent Developments

The Acquisition

On June 14, 2013, we entered into a purchase agreement (the “Purchase Agreement”) with Longview Timber Holdings, Corp. (“Longview Holdings”) and certain of its security holders (the “Sellers”). Pursuant to the Purchase Agreement and other related agreements, we acquired, with cash, all of the equity interests in Longview Timber for an aggregate purchase price of $2.65 billion, which amount includes the assumption of the Longview Existing Debt and is subject to adjustment based on Longview’s net working capital and net cash at closing in accordance with the terms of the Purchase Agreement. Longview Timber is a Delaware limited liability company engaged in the ownership and management of approximately 645,000 acres of timberlands primarily in Oregon (approximately 333,000 acres) and Washington (approximately 312,000 acres), composed primarily of softwoods, and principally produces logs for sale from its timberlands. We completed the Acquisition on July 23, 2013.

Longview had total sales for fiscal year 2012 and the first six months of 2013 of approximately $245 million and approximately $160 million, respectively, and a net loss for fiscal year 2012 and the first six months of 2013 of approximately $66 million and approximately $4 million, respectively. As at June 30, 2013, Longview had approximately $1.6 billion in total assets. We believe Longview has productive lands with favorable age class distribution that will provide us with optionality for harvest. As a result, we believe the Acquisition will provide us with the opportunity for high front-end harvest and will allow us to increase our export of premium priced logs to Japan.

Upon completion of the Acquisition, we assumed the Longview Existing Debt, of which the aggregate principal amount, as at June 30, 2013, was $1.07 billion.

Prior to this offering, in connection with the financing of the Acquisition, we issued and sold 33,350,000 of our Common Shares, at a public offering price of $27.75 per share, and 13,800,000 of our Mandatory Convertible Preference Shares at a public offering price of $50.00 per share.

We expect to use the net proceeds from the Debt Financing together with cash on hand to repay the Longview Existing Debt in its entirety on October 15, 2013. We currently expect that the Debt Financing will consist of the notes offered hereby and borrowings under our proposed new $550 million senior unsecured term loan credit facility that we anticipate entering into substantially concurrently with this offering, as described under “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt—New Term Loan Credit Facility”. However, due to market and other uncertainties, we cannot assure you that we will repay some or all of the Longview Existing Debt on October 15, 2013, or prior to its maturity or that we will enter into the proposed new term loan credit facility as planned. See “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt”.

We may replenish our available cash used or repay any revolving credit borrowings made in connection with the Acquisition, including the repayment of the Longview Existing Debt, with the proceeds of additional permanent debt financing after the completion of the Debt Financing including this offering.

Sources and Uses

We estimate that the net proceeds received by us from this offering will be approximately $495.2 million after deducting estimated discounts and commissions and estimated expenses payable by us. We expect the total net proceeds of the Debt Financing to be an estimated $1.041 billion, after deducting estimated underwriting discounts and commissions and other estimated expenses associated therewith.

We intend to use the net proceeds of this offering, together with cash on hand and the net proceeds of the other tranches of the Debt Financing, to repay the Longview Existing Debt, including accrued and unpaid interest and prepayment penalties, and to pay related fees and expenses. However, if this offering is not completed or the aggregate net proceeds from this offering or the other tranches of the Debt Financing are less than the amount we have assumed for purposes of the following table, we may be required to obtain additional financing in excess of the amount contemplated or increase the amount of available cash applied to effect the foregoing.

The following table outlines the sources and uses of funds for the repayment of the Longview Existing Debt. The table assumes that the Debt Financing and the repayment of the Longview Existing Debt are completed simultaneously. The table also assumes that we will complete the Debt Financing on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement.

Pending application of the net proceeds of the Debt Financing to repay the Longview Existing Debt, we expect to invest such net proceeds in high-quality, short-term debt securities.

All of the amounts in the following table are estimated and actual amounts may vary from such estimates.

Sources of funds		Uses of funds
(Dollars in millions)
Cash	$115	Repayment of Longview Existing Debt, accrued interest and premiums	$1,156
Debt Financing	1,050	Debt Financing fees	9

Total sources of funds	$1,165	Total uses of funds	$1,165

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement.

Additional Information

Weyerhaeuser Company was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. Starting with our 2010 fiscal year, we elected to be taxed as a REIT for Federal income tax purposes. The mailing address of our principal executive offices is 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, and the telephone number of our principal executive offices is (253) 924-2345.

THE OFFERING

The following summary contains basic information about this offering. It does not contain all the information that is important to you. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus carefully before making an investment decision.

Unless otherwise expressly stated or the context otherwise requires, references to “Weyerhaeuser”, “we”, “our” and “us” and similar references appearing under this caption “The Offering” mean Weyerhaeuser Company excluding its subsidiaries.

Issuer	Weyerhaeuser Company, a Washington corporation.

Ranking	The notes will be unsecured and unsubordinated obligations of Weyerhaeuser Company and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Weyerhaeuser Company. The notes will be effectively subordinated to any secured indebtedness that we or any of our subsidiaries, including Longview, may incur and to the senior secured indebtedness outstanding under the Longview Existing Debt as described under “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt”. However, we intend to use the proceeds of the Debt Financing and available cash to repay the Longview Existing Debt on October 15, 2013, including accrued interest and prepayment premiums. In addition, the notes will be effectively subordinated in right of payment to all existing and future liabilities, including indebtedness (whether secured or unsecured), trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. In addition, although certain of our existing and future indebtedness may benefit from credit support agreements entered into by one of our subsidiaries, the notes will not have the benefit of any similar credit support agreement. See “Risk Factors—Risks Relating to the Notes” included in this prospectus supplement.

Securities Offered	$500,000,000 principal amount of 4.625% notes due 2023.

Maturity Date	The notes will mature on September 15, 2023.

Interest Rate	4.625% per annum, accruing from September 19, 2013.

Interest Payment Dates	March 15 and September 15, commencing on March 15, 2014.

Optional Redemption	We may, at our option, redeem some or all of the notes, at any time or from time to time, at the redemption prices described in “Description of Notes—Optional Redemption” included in this prospectus supplement. The notes will not be subject to any sinking fund provision.

Change of Control Offer	If we experience a Change of Control Triggering Event (as defined under “Description of Notes— Offer to Purchase Upon Change of Control Triggering Event” included in this prospectus supplement), we will be required to offer to purchase the notes from the holders thereof. See “Description of Notes—Offer to Purchase Upon Change of Control Triggering Event” included in this prospectus supplement.

Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture will, among other things, restrict our ability and the ability of our “subsidiaries”, as that term is defined in the indenture, to:

•	incur indebtedness for borrowed money secured by mortgages on timber or timberlands located in specified states or on any principal manufacturing plant located in the United States unless we secure the notes and any other debt securities issued under the indenture equally and ratably with, or prior to, that indebtedness; and

•	enter into specified sale and leaseback transactions with respect to real property located in the United States unless we apply an amount equal to the fair value of the leased property, as determined by our Board of Directors, to repay indebtedness or unless we would be entitled, pursuant to the limitation on liens covenant described in the preceding bullet point, to incur indebtedness for borrowed money secured by a mortgage on the leased property without equally and ratably securing the debt securities issued under the indenture.

These covenants are subject to a number of important exceptions, qualifications and limitations and you should carefully review the information under “Description of Debt Securities—Certain Covenants with Respect to Senior Debt Securities” in the accompanying prospectus for more information.

Use of Proceeds

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us will be approximately $495.2 million. We expect the aggregate net proceeds of the Debt Financing to be approximately $1.041 billion, after deducting estimated underwriting discounts and commissions and other estimated expenses associated therewith.

We intend to use the net proceeds from the Debt Financing, together with cash on hand, to repay the Longview Existing Debt and to pay related fees, premiums and expenses.

For a sensitivity analysis related the Debt Financing, see “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement.

Separate Series of Debt Securities under the Indenture	We may issue debt securities under the indenture from time to time in one or more series. The notes will constitute a separate series of debt securities under the indenture and are sometimes referred to as a “series” of notes.

Absence of a Public Market for the Notes	The notes will be a new issue of securities for which there is no established market. Accordingly, there can be no assurance that a market for the notes will develop or as to the liquidity of any market that may develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making with respect to the notes may be discontinued without notice.

Material Federal Income Tax Consequences	The material Federal income tax consequences of purchasing, owning and disposing of the notes are described in “Material Federal Income Tax Consequences” included in this prospectus supplement.

Risk Factors	An investment in the notes involves risks. You should carefully consider, among other matters, the risks and uncertainties discussed under the captions “Risk Factors” beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus, under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated by reference in this prospectus supplement, and under Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, incorporated by reference into this prospectus supplement, as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. See “Incorporation by Reference” included in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described below in addition to the other risks and uncertainties discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those risks and uncertainties are not the only ones we and the combined company face.

Risks Relating to Our Industries and Business

Macroeconomic Conditions

The industries in which we operate are sensitive to macroeconomic conditions and consequently highly cyclical.

The overall levels of demand for the products we manufacture and distribute reflect fluctuations in levels of end-user demand which consequently impact our sales and profitability. End-user demand depends in part on general macroeconomic conditions in North America and worldwide as well as on local economic conditions. Current economic conditions in the United States reflect slow growth and high levels of consumer and business uncertainty, which has been fueled by fiscal concerns with the U.S. as well as global economic issues such as European sovereign debt and slowing growth in China. The homebuilding industry (including our Real Estate business) has seen increased demand for new homes resulting in falling inventories, which contributed to some improvement in selling prices for new and existing homes. This improvement is highly dependent on continued improvement in the overall economy, the relative health of which has been subject to numerous shocks and obstacles, including those mentioned earlier. Our Wood Products segment is highly dependent on the strength of the homebuilding industry. The decline in home construction activity, which occurred as a result of the credit bubble and recession, resulted in depressed prices of and demand for wood products and building materials. This was reflected in lower prices and demand for logs and reduced harvests in our Timberlands segment. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions. Those conditions improved for some sectors such as homebuilding, but deteriorated for other sectors such as cellulose fibers, as the global demand for pulp has declined with the slowing economies in Europe and Asia.

Commodity Products

Many of our products are commodities that are widely available from other producers.

Because commodity products have few distinguishing properties from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand and competition from substitute products. Prices for our products are affected by many factors outside of our control, and we have no influence over the timing and extent of price changes, which often are volatile. Our profitability with respect to these products depends, in part, on managing our costs, particularly raw material and energy costs, which represent significant components of our operating costs and can fluctuate based upon factors beyond our control. Prices of and demand for many of our products have fluctuated significantly in recent quarters, while many of our raw material or energy costs have increased. As a result, both sales and profitability are subject to volatility due to market forces beyond our control.

Industry Supply of Logs, Wood Products and Pulp

Excess supply of products may adversely affect prices and margins.

Oversupply of products also may result from producers introducing new capacity or increasing harvest levels in response to favorable short-term pricing trends. Industry supplies of pulp also are influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar in recent years has improved the company’s competitive position, the recent strengthening of the U.S. dollar and decreases in demand for consumer products in emerging markets may result in lower prices. Continuation of these factors could materially and adversely affect sales volumes and margins of our operations.

Homebuilding Market and Economic Risks

High unemployment, low demand and low levels of consumer confidence could continue to adversely affect our sales volume, pricing and margins and result in further impairments.

Demand for homes is sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, the availability of financing and interest rate levels. During the period of 2007 through 2011, the mortgage industry experienced significant instability and increasing default rates, particularly with regard to subprime and other nonconforming loans. This caused many lenders to tighten credit requirements and reduce the number of mortgage loans available for financing home purchases. Credit conditions have begun to ease, but remain significantly more restrictive than prior to 2007. Demand for new homes also has been adversely affected by factors such as continued high unemployment and weak consumer confidence. Foreclosure rates and distress sales of houses, while still at elevated levels, have fallen and are less of an impact compared to the years immediately following the housing collapse.

The company has traditionally carried a larger supply of land for development than many of our competitors. Land markets and prices have been volatile in recent years and significant changes in the real estate markets in which we operate may create valuation risk for this land. Although our land portfolio may reduce inventory risk for certain of our homebuilding operations and may create the opportunity to generate revenue from the sale of non-strategic assets to third parties, the company will be required to purchase additional lots to support our homebuilding operations. Intense competition for land may significantly increase the prices we pay to acquire land and lots in the near term.

Our homebuyers’ ability to qualify for and obtain affordable mortgages could be affected by changes in government sponsored entities and private mortgage insurance companies supporting the mortgage market.

The Federal government has historically had a significant role in supporting mortgage lending through its sponsorship of Fannie Mae and Freddie Mac. As a result of turbulence in the credit markets and mortgage finance industry in the last few years, the effect of the Federal government’s conservatorship of these government sponsored entities on the short-term and long-term demand for new housing remains unclear. The liquidity provided to the mortgage industry by Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, is critical to the housing market. There have been significant concerns about the future purpose of Fannie Mae and Freddie Mac and a number of proposals to curtail their activities over time are under review. Any limitations or restrictions on the availability of financing by these entities could adversely affect interest rates and mortgage financing, and increase the effective cost of our homes, which could reduce demand for our homes and adversely affect our results of operations.

Changes in mortgage interest expense and real estate tax regulations could harm our future sales and earnings.

Significant costs of homeownership include mortgage interest expense and real estate taxes, both of which are generally deductible for an individual’s Federal and, in some cases, state income taxes. Any changes to income tax laws by the Federal government or a state government to eliminate or substantially reduce these income tax deductions, as has been considered from time to time, would increase the after-tax cost of owning a home. Increases in real estate taxes by local governmental authorities also increase the cost of homeownership. Any such increases to the cost of homeownership could adversely affect the demand for and sales prices of new homes.

Capital Markets

Deterioration in economic conditions and the credit markets could adversely affect our access to capital.

Financial and credit markets have experienced turmoil, which may impair the company’s ability to borrow money. Similarly, our customers may be unable to borrow money to fund their operations.

Continued deteriorating or volatile market conditions could:

•	adversely affect our ability to access credit markets on terms acceptable to us;

•	limit our capital expenditures for repair or replacement of existing facilities or equipment;

•	adversely affect our compliance with covenants under existing credit agreements;

•	result in adverse changes in the credit ratings of our debt securities;

•	have an adverse effect on our customers and suppliers and their ability to purchase our products;

•	adversely affect the banks providing financial security for the transaction structures used to defer taxes related to several major sales of timber;

•	adversely affect the performance of our pension plans requiring additional company contributions; and

•	reduce our ability to take advantage of growth and expansion opportunities.

Changes in Credit Ratings

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities.

Credit rating agencies rate our debt securities, including the notes offered hereby, based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the company on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities, including the notes offered hereby, or placing us on a watch list for possible future downgrading could limit our access to the credit markets, increase our cost of financing and have an adverse effect on the market price of our securities, including the notes offered hereby.

Substitution

Some of our products are vulnerable to declines in demand due to competing technologies or materials.

Our products may compete with nonfiber-based alternatives or with alternative products in certain market segments. For example, plastic, wood/plastic or composite materials may be used by builders as alternatives to the products produced by our Wood Products businesses such as lumber, veneer, plywood and oriented strand board. Changes in prices for oil, chemicals and wood-based fiber can change the competitive position of our products relative to available alternatives and could increase substitution of those products for our products. As the use of these alternatives grows, demand for our products may further decline.

Changes in Product Mix or Pricing

Our results of operations and financial condition could be materially adversely affected by changes in product mix or pricing.

Our results may be affected by a change in our sales mix. Our outlook assumes a certain volume and product mix of sales. If actual results vary from this projected volume and product mix of sales, our operations and our results could be negatively affected. Our outlook also assumes we will be successful in implementing previously announced or future price increases, or plans to move customers to higher-priced products. Delays in acceptance of price increases or failure of customers to accept higher-priced products could negatively affect our results. Moreover, price discounting, if required to maintain our competitive position, could result in lower than anticipated price realizations.

Intense Competition

We face intense competition in our markets, and the failure to compete effectively could have a material adverse effect on our business, financial condition and results of operations.

We compete with North American and, for many of our product lines, global producers, some of which may have greater financial resources and lower production costs than we do. The principal basis for competition is selling price. Our ability to maintain satisfactory margins depends in large part on our ability to control our costs. Our industries also are particularly sensitive to other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected. If we are unable to compete effectively, such failure could have a material adverse effect on our business, financial condition and results of operations.

Another emerging form of competition is between brands of sustainably produced products; customer demand for certain brands could reduce competition among buyers for our products or cause other adverse effects.

In North America, our forests are third-party certified to the Sustainable Forestry Initiative (SFI) standard. Some of our customers have expressed a preference in certain of our product lines for products made from raw materials sourced from forests certified to different standards, including standards of the Forest Stewardship Council (FSC). If and to the extent that this preference becomes a customer requirement, there may be reduced demand and lower prices for our products relative to competitors who can supply products sourced from forests certified to competing certification standards. If we seek to comply with such other standards, we could incur materially increased costs for our operations or be required to reduce harvest levels. FSC, in particular, employs standards that are geographically variable and could cause a material reduction in the harvest levels of some of our timberlands, most notably in the Pacific Northwest.

Material Disruption of Manufacturing

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales or negatively affect our results of operation and financial condition.

Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	a chemical spill or release;

•	explosion of a boiler;

•	the effect of a drought or reduced rainfall on its water supply;

•	labor difficulties;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, windstorms, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism;

•	governmental regulations; and

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products or require us to make unplanned capital expenditures. If one of these machines or facilities were to incur significant downtime, our ability to meet our production targets and satisfy customer requirements could be impaired, resulting in lower sales and income.

Capital Requirements

Our operations require substantial capital.

The company has substantial capital requirements for expansion and repair or replacement of existing facilities or equipment, and those requirements will increase as a result of the Acquisition. Although we maintain our production equipment with regular scheduled maintenance, key pieces of equipment may need to be repaired or replaced periodically. The costs of repairing or replacing such equipment and the associated downtime of the affected production line could have a material adverse effect on our financial condition, results of operations and cash flows.

We believe our capital resources will be adequate to meet our current projected operating needs, capital expenditures and other cash requirements. If for any reason we are unable to provide for our operating needs, capital expenditures and other cash requirements on economic terms, we could experience a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental Laws and Regulations

We could incur substantial costs as a result of compliance with, violations of, or liabilities under applicable environmental laws and other laws and regulations.

We are subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing:

•	air emissions;

•	wastewater discharges;

•	harvesting and other silvicultural activities;

•	forestry operations and endangered species habitat protection;

•	surface water management;

•	the storage, management and disposal of hazardous substances and wastes;

•	the cleanup of contaminated sites;

•	landfill operation and closure obligations;

•	building codes; and

•	health and safety matters.

For example, the U.S. Environmental Protection Agency (EPA) is in the process of implementing final rules regulating greenhouse gases that apply to our operations on a project-by-project basis and may be applied to carbon dioxide emissions from biomass. These and similar laws and regulations in the United States and Canada will require us to obtain authorizations from and comply with the authorization requirements of the appropriate governmental authorities, which have considerable discretion over the terms and timing of permits.

We have incurred, and we expect to continue to incur, significant capital, operating and other expenditures complying with applicable environmental laws and regulations and as a result of remedial obligations. We also could incur substantial costs, such as civil or criminal fines, sanctions and enforcement actions (including orders limiting our operations or requiring corrective measures, installation of pollution control equipment or other remedial actions), cleanup and closure costs and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations.

As the owner and operator of real estate, including in our homebuilding business, we may be liable under environmental laws for cleanup, closure and other damages resulting from the presence and release of hazardous substances on or from our properties or operations. In addition, surface water management regulations may present liabilities and are subject to change. The amount and timing of environmental expenditures is difficult to predict, and in some cases, our liability may exceed forecasted amounts or the value of the property itself. The discovery of additional contamination or the imposition of additional cleanup obligations at our sites or third-party sites may result in significant additional costs. Any material liability we incur could adversely affect our financial condition or preclude us from making capital expenditures that otherwise would benefit our business.

We also anticipate public policy developments at the state, Federal and international level regarding climate change and energy access, security and competitiveness. We expect these developments to address emission of carbon dioxide, renewable energy and fuel standards and the monetization of carbon. Compliance with regulations that implement new public policy in these areas might require significant expenditures. These developments may also include mandated changes to energy use and building codes which could affect our homebuilding practices. Enactment of new environmental laws or regulations or changes in existing laws or regulations, or the interpretation of these laws or regulations, might require significant expenditures. We also anticipate public policy developments at the state, Federal and international levels regarding taxes, health care and a number of other areas that could require significant expenditures.

Currency Exchange Rates

We will be affected by changes in currency exchange rates.

We have manufacturing operations in Canada, Uruguay and Brazil. We are also a large exporter and compete with producers of products very similar to ours. Therefore, we are affected by changes in the strength of the U.S. dollar relative to the Canadian dollar, euro and yen, and the strength of the euro relative to the yen.

Availability of Raw Materials and Energy

Our business and operations could be materially adversely affected by changes in the cost or availability of raw materials and energy.

We rely heavily on certain raw materials (principally wood fiber and chemicals) and energy sources (principally natural gas, electricity, coal and fuel oil) in our manufacturing processes. Our ability to increase earnings has been, and will continue to be, affected by changes in the costs and availability of such raw materials and energy sources. We may not be able to fully offset the effects of higher raw material or energy costs through hedging arrangements, price increases, productivity improvements or cost-reduction programs.

Transportation

We depend on third parties for transportation services and increases in costs and the availability of transportation could materially adversely affect our business and operations.

Our business depends on the transportation of a large number of products, both domestically and internationally. We rely primarily on third parties for transportation of the products we manufacture or distribute as well as delivery of our raw materials. In particular, a significant portion of the goods we manufacture and raw materials we use are transported by railroad or trucks, which are highly regulated.

If any of our third-party transportation providers were to fail to deliver the goods we manufacture or distribute in a timely manner, we may be unable to sell those products at full value—or at all. Similarly, if any of these providers were to fail to deliver raw materials to us in a timely manner, we may be unable to manufacture our products in response to customer demand. In addition, if any of these third parties were to cease operations or cease doing business with us, we may be unable to replace them at reasonable cost.

Any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our financial condition and results of operations.

In addition, an increase in transportation rates or fuel surcharges could materially adversely affect our sales and profitability.

REIT Status and Tax Implications

If we failed to qualify or fail to remain qualified as a REIT our taxable income would be subject to tax at corporate rates and we would not be able to deduct dividends to shareholders, which may impact our cash flows available to make payments on the notes.

Our ability to repay the notes may be affected if we fail to remain qualified as an REIT. In any taxable year in which we fail to qualify as a REIT, unless we are entitled to relief under the Internal Revenue Code of 1986, as amended (the “Code”):

•	We would not be allowed to deduct dividends to shareholders in computing our taxable income.

•	We would be subject to Federal and state income tax on our taxable income at regular corporate rates.

•	We also would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification.

Qualification as a REIT involves the application of highly technical and complex provisions of the Code to our operations and the determination of various factual matters and circumstances not entirely within our control. There are only limited judicial or administrative interpretations of these provisions. Although we believe that we operate in a manner consistent with the REIT qualification rules, we cannot assure you that we are or will remain so qualified.

In addition, Federal and state tax laws are constantly under review by persons involved in the legislative process, the Internal Revenue Service, the U.S. Department of the Treasury and state taxing authorities. Changes to the tax law could adversely affect our shareholders. We cannot predict with certainty whether, when, in what forms or with what effective dates, the tax laws applicable to us or our shareholders may be changed.

One of our subsidiaries that we acquired in the Acquisition has elected to be taxed as a REIT for Federal income tax purposes and if this subsidiary fails to qualify as a REIT, it could result in the loss of our REIT status.

One of our subsidiaries that we acquired in the Acquisition has elected to be taxed as a REIT for Federal income tax purposes. If this subsidiary failed to meet the applicable requirements for qualification as a REIT or fails to meet those qualifications at any time in the future, such failure could jeopardize our qualification as a REIT. Such loss of status would have the effects described above.

Certain of our business activities are potentially subject to prohibited transactions tax or corporate-level income tax.

Under the Code, REITs generally must engage in the ownership and management of income producing real estate. For the company, this generally includes owning and managing a timberland portfolio for the production and sale of standing timber. Accordingly, the manufacture and sale by us of wood products, the harvesting and sale of logs, the development or sale of certain timberlands, the manufacture and sale of pulp products, the development of real estate, the building and sale of single-family houses and the development and sale of land and lots for real estate development are conducted through one or more of our wholly owned taxable REIT subsidiaries (“TRSs”) because such activities could generate non-qualifying REIT income and could constitute “prohibited transactions”. Prohibited transactions are defined by the Code generally to be sales or other dispositions of property to customers in the ordinary course of a trade or business. By conducting our business in this manner we believe that we satisfy the REIT requirements of the Code and are not subject to the 100% tax that could be imposed if a REIT were to conduct a prohibited transaction. The net income of our TRSs is subject to corporate-level income tax.

The extent of our use of our TRSs may affect the price of the notes relative to the prices of debt securities issued by other REITs.

We conduct a significant portion of our business activities through one or more TRSs. Our use of our TRSs enables us to engage in non-REIT qualifying business activities such as the sale of logs, production and sale of wood products and pulp products, real estate development and single-family home sales and sale of highest or best use (HBU) property. Our TRSs are subject to corporate-level tax. Therefore, we pay income taxes on the income generated by our TRSs. Under the Code, no more than 25% of the value of the gross assets of a REIT may be represented by securities of one or more TRSs. This limitation may affect our ability to increase the size of our TRSs’ operations. Furthermore, our use of TRSs may cause the market to value the notes differently than the debt securities of other REITs, which may not use TRSs as extensively as we use them.

We may be limited in our ability to fund distributions on our capital stock and pay our indebtedness, including the notes, using cash generated through our TRSs.

Our ability to receive dividends from our TRSs is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of gross income for each taxable year as a REIT must be derived from passive real estate sources including sales of our standing timber and other types of qualifying real estate income and no more than 25% of our gross income may consist of dividends from our TRSs and other non-real estate income.

This limitation on our ability to receive dividends from our TRSs may affect our ability to fund cash distributions to our shareholders and payments on borrowings, including the notes, using cash flows from our TRSs. The net income of our TRSs is not required to be distributed, and income that is not distributed will not be subject to the REIT income distribution requirement.

If we fail to pay scheduled dividends on the Mandatory Convertible Preference Shares, in cash or Common Shares, we will be prohibited from paying dividends on our Common Shares, which may jeopardize our status as a REIT.

The terms of the Mandatory Convertible Preference Shares provide that, unless full cumulative dividends have been paid or set aside for payment on all outstanding Mandatory Convertible Preference Shares for all past dividend periods and the then-current dividend period, no dividends may be declared or paid on our Common Shares. If that were to occur, the inability to pay dividends on our Common Shares might jeopardize our status as a REIT for Federal income tax purposes.

We may not be able to complete desired like-kind exchange transactions for timberlands and real estate we sell.

When we sell timberlands and real estate, we generally seek to match these sales with the acquisition of suitable replacement timberlands. This allows us “like-kind exchange” treatment for these transactions under Section 1031 of the Code and related regulations. This matching of sales and purchases provides us with significant tax benefits, most importantly the deferral of any gain on the property sold until ultimate disposition of the replacement property. While we attempt to complete like-kind exchanges wherever practical, we may not be able to do so in all instances due to various factors, including the lack of availability of suitable replacement property on acceptable terms and our inability to complete a qualifying like-kind exchange transaction within the time frames required by the Code. The inability to obtain like-kind exchange treatment would result in the payment of taxes with respect to the property sold, and a corresponding reduction in earnings and cash available for distribution to shareholders as dividends and to make debt service payments on our indebtedness.

Legal Proceedings

We are a party to a number of legal proceedings, and adverse judgments in certain legal proceedings could have a material adverse effect on our financial condition.

The costs and other effects of pending litigation against us and related insurance recoveries cannot be determined with certainty. Although the disclosure in Note 15: Legal Proceedings, Commitments and Contingencies of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and Note 9: Legal Proceedings, Commitments and Contingencies of the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, each incorporated by reference in this prospectus supplement, contains management’s current views of the effect such litigation will have on our financial results, there can be no assurance that the outcome of such proceedings will be as expected.

For example, there have been several lawsuits filed against us alleging that we violated U.S. antitrust laws. Those included lawsuits alleging antitrust violations against us and other manufacturers of oriented strand board and lawsuits alleging antitrust violations with respect to alder logs and lumber. All of these matters have been settled.

It is possible that there could be adverse judgments against us in some or all major litigation against us and that we could be required to take a charge for all or a portion of any damage award. Any such charge could materially and adversely affect our results of operations for the quarter or year in which we record it.

Export Taxes

We may be required to pay significant export taxes or countervailing and anti-dumping duties for exported products.

We may experience reduced revenues and margins on some of our businesses as a result of export taxes or countervailing and anti-dumping duty assessments. International trade disputes occur frequently and can be taken to an International Trade Court for resolution of unfair trade practices between countries. For example, there have been many disputes and subsequent trade agreements regarding sales of softwood lumber between Canada and the United States. The current Softwood Lumber Act signed in October 2006 requires our Canadian softwood lumber facilities to pay an export tax when the price of lumber is at or below a threshold price. The export tax could be as high as 22.5% if a province exceeds its total allotted export share. It is possible that additional countervailing duty and antidumping tariffs or similar type tariffs could be imposed on us in the future. We may experience reduced revenues and margins in any business that is subject to such tariffs or to the terms of the settlements of such international disputes. These tariffs or settlement terms could have a material adverse effect on our business, financial results and financial condition, including facility closures or impairments of assets.

Natural Disasters

Our business and operations could be adversely affected by weather, fire, infestation or natural disasters.

Our timberlands assets may be damaged by adverse weather, severe wind and rainstorms, fires, pest infestation or other natural disasters. Because our manufacturing processes primarily use wood fiber, in many cases from our own timberlands, in the event of material damage to our timberlands, our operations could be disrupted or our production costs could be increased. As is typical in the forestry industry, we do not insure against losses of timber, including losses due to these causes.

Strategic Alternatives

We are evaluating strategic alternatives for WRECO, our homebuilding and real estate development business.

Our Real Estate business focuses on constructing single-family housing and developing residential lots for our use and for sale. We are evaluating strategic alternatives for our Real Estate business that we believe may enhance shareholder value. These alternatives include continuing to operate the Real Estate business, the sale of all or a part of the Real Estate business or the separation of the Real Estate business into a separate company through a spin-off, merger or other transaction. Any of these transactions could be material. Our evaluation of alternatives is in its early stages. Therefore we cannot assure you that the exploration of these strategic alternatives will result in our pursuing any particular transaction or that if a transaction is pursued, the timing for announcement or consummation. Even if a transaction is announced it may not be consummated. Any strategic decision will involve risks and uncertainties and present implementation challenges. As a result, we may not realize the anticipated benefits of any such transaction in the timeframe anticipated, if at all, which could adversely affect our business, financial condition and results of operation. As of the date of this prospectus supplement, we have not entered into any definitive agreement for such a transaction. We do not intend to announce further developments regarding the process until its Board of Directors either completes its review or enters into a definitive agreement for a possible transaction

Risks Relating to the Acquisition

We may fail to realize the full benefits anticipated as a result of the Acquisition.

There are a number of risks and uncertainties relating to the Acquisition. The success of the Acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from combining our businesses with those of Longview. We may not fully realize these business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures on the part of both us and Longview. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures and the cost of integration may exceed our expectations. We may also be required to make unanticipated capital expenditures or investments in order to maintain, improve or sustain Longview’s operations or assets or take write-offs or impairment charges or recognize amortization expenses resulting from the Acquisition and may be subject to unanticipated or unknown liabilities relating to Longview and its business. We might experience increased competition that limits our ability to expand our business, and we might not be able to capitalize on expected business opportunities, including retaining current customers. If any of these factors limit our ability to integrate the businesses successfully or on a timely basis, the expectations of future results of operations following the Acquisition might not be met.

In addition, it is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties or our ability to achieve the anticipated benefits of the Acquisition and could harm our financial performance. In that regard, because Longview was a private company, we may be required to implement or improve Longview’s internal controls, procedures and policies to meet standards applicable to public companies, which may be time-consuming and more expensive than anticipated.

In addition, the Purchase Agreement has been incorporated by reference in this prospectus supplement to provide investors with information regarding the terms of the Acquisition and is not intended to provide any factual information about us, Longview Timber or our or its respective subsidiaries or affiliates. The Purchase Agreement contains representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

In addition, as discussed above under “Risks Relating to Our Industries and Business—REIT Status and Tax Implications”, because one of our subsidiaries, which we acquired in connection with the Acquisition, has elected to be taxed as a REIT for Federal income tax purposes, the past or future failure of this subsidiary to meet the various requirements for REIT qualification under Federal tax laws could jeopardize our qualification as a REIT.

We have incurred significant transaction and acquisition-related costs in connection with the Acquisition and we expect to incur additional acquisition-related and integration costs in the future, which future costs may be significant.

We have incurred transaction and acquisition-related costs in connection with the Acquisition, which will affect our results of operations in the periods in which such charges are recorded or our cash flow in the period in which any related costs are actually paid. We also expect to incur additional Acquisition-related and integration costs in the future. We are currently developing a plan to integrate the operations of Longview. Although we anticipate achieving synergies of approximately $20 million annually in connection with the Acquisition within two years of closing the Acquisition, we also expect to incur costs to implement such cost savings measures. We anticipate that we will incur certain non-recurring charges in connection with this integration, including severance and charges associated with integrating process and systems. We cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we currently expect to incur significant transaction costs that will be charged as an expense in the period incurred. The significant transaction costs and acquisition-related integration costs could materially adversely affect our results of operations in the periods in which such charges are recorded or our cash flow in the period in which any related costs are actually paid. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all. We expect it will take approximately two years to implement the cost savings measures to achieve our anticipated annual savings from synergies. We have identified some, but not all, of the actions necessary to achieve our anticipated cost and operational savings. Accordingly, the cost and operational savings may not be achievable in our anticipated amount or timeframe or at all. Investors should not place undue reliance on the anticipated benefits of the Acquisition in making their investment decision.

We expect to repay the Longview Existing Debt on October 15, 2013 using a combination of the proceeds from the Debt Financing and available cash.

As at June 30, 2013, an aggregate principal amount of $1.07 billion of fixed and floating rate notes were outstanding under the Longview Existing Debt. We expect to repay the Longview Existing Debt in its entirety on October 15, 2013 using a combination of the net proceeds from the Debt Financing and available cash as reflected in the pro forma information included in this prospectus supplement. However, due to market conditions and other uncertainties, we cannot assure you that we will repay some or all of the Longview Existing Debt on October 15, 2013, or at all prior to its maturity.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and does not represent what the financial position or results of operations of the combined company would have been had the Transactions been completed on the dates assumed for purposes of that pro forma information nor does it represent the actual financial position or results of operations of the combined company following the Acquisition.

The unaudited pro forma condensed combined financial information contained in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the combined company’s financial position or results of operations would have been had the Transactions been completed as of the dates assumed for purposes of that pro forma financial information nor does it reflect the financial position or results of operations of the combined company following the Acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to Weyerhaeuser to estimate fair values. The Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of July 23, 2013, the date of the Acquisition. The final allocation is dependent upon certain valuations and other analyses that have not been completed and are required to make a definitive allocation. The actual amounts recorded may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information gives effect to the Prior Offerings and has also been prepared on the assumption that the Acquisition and the Debt Financing will be completed on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement. The purchase price of the Acquisition and the terms of the Debt Financing may change, perhaps substantially, from those reflected in this prospectus supplement. In particular, it is possible that this offering will not generate the anticipated amount of net proceeds, which may require us to obtain additional financing or increase the amount of available cash applied in order to effect the refinancing of the Longview Existing Debt. Additionally, it is possible that the Debt Financing will not generate the anticipated amount of net proceeds, which may require us to increase the amount of available cash applied in order to effect the refinancing of the Longview Existing Debt. Alternatively, we may not refinance some or all of the Longview Existing Debt in which case it would remain outstanding and have the benefit of a security interest in trees and other assets owned by Longview. See “Unaudited Pro Forma Condensed Combined Financial Information” and “—Risks Relating to the Notes,” each included in this prospectus supplement and our and Longview’s consolidated financial statements incorporated by reference in this prospectus supplement.

Our and Longview’s actual financial positions and results of operations prior to the Acquisition and that of the combined company following the Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed consolidated financial information included in this prospectus supplement. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information included in this prospectus supplement may not prove to be accurate and may be affected by other factors. Any significant changes in the assumed interest rate associated with the Debt Financing, the amount of net proceeds generated by the Debt Financing, or the cost of the Acquisition (whether as a result of contractual purchase price adjustments or otherwise) from those assumed for purposes of preparing the estimated pro forma financial information may cause a significant change in the pro forma financial information. The pro forma adjustments for the Acquisition do not include any adjustments to the purchase price that may occur pursuant to the Purchase Agreement, and any such adjustments may be material.

Risks Relating to the Notes

The notes will be unsecured and therefore will be effectively subordinated to our secured indebtedness.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to all existing and future secured indebtedness of us or any of our subsidiaries to the extent of the value of the assets securing such indebtedness. Until the Longview Existing Debt is repaid in full, this will include such debt. The Longview Existing Debt matures in 2015 (approximately $308 million) and in 2018 (approximately $761 million). In any liquidation, dissolution, bankruptcy or other similar proceeding of us or any of our subsidiaries, the holders of our secured indebtedness or the secured indebtedness of those subsidiaries, as the case may be, may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before those assets may be used to pay other creditors, including the holders of the notes. Although the indenture that will govern the notes contains certain limitations on the ability of us and certain of our subsidiaries to incur indebtedness for borrowed money secured by liens on certain properties and to enter into certain sale and leaseback transactions involving any real property in the United States, those limitations are subject to significant exceptions, qualifications and limitations.

As at June 30, 2013, we had approximately $4.1 billion of unsecured indebtedness and Longview had approximately $1.07 billion of secured indebtedness (consisting entirely of the Longview Existing Debt), in each case determined on a consolidated basis.

The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Weyerhaeuser Company, the issuer of the notes offered hereby, owns substantially all of our current timberlands (other than the timberlands acquired in the Acquisition) and mineral interests and a limited amount of other assets. Other than the timberlands, mineral interests and other assets owned directly by Weyerhaeuser Company, our operations are conducted and our assets are owned by subsidiaries of Weyerhaeuser Company, including Longview. The notes will be the obligations of Weyerhaeuser exclusively and none of its subsidiaries (including Longview) has guaranteed the notes.

Accordingly, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including indebtedness, trade payables, guarantees and lease and letter of credit obligations, of Weyerhaeuser Company’s subsidiaries (including Longview). As a result, Weyerhaeuser Company’s right to receive assets upon the liquidation, dissolution, bankruptcy or similar proceeding of any of its subsidiaries, and your consequent right to participate in the assets of any such subsidiary, are subject to the claims of such subsidiary’s creditors, except to the extent that Weyerhaeuser Company may itself be a creditor with recognized claims against such subsidiary. Even if Weyerhaeuser Company is recognized as a creditor of one or more of its subsidiaries, its claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to its claims. Neither the notes nor the indenture that will govern the notes will limit the amount of unsecured indebtedness that Weyerhaeuser Company or its subsidiaries may incur. Although the indenture contains certain limitations on the ability of Weyerhaeuser Company and its subsidiaries to incur indebtedness for borrowed money secured by liens on certain properties and to enter into certain sale and leaseback transactions involving any real property in the United States, those limitations are subject to significant exceptions, qualifications and limitations. In addition, the indenture does not require Weyerhaeuser Company to comply with any financial covenants based upon its results of operations or financial condition. As a result, Weyerhaeuser Company and its subsidiaries could, in the future, incur an unlimited amount of unsecured indebtedness and enter into transactions that could negatively affect the holders of the notes and the market value of the notes.

Weyerhaeuser Company derives a substantial majority of its revenues from its subsidiaries. As a result, Weyerhaeuser Company’s cash flows and ability to service its debt and other obligations, including the notes, may depend on the results of operations of its subsidiaries and upon the ability of its subsidiaries to provide Weyerhaeuser Company with cash to pay amounts due on its obligations, including the notes. Weyerhaeuser Company’s subsidiaries (including Longview) will be separate and distinct legal entities and have and will have no legal obligation to make payments on the notes or to make funds available to Weyerhaeuser Company for that purpose. Dividends, loans or other distributions to Weyerhaeuser Company by its subsidiaries may be subject to contractual and other restrictions, are dependent upon the results of operations of those subsidiaries, are subject to satisfaction by those subsidiaries of their obligations and are subject to other business considerations.

As at June 30, 2013, Weyerhaeuser Company’s subsidiaries had approximately $7.8 billion of outstanding indebtedness and other liabilities, excluding intercompany liabilities and liabilities owed to Weyerhaeuser Company. In addition, on a pro forma basis in accordance with the assumptions contemplated under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement (but without giving effect to the repayment of the Longview Existing Debt), Weyerhaeuser Company’s subsidiaries (including, on a pro forma basis, Longview) would have had approximately $8.9 billion of indebtedness and other liabilities, excluding intercompany liabilities and liabilities owed to Weyerhaeuser Company.

The notes will not benefit from any credit support arrangements between us and any of our subsidiaries and therefore may be effectively subordinated to any existing indebtedness that benefits from any such arrangement.

Certain existing indebtedness of Weyerhaeuser Company may benefit from agreements (each an “Assumption Agreement”) between Weyerhaeuser Company, the issuer of that indebtedness, and Weyerhaeuser NR Company, or “WNR”, a subsidiary of Weyerhaeuser Company, pursuant to which WNR agreed, among other things, to assume the performance of all payment obligations of Weyerhaeuser Company under such indebtedness and to satisfy those payment obligations by making those payments either directly to holders of such indebtedness (or to a trustee on their behalf) or directly to Weyerhaeuser Company as reimbursement in the event Weyerhaeuser Company itself is required to make payments. The Assumption Agreements provide that, notwithstanding the assumption by WNR, Weyerhaeuser Company shall continue to be the primary obligor with respect to such indebtedness. Pursuant to the Assumption Agreements, neither any holder of such indebtedness nor the trustee acting on behalf of any such holder is entitled to any right or benefit under the Assumption Agreements or to enforce the terms of the Assumption Agreements against Weyerhaeuser Company or WNR or to institute any proceedings for that purpose. As at June 30, 2013, approximately $3.9 billion of indebtedness of Weyerhaeuser Company was entitled to the benefit of an Assumption Agreement or any similar agreement. The notes issued in this offering will not be entitled to any benefit under any Assumption Agreement or any similar agreement. In addition, pursuant to a claim agreement (the “Claims Agreement”) between WNR and the administrative agent under our $1.0 billion revolving credit facility, WNR has agreed that the lenders and other creditors under our revolving credit facility shall have rights and claims enforceable against WNR for payment of the obligations under our revolving credit facility to the same extent that any holder of indebtedness subject to an Assumption Agreement has rights and claims, if any, enforceable against WNR for payment of indebtedness pursuant to or by reason of any Assumption Agreement, as if WNR and Weyerhaeuser Company had entered into an assumption agreement in respect of the obligations under our revolving credit facility on the same terms as any such Assumption Agreement. In addition, as described under “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt—New Term Loan Credit Facility”, we anticipate that substantially concurrently with this offering we will enter into a new $550 million senior unsecured term loan credit facility and, if that occurs, that WNR will enter into a separate claims agreement with the administrative agent under the proposed new term loan credit facility (the “New Claims Agreement”). We anticipate that the New Claims Agreement will have terms substantially similar to those of the existing Claims Agreement, including an agreement by WNR that the lenders and other creditors under the new term loan credit facility shall have rights and claims enforceable against WNR for the payment of the obligations under such new term loan credit facility to the same extent that any holder of indebtedness subject to an Assumption Agreement has rights and claims, if any, enforceable against WNR for payment of indebtedness pursuant to or by reason of any Assumption Agreement, as if WNR and Weyerhaeuser Company had entered into an assumption agreement in respect of the obligations under such new term loan credit facility on the same terms as any such Assumption Agreement. The notes issued in this offering will not be entitled to any benefits under the Claims Agreement, the New Claims Agreement or any similar agreement. If the holders of existing or future indebtedness of Weyerhaeuser Company that has the benefit of an Assumption Agreement, the Claims Agreement or any similar intercompany credit support (including the New Claims Agreement) are determined to have direct claims against WNR, whether as a result of bankruptcy or other legal proceedings, because we or WNR elect to permit the enforcement of those claims or otherwise, or if WNR elects to make payments directly to those holders, such indebtedness will be structurally senior to the notes to the extent of such direct claims.

The amount of our indebtedness could adversely affect our business.

Our “earnings” were insufficient to cover our “fixed charges” (as those terms are defined below under “Ratios of Earnings to Fixed Charges”) for fiscal years 2008 and 2009. On a pro forma basis in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement, the combined company’s ratios of earnings to fixed charges would have been 3.55, 1.76 and 2.19 for the six month periods ended June 30, 2013 and 2012, and fiscal year 2012, respectively, and the ratios of earnings to fixed charges of the combined company with its WRECO and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, would have been 3.45, 1.70 and 1.92 for the six month periods ended June 30, 2013 and 2012, and fiscal year 2012, respectively. On the same pro forma basis and subject to the same assumptions, the combined company’s ratios of earnings to fixed charges and preference share dividends would have been 3.09, 1.56 and 1.95 for the six month periods ended June 30, 2013 and 2012, and fiscal year 2012, respectively, and the ratios of earnings to fixed charges and preference share dividends of the combined company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, would have been 2.99, 1.50 and 1.70 for the six month periods ended June 30, 2013 and 2012, and fiscal year 2012, respectively. See “Ratios of Earnings to Fixed Charges” included in this prospectus supplement.

The issuance of the Mandatory Convertible Preference Shares, the Debt Financing and the assumption of the Longview Existing Debt will increase our annual cash obligations by approximately $78 million, calculated on a pro forma basis as described in the preceding paragraph. If we are unable to generate sufficient cash to repay or to refinance our debt as it comes due or pay cash dividends on our Mandatory Convertible Preference Shares, this would have a material adverse effect on our business and the market price of the notes offered hereby.

As at June 30, 2013, we had a total of approximately $4.1 billion of outstanding indebtedness, including long-term debt and short-term debt. As at June 30, 2013, on a pro forma basis in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement, the combined company would have had a total of approximately $5.2 billion of outstanding indebtedness, including long-term debt and short-term debt. We also have and, following the Transactions, expect to have the ability to incur a substantial amount of additional indebtedness, including under our $1.0 billion bank credit facility, and as described under “Description of Other Indebtedness and Obligations”, we expect to enter into a new $550 million term loan credit facility substantially concurrently with this offering and to borrow the full amount available under the term loan credit facility to finance the repayment of a portion of the Longview Existing Debt. In addition, after this offering we may replenish our available cash used, or repay any revolving credit borrowings made, in connection with the Acquisition with the proceeds of additional permanent debt financing. As a result, Weyerhaeuser Company and its subsidiaries could, in the future, incur indebtedness and enter into transactions that could negatively affect the market value of the notes.

Our leverage could have important consequences to purchasers of the notes, including the following:

•	we may be required to dedicate a substantial portion of our available cash to payments of principal of and interest on our indebtedness,

•	our ability to access credit markets on terms we deem acceptable may be impaired, and

•	our leverage may limit our flexibility to adjust to changing market conditions.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

As described under “Description of Notes—Offer to Purchase Upon Change of Control Triggering Event” included in this prospectus supplement, we will be required to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. If that were to occur, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes when due would constitute a default under the indenture that will govern the notes, and, under cross-default provisions, could also result in defaults in respect of other indebtedness and allow holders of that other indebtedness to demand immediate repayment, any of which could have a material adverse effect on us and on the market price of the notes.

The Change of Control Offer provisions of the notes may not provide protection in the event of certain transactions or in certain other circumstances.

The provisions of the Change of Control Offer (as defined under “Description of Notes—Offer to Purchase Upon a Change of Control Triggering Event” included in this prospectus supplement) of the notes require us to offer to repurchase the notes upon the occurrence of certain events. These provisions may not provide holders of notes protection in the event of highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions involving us that may adversely affect holders of notes. In particular, such a transaction may not give rise to a Change of Control Triggering Event, in which case we would not be required to make a Change of Control Offer.

In addition, under clause (c) of the definition of Change of Control, a Change of Control will occur when a majority of the members of Weyerhaeuser’s Board of Directors are not “Continuing Directors” (as defined under “Description of Notes—Offer to Purchase Upon a Change of Control Triggering Event” included in this prospectus supplement). In a decision in connection with a proxy contest, the Court of Chancery of Delaware has held that the occurrence of a “change of control” under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest in which our board of directors does not endorse a dissident slate of directors but approves them as “Continuing Directors”, we may not be required to make a Change of Control Offer.

Moreover, clause (b) of the definition of Change of Control, includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Weyerhaeuser Company and its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of Weyerhaeuser Company and its subsidiaries, taken as a whole, may be uncertain. For additional information, see “Description of Notes—Offer to Purchase Upon a Change of Control Triggering Event”.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes constitute a new issue of securities with no established trading market, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, an active trading market for the notes may not develop or, if one does develop, it may not be sustained or provide adequate liquidity. If an active trading market fails to develop, cannot be sustained or does not provide adequate liquidity, you may not be able to resell your notes at their fair market value or at a price you consider appropriate or at all.

USE OF PROCEEDS

We estimate that the net proceeds received by us from the sale of the notes will be approximately $495.2 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We expect the net proceeds of the Debt Financing to be approximately $1.041 billion, after deducting estimated underwriting discounts and commissions and other estimated expenses associated therewith. We intend to use the net proceeds of the Debt Financing, together with cash on hand, to repay the Longview Existing Debt and to pay related fees, premiums and expenses.

The Longview Existing Debt consists of $1.07 billion aggregate principal amount of fixed rate and floating rate notes, approximately $308 million of which bears interest at an annual rate of 5.12% and matures on April 3, 2015, approximately $308 million of which bears interest at an annual rate of 5.66% and matures on April 3, 2018 and approximately $453 million of which bears interest at a floating rate (2.273% as of June 30, 2013) and matures on April 3, 2018.

Pending application of the net proceeds of the Debt Financing for the foregoing purposes, we expect to invest such net proceeds in high-quality, short-term debt securities. The following table outlines the sources and uses of funds for the repayment of the Longview Existing Debt. The table assumes that the Debt Financing and the repayment of the Longview Existing Debt are completed simultaneously. The table also assumes that we will complete the Debt Financing on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement.

All amounts in the following table are estimated and actual amounts may vary from such estimates.

Sources of funds		Uses of funds
(Dollars in millions)
Cash	$115	Repayment of Longview Existing Debt, accrued interest and premiums	$1,156
Debt Financing	1,050	Debt Financing fees	9

Total sources of funds	$1,165	Total uses of funds	$1,165

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as at June 30, 2013:

•	on an actual basis;

•	on an as adjusted basis to give effect to the Additional Common Shares Offering, the Acquisition and the application of the net proceeds from the Prior Offerings and available cash for the Acquisition and to pay related fees and expenses; and

•	on an as further adjusted basis to also give effect to the Debt Financing we expect to incur, the repayment of the Longview Existing Debt and the application of the net proceeds from the Debt Financing and available cash for that purpose.

The as adjusted data in the following table assumes that the applicable transactions had been completed as of June 30, 2013, on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement. You should read the following information in conjunction with the sections entitled “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information,” each included in this prospectus supplement, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each incorporated by reference in this prospectus supplement, and the consolidated financial statements of Weyerhaeuser and Longview and the related notes incorporated by reference in this prospectus supplement.

	As at June 30, 2013
	Actual	As Further Adjusted for the Additional Common Shares Offering and the Acquisition	As Further Adjusted for Debt Financing and Repayment of Longview Existing Debt
	(In millions, except share and per share amounts)
Forest Products:
Cash and cash equivalents	$2,358	$892	$788

Real Estate:
Cash and cash equivalents	$4	$4	$4

Forest Products Debt:
Debt Financing	$—	$—	$1,050
Longview Existing Debt	—	1,122	—
$1.0 billion revolving credit facility	—	—	—
7.25% debentures due 2013	129	129	129
6.95% debentures due 2017	281	281	281
7.00% debentures due 2018	62	62	62
7.375% debentures due 2019	500	500	500
9.00% debentures due 2021	150	150	150
7.125% debentures due 2023	191	191	191
8.50% debentures due 2025	300	300	300
7.95% debentures due 2025	136	136	136
7.70% debentures due 2026	150	150	150
7.35% debentures due 2026	62	62	62
7.85% debentures due 2026	100	100	100
6.95% debentures due 2027	300	300	300
7.375% debentures due 2032	1,250	1,250	1,250
6.875% debentures due 2033	275	275	275
Industrial revenue bonds, rates from 6.7% to 6.8%, due 2022	88	88	88
Medium-term notes, rates from 6.6% to 7.3%, due 2013	35	35	35
Other debt	1	1	1

Forest Products Total Debt	4,010	5,132	5,060
Real Estate debt	109	109	109

Total debt	$4,119	$5,241	$5,169

Equity:
Common shares	$722	$727	$727
Preferred shares	—	—	—
Preference shares	14	14	14
Other capital	6,290	6,402	6,402
Retained earnings	350	349	324
Cumulative other comprehensive loss	(1,508)	(1,508)	(1,508)

Total Weyerhaeuser shareholders’ interest	5,868	5,984	5,959
Noncontrolling interests	38	38	38

Total equity	5,906	6,022	5,997

Total capitalization	$10,025	$11,263	$11,166

The number of Common Shares to be outstanding after this offering as reflected in the “Common Shares” line item above, does not include:

•	up to 20,720,721 of our Common Shares (assuming mandatory conversion based on an “applicable market value” (as determined pursuant to the terms of the Mandatory Convertible Preference Shares) of our Common Shares in excess of $33.30 per Common Share), subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of all the Mandatory Convertible Preference Shares issued in the Mandatory Convertible Preference Shares Offering;

•	an aggregate of approximately 18,901,671 of our Common Shares issuable pursuant to outstanding employee stock options;

•	outstanding performance share units issuable into a maximum of 1,243,888 of our Common Shares;

•	outstanding restricted stock units issuable into a maximum of 1,711,608 of our Common Shares; and

•	18,991,937 additional Common Shares available for grant under our equity compensation plans.

The information contained in the above table assumes that we elect to pay any and all dividends with respect to the Mandatory Convertible Preference Shares in cash.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Weyerhaeuser and Longview incorporated by reference in this prospectus supplement and the accompanying prospectus.

The unaudited pro forma condensed combined balance sheet as at June 30, 2013, is presented as if the Additional Common Shares Offering, the Acquisition, the Debt Financing, the payment of related fees, premiums and expenses and the repayment of all of the Longview Existing Debt were completed on that date. The unaudited pro forma condensed combined statements of operations data for the six month periods ended June 30, 2013 and 2012, and the year ended December 31, 2012, assume that the Prior Offerings, the Acquisition, the Debt Financing, the payment of related fees, premiums and expenses and the repayment of all of the Longview Existing Debt were each completed on January 1, 2012. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Prior Offerings, the Acquisition, the Debt Financing, the payment of related fees, premiums and expenses and the repayment of all of the Longview Existing Debt, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Weyerhaeuser and Longview, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The unaudited pro forma condensed combined financial information contained in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the combined company’s financial position or results of operations would have been had the Transactions been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the Acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to Weyerhaeuser to estimate fair values. The Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of July 23, 2013, the date of the Acquisition. The final allocation is dependent upon certain valuations and other analyses have not been completed and are required to make a definitive allocation. The actual amounts recorded at the completion of the Acquisition may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Acquisition and the Debt Financing will be completed on the terms and in accordance with the assumptions set forth below. Any significant changes in the size of the Debt Financing, the assumed interest rate associated with the Debt Financing, the amount of net proceeds generated by the Debt Financing or the cost of the Acquisition (whether as a result of contractual purchase price adjustments or otherwise) from those assumed for purposes of preparing the estimated pro forma financial information may cause a significant change in the pro forma financial information.

In addition, the pro forma adjustments for the Acquisition do not include any post-closing adjustments that may occur pursuant to the Purchase Agreement, which may include adjustments of the purchase price, and any such post-closing adjustments may be material. In addition, it is possible that the Debt Financing will not generate the anticipated amount of net proceeds, which may require us to obtain additional financing or increase the amount of available cash applied in order to repay the Longview Existing Debt.

The unaudited pro forma condensed combined financial information contained in this prospectus supplement assumes that we elect to pay any and all dividends with respect to the Mandatory Convertible Preference Shares in cash.

Certain amounts in the historical consolidated financial statements of Longview will be reclassified to conform to Weyerhaeuser’s financial statement presentation. Management will also continue to assess Longview’s accounting policies for adjustments in addition to those reflected in the pro forma condensed combined information that may be required to conform Longview’s accounting policies to those of Weyerhaeuser.

Weyerhaeuser Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As At June 30, 2013

(In millions)

	Weyerhaeuser (Historical)	Longview (Historical)	Adjustments for the Additional Common Shares Offering	Purchase Accounting Adjustments	Adjustments to Reflect Debt Financing and Repayment of Longview Existing Debt	Pro Forma Combined
ASSETS
Forest Products
Current assets:
Cash and cash equivalents	$908	$32	$—	$(34)	$(104)	$788
				(11)
				(2)
				(1)
Receivables	632	11	—	(2)	—	641
Inventories	561	6	—	—	—	567
Prepaid expenses	96	4	—	—	—	100
Deferred tax assets	144	—	—	—	—	144

Total current assets	2,341	53	—	(50)	(104)	2,240
Property and equipment	2,706	2	—	—	—	2,708
Construction in progress	72	—	—	—	—	72
Timber and timberlands	3,949	1,491	—	1,195	—	6,635
Cash and cash equivalents designated for the purchase of Longview Timber LLC	1,450	—	117	(1,567)	—	—
Investments in and advances to equity affiliates	186	1	—	—	—	187
Other assets	455	5	—	(5)	9	464
				11	(11)
				2	(2)
Restricted financial investments held by variable purpose entities	615	—	—	—	—	615
Real Estate assets	2,134	—	—	—	—	2,134

Total assets	$13,908	$1,552	$117	$(414)	$(108)	$15,055

LIABILITIES AND EQUITY
Forest Products
Current liabilities:
Notes payable	$2	$—	$—	$—	$—	$2
Current maturities of long-term debt	163	—	—	—	—	163
Accounts payable	341	7	—	(2)	—	346
Accrued liabilities	573	12	—	—	(11)	574

Total current liabilities	1,079	19	—	(2)	(11)	1,085
Long-term debt	3,842	1,070	—	52	(72)	4,892
Long-term debt (nonrecourse to the Company) held by variable interest entities	511	—	—	—	—	511
Due to related party	—	19	—	(19)	—	—
Deferred income taxes	38	—	—	—	—	38
Deferred pension and other postretirement benefits	1,785	—	—	—	—	1,785
Other liabilities	446	—	—	—	—	446
Real Estate liabilities	301	—	—	—	—	301

Total liabilities	8,002	1,108	—	31	(83)	9,058

Equity:
Weyerhaeuser shareholders’ interest:
Mandatory Convertible Preference Shares	14	—	—	—	—	14
Common Shares	722	—	5	—	—	727
Other capital	6,290	—	112	—	—	6,402
Retained earnings	350	—	—	(1)	(23)	324
					(2)
Cumulative comprehensive loss	(1,508)	—	—	—	—	(1,508)
Members’ Equity	—	444	—	(444)	—	—

Total Weyerhaeuser shareholders’ interest	5,868	444	117	(445)	(25)	5,959
Noncontrolling interests	38	—	—	—	—	38

Total equity	5,906	444	117	(445)	(25)	5,997

Total liabilities and equity	$13,908	$1,552	$117	$(414)	$(108)	$15,055

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Weyerhaeuser Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2013

(In millions, except per share data)

	Weyerhaeuser (Historical)	Longview (Historical)	Adjustments for Prior Offerings	Purchase Accounting Adjustments	Adjustments to Reflect Debt Financing and Payment of Longview Existing Debt	Pro Forma Combined
Net sales and revenues	$4,092	$160	$—	$(53)	$—	$4,199
Cost of products sold	3,197	129	—	(53)	—	3,232
				(41)

Gross margin	895	31	—	41	—	967
Selling, general and administrative expenses	331	6	—	—	—	337
Research and development expenses	15	—	—	—	—	15
Charges for restructuring, closures and impairments	10	—	—	—	—	10
Other operating income, net	(28)	(2)	—	—	—	(30)

Operating income	567	27	—	41	—	635
Interest income and other	21	—	—	—	—	21
Interest expense, net of capitalized interest	(163)	(29)	—	4	10	(178)

Earnings before income taxes	425	(2)	—	45	10	478
Income taxes	(83)	(2)	—	—	—	(85)

Net earnings	342	(4)	—	45	10	393
Dividends on preference shares	(2)	—	(20)	—	—	(22)

Net earnings attributable to Weyerhaeuser common shareholders	$340	$(4)	$(20)	$45	$10	$371

Earnings per share attributable to Weyerhaeuser common shareholders:
Basic	$0.62					$0.64
Diluted	$0.61					$0.63
Weighted average shares outstanding (in thousands):
Basic	549,159					580,426
Diluted	554,301					585,568

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Weyerhaeuser Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2012

(In millions, except per share data)

	Weyerhaeuser (Historical)	Longview (Historical)	Adjustments for Prior Offerings	Purchase Accounting Adjustments	Adjustments to Reflect Debt Financing and Payment of Longview Existing Debt	Pro Forma Combined
Net sales and revenues	$3,287	$124	$—	$(32)	$—	$3,379
Cost of products sold	2,806	116	—	(32)	—	2,856
				(34)

Gross margin	481	8	—	34	—	523
Selling, general and administrative expenses	292	9	—	—	—	301
Research and development expenses	15	—	—	—	—	15
Charges for restructuring, closures and impairments	16	—	—	—	—	16
Other operating income, net	(119)	—	—	—	—	(119)

Operating income	277	(1)	—	34	—	310
Interest income and other	23	2	—	—	—	25
Interest expense, net of capitalized interest	(173)	(30)	—	3	10	(190)

Earnings before income taxes	127	(29)	—	37	10	145
Income taxes	(2)	(1)	—	—	—	(3)

Net earnings	125	(30)	—	37	10	142
Dividends on preference shares	—	—	(22)	—	—	(22)

Net earnings attributable to Weyerhaeuser common shareholders	$125	$(30)	$(22)	$37	$10	$120

Earnings per share attributable to Weyerhaeuser common shareholders:
Basic	$0.23					$0.21
Diluted	$0.23					$0.21
Weighted average shares outstanding (in thousands):
Basic	537,667					571,017
Diluted	539,880					573,230

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Weyerhaeuser Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(In millions, except per share data)

	Weyerhaeuser (Historical)	Longview (Historical)	Adjustments for Prior Offerings	Purchase Accounting Adjustments	Adjustments to Reflect Debt Financing and payment of Longview Existing Debt	Pro Forma Combined
Net sales and revenues	$7,059	$245	$—	$(68)	$—	$7,236
Cost of products sold	5,810	230	—	(68)	—	5,904
				(68)

Gross margin	1,249	15	—	68	—	1,332
Selling, general and administrative expenses	630	19	—	—	—	649
Research and development expenses	32	—	—	—	—	32
Charges for restructuring, closures and impairments	32	—	—	—	—	32
Other operating income, net	(180)	—	—	—	—	(180)

Operating income	735	(4)	—	68	—	799
Interest income and other	52	—	—	—	—	52
Interest expense, net of capitalized interest	(348)	(60)	—	6	19	(383)

Earnings before income taxes	439	(64)	—	74	19	468
Income taxes	(55)	(2)	—	—	—	(57)

Net earnings	384	(66)	—	74	19	411
Net loss attributable to noncontrolling interests	1	—	—	—	—	1
Dividends on preference shares	—	—	(44)	—	—	(44)

Net earnings attributable to Weyerhaeuser common shareholders	$385	$(66)	$(44)	$74	$19	$368

Earnings per share attributable to Weyerhaeuser common shareholders:
Basic	$0.71					$0.64
Diluted	$0.71					$0.64
Weighted average shares outstanding (in thousands):
Basic	539,140					572,490
Diluted	542,310					575,660

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

On June 14, 2013, we entered into the Purchase Agreement and other related agreements to acquire, with cash, all of the equity interests in Longview Timber for an aggregate purchase price of $2.65 billion (which amount includes the assumption of the Longview Existing Debt) and is subject to adjustment based on Longview’s net working capital and net cash at closing in accordance with the terms of the Purchase Agreement. As part of this offering, Weyerhaeuser expects to incur approximately $500 million of notes. In addition to the notes offered hereby, as part of the Debt Financing, Weyerhaeuser expects to incur an additional $550 million of indebtedness substantially concurrently with this offering, which is expected to be incurred under our proposed new term loan credit facility described under “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt—New Term Loan Credit Facility” on terms consistent with our existing debt agreements. We expect the total aggregate principal amount of the Debt Financing to be approximately $1.050 billion. Prior to this offering, Weyerhaeuser sold 33,350,000 Common Shares, which resulted in approximately $925 million in gross proceeds, and 13,800,000 6.375% Mandatory Convertible Preference Shares, which resulted in approximately $690 million of gross proceeds. The Acquisition closed on July 23, 2013.

Weyerhaeuser will account for the Acquisition as a purchase in accordance with accounting principles generally accepted in the United States. Under the purchase method, the assets and liabilities of Longview will be recorded as of the Acquisition date at their respective fair values.

2. Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The change in cash reflects the following assumed sources and uses of cash.

Sources of funds		Uses of funds
(Dollars in millions)
Cash	$152	Acquisition consideration	$1,601
Common Shares offered in the Prior Offering, net of discounts, commissions and expenses	898	Repayment of Longview Existing Debt, accrued interest and premiums	1,156
Mandatory Convertible Preference Shares offered in the Prior Offering, net of discounts, commissions and expenses	669	Debt Financing fees	9
Debt Financing	1,050	Other Transaction expenses	3

Total sources of funds	$2,769	Total uses of funds	$2,769

The following table presents the preliminary purchase accounting adjustments to the net book value of the assets acquired and liabilities of Longview assumed based on the preliminary estimates of fair values of the assets acquired and liabilities assumed as if the Acquisition occurred at June 30, 2013.

Net cash paid	$1,601
Less book value of Longview net assets	(444)

Excess purchase price to be allocated	$1,157

Fair market value adjustments:
Timber and timberlands	$1,195
Eliminate deferred debt costs	(5)
Eliminate related party payables	19
Long-term debt	(52)

Total allocations	$1,157

Purchase accounting adjustments have been reflected to eliminate the historical Longview equity balances. Receivable and accounts payable balances related to Longview sales to Weyerhaeuser have been eliminated. Weyerhaeuser paid an $11 million deposit related to interest on the assumed Longview debt that is reflected as a long-term asset and $2 million to transfer the debt to Weyerhaeuser from Longview, which is reflected as a long-term asset and will be amortized over the life of the debt. A purchase accounting adjustment has been reflected on the retained earnings line to include estimated other transaction expenses of $1 million. The retained earnings line also includes a $23 million adjustment, which reflects the estimated make-whole expense that would be incurred upon repayment of Longview Existing Debt.

No deferred income taxes have been provided on the fair market value adjustments because Longview operates as a REIT and almost all of its income will continue to be distributed to shareholders without first paying corporate level tax.

3. Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustment to net sales and revenues and cost of products sold includes the elimination of Longview sales to Weyerhaeuser. Additionally, cost of products sold include a net reduction in combined depletion expense. Longview computed depletion rates by dividing the carrying amount of merchantable timber by the volume of merchantable timber estimated to be available by region in Oregon and Washington. Weyerhaeuser computes depletion rates by dividing the net carrying value of timber by the related volume of timber estimated to be available over the growth cycle. Further, Weyerhaeuser calculates depletion in the West in a Western depletion pool, as opposed to by region in Oregon and Washington. Conforming Longview’s depletion method to Weyerhaeuser’s depletion method results in a decrease in Longview’s historical depletion for the periods presented. This is partially offset by an increase in Weyerhaeuser’s historical depletion as a result of including the fair value basis of the Longview timber in Weyerhaeuser’s Western depletion pool. Total depletion under the two depletion methods will be the same amount over the harvest cycle.

The adjustment to interest expense, net of capitalized interest, reflects the interest cost and amortization of deferred loan costs associated with the Debt Financing, elimination of amortization of losses recognized by Longview on terminated interest rate swaps, elimination of interest expense on the Longview Existing Debt being repaid by Weyerhaeuser in connection with the Acquisition, and elimination of amortization of Longview’s deferred loan costs. During second quarter 2013, we paid $11 million in fees related to a bridge loan commitment obtained in connection with the Acquisition. Upon closing of the Acquisition on July 23, 2013, we terminated the bridge loan commitment, which was unfunded, and the fees associated therewith will be expensed in third quarter 2013. The interest rate on the notes portion of the Debt Financing is 4.625%. The interest rate assumed on the expected new term loan credit facility is 2.0%. A 0.125% increase (decrease) in the assumed interest rate on the assumed principal amount of the expected new term loan credit facility would result in an increase (decrease) in interest expense of $0.3 million for the six month periods ended June 30, 2013 and 2012, and $0.7 million for the year ended December 31, 2012.

For purposes of calculating pro forma condensed combined basic and diluted earnings per share, we used the dividend rate of 6.375% on the Mandatory Convertible Preference Shares, or $3.1875 per Mandatory Convertible Preference Share annually. This resulted in dividends on the Mandatory Convertible Preference Shares of $22 million for the six month periods ended June 30, 2013 and 2012, and $44 million for the year ended December 31, 2012, being subtracted from net earnings attributable to Weyerhaeuser shareholders, or $0.04 and $0.08 per Common Share, respectively. The Mandatory Convertible Preference Shares are initially convertible into a maximum of 20,720,721 Common Shares, assuming mandatory conversion based on an applicable market value of our Common Shares in excess of the threshold appreciation price of $33.30 per Common Share. We have assumed that none of the Mandatory Convertible Preference Shares have been converted for purposes of calculating pro forma combined diluted earnings per share because conversion would have had an antidilutive effect. We have also assumed that we elect to pay all dividends on the Mandatory Convertible Preference Shares in cash.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents the ratios of earnings to fixed charges for Weyerhaeuser Company and its consolidated subsidiaries for the periods indicated.

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Fiscal Year
			2012	2011	2010	2009	2008
	(Dollar amounts in millions)
Ratio of earnings to fixed charges(1)	3.48	1.75	2.22	1.65	1.22	—	—
Coverage deficiency(1)	—	—	—	—	—	$711	$2,620

(1) The ratio of earnings to fixed charges was computed by dividing earnings (loss) by fixed charges. Earnings (loss) consist of income (loss) from continuing operations before income taxes, extraordinary items, undistributed earnings of equity investments and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and one-third of rents, which we deem representative of an interest factor. The ratios of earnings to fixed charges of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, were 3.37, 1.69, 1.93, 1.52 and 1.00 for the six months ended June 30, 2013, for the six months ended June 30, 2012, fiscal year 2012, fiscal year 2011 and fiscal year 2010, respectively. Fixed charges exceeded earnings of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, by $455 million and $1.36 billion in fiscal years 2009 and 2008, respectively.

From January 1, 2008, through December 31, 2012, we did not have any preferred shares or preference shares outstanding and on which dividends were paid or payable. Therefore the ratios of earnings to fixed charges and preference share dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods. The ratio of earning to fixed charges and preference share dividends for the six months ended June 30, 2013 was 3.45.

On a pro forma basis in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” above, the combined company’s ratios of earnings to fixed charges would have been 3.55 and 2.19 for the six month period ended June 30, 2013 and fiscal year 2012, respectively, and the ratios of earnings to fixed charges of the combined company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, would have been 3.45 and 1.92 for the six month period ended June 30, 2013 and fiscal year 2012, respectively.

DESCRIPTION OF NOTES

The notes will be issued under an indenture dated April 1, 1986, as amended and supplemented by a first supplemental indenture dated February 15, 1991, a second supplemental indenture dated February 1, 1993, a third supplemental indenture dated October 22, 2001, and a fourth supplemental indenture dated March 12, 2002, each between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”). We refer to that indenture, as so amended and supplemented, as the “Senior Indenture”. The following description of selected provisions of the Senior Indenture and the notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Indenture and the notes. Copies of the Senior Indenture and the form of the certificate evidencing the notes have been or will be filed with the SEC and you may obtain copies as described under “Incorporation by Reference” included in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

The notes constitute a separate series of “Senior Debt Securities” and “Debt Securities” as referred to and described in the accompanying prospectus, and additional information concerning the notes and the Senior Indenture appears in the accompanying prospectus. The following description of certain terms of the notes and the Senior Indenture supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the Senior Debt Securities and the Senior Indenture contained in the accompanying prospectus.

In this “Description of Notes”, references to “Weyerhaeuser”, “Weyerhaeuser Company”, “the Company”, “we”, “our” and “us” mean Weyerhaeuser Company excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries.

Capitalized terms used in the following description of the notes and not defined herein have the meanings specified in the accompanying prospectus or, if not defined herein or therein, those terms have the meanings specified in the Senior Indenture.

General

The notes will constitute a separate series of Senior Debt Securities under the Senior Indenture, initially limited to $500,000,000 in aggregate principal amount. Under the Senior Indenture we may, without the consent of the holders of the notes, “reopen” the series of Senior Debt Securities of which the notes are a part and issue additional notes of such series from time to time in the future. The notes offered by this prospectus supplement and any additional notes of such series that we may issue in the future will constitute a single series of Senior Debt Securities under the Senior Indenture. This means that, in circumstances in which the Senior Indenture provides for the holders of Senior Debt Securities of any series to vote or take any other action as a single class, the notes offered hereby and any additional notes of such series of notes that we may issue by reopening such series will vote or take that action as a single class.

The notes are unsecured and unsubordinated obligations of Weyerhaeuser Company. The notes are not obligations of or guaranteed by any of our subsidiaries (including Longview) nor are the notes entitled to the benefit of any credit support or similar agreements entered into by any of our subsidiaries or any covenant that would require any of our subsidiaries to guarantee the notes or provide credit support in the future. See “Risk Factors—Risks Relating to the Notes—The notes will not benefit from any credit support arrangements between us and any of our subsidiaries and therefore may be effectively subordinated to any existing indebtedness that benefits from any such arrangement” included in this prospectus supplement.

The notes will mature on September 15, 2023. Interest on the notes will accrue from September 19, 2013, at the rate of 4.625% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2014, to the persons in whose names the notes are registered at the close of business on the March 1 or September 1, as the case may be (whether or not a business day), next preceding those interest payment dates. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be issued in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars. The notes will be issued in book-entry form and will be evidenced by one or more global certificates, which we sometimes refer to as “global securities”, registered in the name of Cede & Co., as nominee for The Depository Trust Company, which we sometimes refer to as “DTC”. Purchasers of the notes will not be entitled to receive definitive certificates registered in their names except in the limited circumstances described below under “—Book-Entry; Delivery and Form” and you should review the information appearing under such caption below for selected additional information regarding the depository arrangements.

In the event that definitive certificated notes are issued in exchange for interests in the notes in book-entry form, the certificated notes may be presented for payment and surrendered for registration of transfer and exchange at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee located at 101 Barclay Street, Floor 8W, New York, New York 10286.

Payment of interest on global securities will be made to DTC or its nominee. In the event that definitive certificated notes are issued, payment of interest on definitive certificated notes will be made against presentation of those certificated notes at the office or agency referred to in the preceding paragraph or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as they appear in the securities register for the notes.

The notes will not be entitled to the benefit of any sinking fund. Except to the limited extent described below under “—Offer to Purchase Upon Change of Control Triggering Event” below and in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger, Conveyance or Transfer”, the Senior Indenture and the notes do not contain any provisions that are intended to protect holders of notes in the event of a highly-leveraged or similar transaction affecting us. The Senior Indenture does not limit the incurrence of debt by us or any of our subsidiaries.

Optional Redemption

The notes will be redeemable, in whole at any time or from time to time in part, at our option on any date at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in the case of both clause (1) and clause (2) above, accrued and unpaid interest on the principal amount of the notes being redeemed to that redemption date. Notwithstanding the foregoing, payments of interest on the notes that are due and payable on or prior to a date fixed for optional redemption of the notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to their terms and the terms and provisions of the Senior Indenture.

“Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date for the notes, the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (1) the average (as determined by the Independent Investment Banker) of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four but more than one such Reference Treasury Dealer Quotations, the average (as determined by the Independent Investment Banker) of all such quotations, or (3) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means, with respect to any redemption date for the notes, Morgan Stanley & Co. LLC and its successors or J.P. Morgan Securities LLC and its successors, whichever shall be selected by the Company, or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealers” means, with respect to any redemption date for the notes, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer), and two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date. As used in the immediately preceding sentence, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Notice of any redemption at our option will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at the holder’s registered address. If less than all of the outstanding notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the notes, or portions of notes, to be redeemed.

In the case of redemption of the notes at our option, unless we default in payment of the redemption price in respect of the notes on the applicable redemption date for the notes, on and after that redemption date interest will cease to accrue on the notes, or portions of the notes, called for redemption on that redemption date.

Offer to Purchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, Weyerhaeuser will make an offer (the “Change of Control Offer”) to each holder of notes to repurchase (at such holder’s option) all or any part (in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof, provided that any portion of a note not repurchased must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms described below. In the Change of Control Offer, Weyerhaeuser will offer payment in cash equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes (or portions thereof) repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”); provided that, notwithstanding the foregoing, payments of interest on the notes that are due and payable on any dates falling on or prior to such a date of repurchase will be payable to the holders of those notes registered as such at the close of business on the relevant record dates in accordance with their terms and the terms of the Senior Indenture. Within 30 days following any Change of Control Triggering Event, Weyerhaeuser will mail (or cause to be mailed) a notice (the “Change of Control Purchase Notice”) to all holders of the notes (with a copy to the trustee under the Senior Indenture) describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the notes on the date specified in such notice, which date will be a business day no earlier than 30 days and no later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”).

Holders electing to have a note or portion thereof repurchased pursuant to a Change of Control Offer will be required to surrender the note (which, in the case of notes in book-entry form, may be by book-entry transfer) to the trustee under the Senior Indenture (or to such other agent as may be appointed by Weyerhaeuser for such purpose) at the address specified in the applicable Change of Control Purchase Notice prior to the close of business on the business day immediately preceding the applicable Change of Control Payment Date and to comply with other procedures set forth in such Change of Control Purchase Notice. As used in the preceding sentence and in the last sentence of the preceding paragraph, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

On any Change of Control Payment Date, Weyerhaeuser will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the trustee under the Senior Indenture (if the trustee is acting as paying agent for the notes) or any other duly appointed paying agent for the notes an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver the repurchased notes or cause the repurchased notes to be delivered to the trustee under the Senior Indenture for cancellation, accompanied by an officers’ certificate stating the aggregate principal amount of repurchased notes and that all conditions precedent provided for in the notes and the Senior Indenture relating to such Change of Control Offer and the repurchase of notes by Weyerhaeuser pursuant thereto have been complied with.

Interest on notes and portions of notes duly tendered for repurchase pursuant to a Change of Control Offer for the notes will cease to accrue on and after the applicable Change of Control Payment Date, unless Weyerhaeuser shall have failed to accept such notes and such portions of notes for payment, failed to deposit the total Change of Control Payment in respect thereof or failed to deliver the officers’ certificate, all as required by, and in accordance with, the immediately preceding sentence. Weyerhaeuser will agree to promptly pay, or cause the trustee under the Senior Indenture (if the trustee is acting as paying agent for the notes) or another duly appointed paying agent for the notes to promptly pay (by application of funds deposited by Weyerhaeuser), to each holder of notes (or portions thereof) duly tendered and accepted for payment by Weyerhaeuser pursuant to a Change of Control Offer for the notes, the Change of Control Payment for such notes.

Weyerhaeuser will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, Weyerhaeuser shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

Weyerhaeuser will not be required to make a Change of Control Offer for the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Weyerhaeuser and the third party purchases all notes properly tendered under its offer and delivers the repurchased notes or causes the repurchased notes to be delivered to the trustee for cancellation on the applicable Change of Control Payment Date. In addition, Weyerhaeuser will not repurchase any of the notes pursuant to a Change of Control Offer if there has occurred and is continuing on the applicable Change of Control Payment Date an Event of Default (as defined in the Senior Indenture) under the Senior Indenture (other than an Event of Default resulting from Weyerhaeuser’s failure to comply with any of the provisions of the notes or the Senior Indenture relating to such Change of Control Offer for the notes or the repurchase of notes pursuant thereto, including, without limitation, any default in payment of the Change of Control Payment), including Events of Default arising with respect to other series of Senior Debt Securities outstanding under the Senior Indenture.

The foregoing Change of Control provisions of the notes shall cease to be applicable with respect to the notes (and any failure of Weyerhaeuser to comply therewith shall not constitute an Event of Default under the Senior Indenture with respect to the notes) if Weyerhaeuser shall have effected defeasance of the notes as described in the second and third paragraphs, or if the Senior Indenture shall have ceased to be of further effect with respect to the notes upon compliance by Weyerhaeuser with the provisions described in the fourth paragraph, in each case under the caption “Description of Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

If we experience a Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, the Change of Control Offer provisions of the notes may not provide holders of notes protection in the event of highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions involving us that might adversely affect holders of notes. In particular, such transaction may not give rise to a Change of Control Triggering Event, in which case we would not be required to make a Change of Control Offer. For further information, see “Risk Factors— Risks Relating to the Notes—We may not be able to repurchase all of the notes upon a Change of Control Triggering Event” and “Risk Factors—Risks Relating to the Notes—The Change of Control Offer provisions of the notes may not provide protection in the event of certain transactions or in certain other circumstances” included in this prospectus supplement.

For purposes of the provisions of the notes described above under this caption “—Offer to Purchase Upon Change of Control Triggering Event,” the following terms have the respective meanings specified below:

“Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) in the equity of such person (including, without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests).

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than Weyerhaeuser or any of its subsidiaries) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Weyerhaeuser’s outstanding Voting Stock or other Voting Stock into which Weyerhaeuser’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of Weyerhaeuser and its subsidiaries, taken as a whole, to one or more persons (other than Weyerhaeuser or any of it subsidiaries); or (c) the first day on which a majority of the members of Weyerhaeuser’s board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control if (1) Weyerhaeuser becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(y) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Weyerhaeuser’s Voting Stock immediately prior to that transaction or (z) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares. As used in this paragraph, the term “subsidiary” means, with respect to any person (the “Parent”), any other person at least a majority of whose outstanding Voting Stock, measured by voting power rather than number of shares, is owned, directly or indirectly, at the date of determination by the Parent and/or one or more other subsidiaries of the Parent.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of Weyerhaeuser’s board of directors who (a) was a member of Weyerhaeuser’s board of directors on the date the notes were originally issued or (b) was nominated for election, elected or appointed to Weyerhaeuser’s board of directors with the approval of a majority of the Continuing Directors who were members of Weyerhaeuser’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Weyerhaeuser’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination). If at any time Weyerhaeuser is not a corporation, then references in the foregoing sentence to members of its board of directors shall be deemed to include, as applicable, the members of any other governing body thereof performing a similar function.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by Weyerhaeuser.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of Weyerhaeuser’s control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by Weyerhaeuser (as certified by a Board Resolution (as defined in the Senior Indenture) delivered to the trustee under the Senior Indenture) as a replacement for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or Weyerhaeuser’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of “Change of Control Triggering Event”) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee under the Senior Indenture in writing at Weyerhaeuser’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, any Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person or, if such person is not a corporation, any governing body thereof performing a similar function.

As used under this caption “—Offer to Purchase Upon Change of Control Triggering Event”, all references to sections of the Exchange Act and to rules and regulations under the Exchange Act shall include any successor provisions thereto.

Book-Entry; Delivery and Form

The global securities will be deposited with DTC or a custodian for DTC. All interests in the global securities will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Beneficial interests in the global securities must be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DTC has advised us that pursuant to procedures established by it (a) upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such global securities to the respective accounts of entities that have accounts with DTC (“participants”) and (b) ownership of beneficial interests in the global securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants with respect to interests of entities (which we refer to as “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Ownership of beneficial interests in the global securities will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the global securities directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the global securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global securities for all purposes under the Senior Indenture.

Payments of the principal of and premium, if any, and interest on the global securities will be made to DTC or its nominee, as the case may be, as the registered holder of the global securities. Neither we nor the trustee or any paying agent under the Senior Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC participants include securities brokers and dealers, which may include one or more of the underwriters involved in the distribution of the notes, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of notes, which we sometimes refer to as a “beneficial owner”, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interest in global securities are to be accomplished by entries made on the books of its direct and indirect participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. DTC’s participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures. In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consent or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Payments on global securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name”. Those payments will be the responsibility of direct and indirect participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes will not be entitled to have those notes registered in their names and will not receive physical delivery of certificates representing those notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the Senior Indenture.

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of notes in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global securities.

DTC is under no obligation to provide its services as depositary for any securities and may discontinue providing its service at any time. Neither we nor the trustee for the notes will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of the notes generally will not receive certificates representing their ownership interests in those notes. However, if:

•	the depositary for the global securities representing the notes notifies us that it is unwilling or unable to continue as depositary for such global securities or the depositary for such global securities is no longer eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statutes or regulation and we do not appoint a successor depositary within 90 days after we receive that notice or become aware of that ineligibility, as the case may be;

•	we in our sole discretion determine (subject to the procedures of the depositary) that the notes will no longer be represented by global securities; or

•	an Event of Default (as described under “Description of Debt Securities––Events of Default” in the accompanying prospectus) with respect to the notes has occurred and is continuing,

we will issue and deliver definitive certificated notes in exchange for interests in the global securities. We anticipate that those definitive notes will be registered in the name or names as the depositary instructs the trustee and that those instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the applicable global securities.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including investment banks, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Senior Indenture. The Bank of New York Mellon, an affiliate of the trustee, is one of the lenders under our $1.0 billion 5-year senior unsecured revolving credit facility discussed under “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt—Revolving Credit Facility”.

DESCRIPTION OF OTHER INDEBTEDNESS AND OBLIGATIONS

Weyerhaeuser’s Debt

For information concerning our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing” in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement and notes 12 and 13 to our consolidated financial statements included in such Form 10-K. You should read this information in conjunction with the sections entitled “Risk Factors”, “Capitalization,” and “Unaudited Pro Forma Condensed Combined Financial Information,” each included in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2012, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each incorporated by reference in this prospectus supplement, and the consolidated financial statements of Weyerhaeuser and the related notes incorporated by reference into this prospectus supplement.

In addition, we expect to borrow approximately $1.050 billion in connection with repaying the Longview Existing Debt and paying related fees, premiums and expenses. We expect these borrowings to consist of the Debt Financing. We expect the indebtedness (other than the Notes) incurred as part of the Debt Financing to have terms consistent with our existing debt agreements.

Revolving Credit Facility

On September 11, 2013, Weyerhaeuser Company and WRECO, our homebuilding and real estate development business, entered into a $1.0 billion 5-year senior unsecured revolving credit facility that will expire in September 2018. This revolving credit facility replaced our previous $1.0 billion senior unsecured revolving credit facility that would have expired in June 2015, which previous facility has been terminated. WRECO is able to borrow up to $50 million under the revolving credit facility. Neither Weyerhaeuser Company nor WRECO is a guarantor of the borrowings of the other under the revolving credit facility. At Weyerhaeuser Company’s election, upon payment in full of any loans made to WRECO under the revolving credit facility, together with all accrued interest thereon, WRECO may be removed as a borrower under the revolving credit facility and the covenants and provisions of the revolving credit facility that specifically apply or refer to WRECO, including those described under “—WRECO Covenants”, will cease to apply (other than any such provisions that apply to subsidiaries or restricted subsidiaries of Weyerhaeuser Company generally). Our subsidiary WNR has entered into a related Claims Agreement as described above under “Risk Factors—Risks Relating to the Notes—The notes will not benefit from any credit support arrangements between us or any of our subsidiaries and therefore may be effectively subordinated to any existing indebtedness that benefits from any such arrangement.” Borrowings under the revolving credit facility bear interest at a floating rate based on LIBOR or a base rate (as defined) plus a spread and the actual rate will vary depending upon the credit rating assigned to our long-term senior unsecured debt from time to time.

There were no net proceeds from the issuance of debt or from borrowings (repayments) under our previous revolving credit facility in the first or second quarter of 2013 or in 2012, 2011 or 2010. Our revolving credit facility was undrawn at the closing thereof.

Weyerhaeuser Company Covenants:

Under the revolving credit facility, key covenants relating to Weyerhaeuser Company include requirements to maintain:

•	a minimum defined net worth of $3.0 billion,

•	a defined debt-to-total-capital ratio of 65 percent or less, and

•	ownership of, or long-term leases on, no less than four million acres of timberlands.

Weyerhaeuser Company’s defined net worth consists of:

•	total Weyerhaeuser shareholders’ interest,

•	excluding accumulated comprehensive income (loss) related to pension and postretirement benefits,

•	minus our investment in subsidiaries in our Real Estate segment or other unrestricted subsidiaries.

Total Weyerhaeuser Company capitalization consists of:

•	total Weyerhaeuser Company (excluding WRECO) debt,

•	plus total defined net worth.

As of June 30, 2013, we had:

•	a defined net worth of $6.8 billion, and

•	a defined debt-to-total-capital ratio of 37.6 percent.

WRECO Covenants:

Under the revolving credit facility, key covenants relating to WRECO include:

•	the requirement to maintain a minimum capital base of $100 million, and

•	Weyerhaeuser Company or a subsidiary must own at least 79 percent of WRECO.

WRECO’s defined net worth consists of:

•	total WRECO shareholders’ interest,

•	minus intangible assets,

•	minus WRECO’s investment in joint ventures and partnerships.

Total WRECO defined debt consists of:

•	total WRECO debt, including any intercompany debt,

•	plus outstanding WRECO guarantees and letters of credit.

Total WRECO capitalization consists of:

•	total WRECO defined debt,

•	plus total WRECO defined net worth.

As of June 30, 2013, WRECO had a capital base of $920 million.

The foregoing summary of certain terms of our revolving credit facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms of that facility, which are incorporated by reference herein.

New Term Loan Credit Facility

Substantially concurrently with this offering, we expect to enter into a $550 million 7-year senior unsecured term loan credit facility that is anticipated to mature in September 2020. Loans made pursuant to the new term loan credit facility will be used to prepay a portion of the Longview Existing Debt and to pay related fees and expenses. The terms of the new term loan credit facility are not expected to be materially more restrictive (from our standpoint) than those of our revolving credit facility, as discussed in “—Revolving Credit Facility”. If we enter into the new term loan credit facility, we expect that our subsidiary WNR will concurrently enter into a related New Claims Agreement as described above under “Risk Factors—Risks Relating to the Notes—The notes will not benefit from any credit support arrangements between us or any of our subsidiaries and therefore may be effectively subordinated to any existing indebtedness that benefits from any such arrangement.” We expect that borrowings under the new term loan credit facility will bear interest, at our option, at a floating rate based on LIBOR or a base rate (as defined) plus a spread and the actual rate will vary depending upon the credit rating assigned to our long-term senior unsecured debt from time to time or at a fixed rate quoted by the administrative agent under the facility.

Weyerhaeuser Company Covenants:

Under the new term loan credit facility, key covenants related to Weyerhaeuser Company are expected to include requirements to maintain:

•	a minimum defined net worth of $3.0 billion;

•	a defined debt-to-total-capital ratio of 65 percent or less;

•	ownership of, or long-term leases on, no less than four million acres of timberlands; and

•	a minimum amount of equity investment in CoBank, ACB or other farm credit lenders or their affiliates.

We expect Weyerhaeuser Company’s defined net worth to consist of:

•	total Weyerhaeuser shareholders’ interest,

•	excluding accumulated comprehensive income (loss) related to pension and postretirement benefits,

•	minus our investment in subsidiaries in our Real Estate segment or other unrestricted subsidiaries.

We expect total Weyerhaeuser Company capitalization to consist of:

•	total Weyerhaeuser Company (excluding WRECO) debt,

•	plus total defined net worth.

As of June 30, 2013, we had:

•	a defined net worth of $6.8 billion, and

•	a defined debt-to-total-capital ratio of 37.6 percent.

Conditions to Availability

The new term loan credit facility is expected to be available for a single borrowing on a delayed draw basis during the period from and including the closing date of the new term loan credit facility through and including October 31, 2013. Key conditions to availability are expected to include:

•	the prior or concurrent repayment of all of the Longview Existing Debt and

•	our purchase and maintenance of a minimum amount of equity in CoBank, ACB or other farm credit lenders or their affiliates.

The foregoing summary of certain terms of our proposed new term loan credit facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms of that facility, which will be incorporated by reference in this prospectus supplement. In addition, there can be no assurance that we will enter into the new term credit facility or, if we enter into such credit facility, that its terms will not differ, perhaps substantially, from those described in this prospectus supplement.

Longview Existing Debt

As at June 30, 2013, the Longview Existing Debt was comprised of approximately $1.07 billion aggregate principal amount of fixed rate notes (approximately $616 million) and floating rate notes (approximately $453 million), borrowed pursuant to the Longview Loan Agreement. Pursuant to the Longview Loan Agreement, the Longview Existing Debt is secured by a first-priority security interest in substantially all of Longview’s assets, including its timberlands and related assets. All of the Longview Existing Debt may be prepaid at the option of Longview on any quarterly interest payment date (the 15th of January, April, July and October). However, while the floating rate notes are not subject to a prepayment premium on prepayment, the fixed rate notes are subject to a make-whole prepayment premium. In connection with the Acquisition, the Metropolitan Life Insurance Company extended the maturity of a portion of the Longview Existing Debt and waived any prepayment penalty in respect of such portion whenever paid prior to maturity. The notes under the Longview Existing Debt, including the portion thereof whose maturity has been extended as described in the preceding sentence, mature in 2015 and 2018. Notice of prepayment with respect to the Longview Existing Debt has been delivered and the Longview Existing Debt is expected to be prepaid in full on October 15, 2013.

Weyerhaeuser’s Mandatory Convertible Preference Shares

As of June 24, 2013, we had outstanding 13,800,000 6.375% Mandatory Convertible Preference Shares, Series A, $1.00 par value per share, which we refer to in this prospectus supplement as our Mandatory Convertible Preference Shares. The Mandatory Convertible Preference Shares are a series of our preference shares, par value $1.00 per share (“preference shares”) described in the accompanying prospectus. Each Mandatory Convertible Preference Share will have a liquidation preference of $50.00 per share plus accrued and unpaid dividends.

The Mandatory Convertible Preference Shares will be convertible into an aggregate of up to 20,720,721 of our Common Shares, assuming mandatory conversion based on an applicable market value of our Common Shares in excess of the threshold appreciation price of $33.30 per Common Share, subject to anti-dilution, make-whole and other adjustments, and assuming we pay all dividends on our Mandatory Convertible Preference Shares in cash.

The holders of the Mandatory Convertible Preference Shares will not have voting rights other than those described below, except as specifically required by Washington law.

Whenever dividends on any Mandatory Convertible Preference Shares have not been paid in the aggregate amount equivalent to at least six or more dividend payments, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such Mandatory Convertible Preference Shares, voting together as a single class with holders of any and all other series of voting preference shares (as defined below) then outstanding, will be entitled at our next special or annual meeting of shareholders to vote for the election of a total of two additional members of our board of directors (the “preference share directors”); provided that if the election of any such preference share directors will cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) we will take such action as is necessary to ensure compliance with such requirements; and provided further that our board of directors shall, at no time, include more than two preference share directors. In that event, we will increase the number of directors on our board of directors by two, and the new directors will be elected at a special meeting of holders of Mandatory Convertible Preference Shares or any other series of voting preference shares called by our president, or, if the time of vesting of these voting rights is within 90 days of the date fixed for the next annual meeting of shareholders, at such annual meeting. If a special meeting is not called by the president as required by the immediately preceding sentence within 20 days after such voting rights have been vested, the holders of at least 10% of the Mandatory Convertible Preference Shares or of any other series of voting preference shares may call such special meeting at our expense. At each subsequent annual meeting, so long as the holders of Mandatory Convertible Preference Shares continue to have such voting rights, the holders of 20% of the outstanding Mandatory Convertible Preference Shares or of other outstanding series of voting preference shares shall constitute a quorum unless applicable Washington law requires a quorum consisting of the holders of one-third of the outstanding Mandatory Convertible Preference Shares or other series of voting preference shares, in which case one-third of the outstanding Mandatory Convertible Preference Shares or other series of voting preference shares will constitute the applicable quorum.

As used above, “voting preference shares” means any other class or series of our preference shares upon which voting rights for the election of directors following the failure to pay dividends have been conferred and are exercisable. The term “voting preference shares” does not include our preferred shares. Whether a plurality, majority or other portion of the Mandatory Convertible Preference Shares and any other voting preference shares have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts (excluding accrued and unpaid dividends) of the Mandatory Convertible Preference Shares and such other voting preference shares voted.

If and when all accumulated and unpaid dividends have been paid in full on the Mandatory Convertible Preference Shares, or declared and a sum (which may include Common Shares) sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preference Shares shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preference Shares and all other holders of voting preference shares have terminated, the term of office of each preference share director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preference share director may be removed at any time without cause by the holders of record of a majority of the Mandatory Convertible Preference Shares and any other voting preference shares then voting with respect to such removal (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preference share director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preference share director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Mandatory Convertible Preference Shares and any other voting preference shares then outstanding (voting together as a class) when they have the voting rights described above; provided that if the filling of any such vacancy causes us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted), we will take such action as is necessary to ensure compliance with such requirements. The preference share directors will each be entitled to one vote per director on any matter.

The Mandatory Convertible Preferred Shares will have certain other voting rights as described in the Articles of Amendment establishing the terms of the Mandatory Convertible Preference Shares Offering.

The foregoing information concerning the Mandatory Convertible Preference Shares is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Articles of Amendment establishing the terms of the Mandatory Convertible Preference Shares, a copy of which has been incorporated by reference as an exhibit into the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which may be obtained as described under “Incorporation by Reference”. For additional information concerning the terms of our preference shares, including the Mandatory Convertible Preference Shares, and preferred shares, please see “Description of Preference Shares” and “Description of Preferred Shares” in the accompanying prospectus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following describes the material Federal income tax consequences of the acquisition, ownership and disposition of the notes by initial beneficial owners that purchase notes at their original issuance. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes that is a “United States person” for Federal income tax purposes or a “non-U.S. holder” if you are a beneficial owner of notes that is an individual, corporation, trust or estate that is not a “United States person” for Federal income tax purposes. A “United States person” is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for Federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to Federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or a trust that has a valid election in effect under applicable regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for Federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in partnerships holding notes and such partnerships should consult their tax advisors.

This discussion only applies to holders that hold the notes as capital assets. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, investors in pass-through entities, expatriates, taxpayers subject to the alternative minimum tax, broker-dealers and persons holding the notes as part of a “straddle”, “hedge”, “integrated transaction”, or “conversion transaction”, may be subject to special rules not discussed below. This discussion does not address any estate, gift, foreign, state or local taxes. We urge you to consult your own tax advisors regarding the particular Federal income tax consequences to you of holding and disposing of notes, any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in Federal or other tax laws.

U.S. Holders

The following is a summary of the material Federal income tax consequences that will apply to you if you are a U.S. holder of the notes.

Payments of Interest. Payments of stated interest on a note will generally be taxable to you as ordinary income at the time received or accrued, depending on your method of accounting for Federal income tax purposes to the extent such interest is “qualified stated interest”. Stated interest is qualified stated interest if it is unconditionally payable in cash at least annually. The stated interest on the notes is qualified stated interest.

Sale, Exchange or Other Taxable Disposition of the Notes. Unless a non-recognition provision applies, upon a sale, exchange or other taxable disposition of a note, you generally will recognize gain or loss in an amount equal to the difference between the amount received upon the sale, exchange or other disposition (less any amount attributable to accrued and unpaid interest, which will be taxable as ordinary income if not previously taken into gross income) and your adjusted tax basis in the note at that time.

Gain or loss realized on the sale, exchange or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or other taxable disposition, the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Unearned Income Medicare Contribution. Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income”, which may include all or a portion of their interest and net gains from the sale or other disposition of the notes. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of the 3.8% Medicare tax to your income and gains in respect of your investment in the notes.

Backup Withholding and Information Reporting. In general, information reporting will apply to certain payments of principal and interest on the notes and to the proceeds from the sale, exchange or other disposition of a note paid to you unless you are an exempt recipient. Additionally, backup withholding (at a rate of 28%) will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report full dividend and interest income or otherwise fail to comply with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service (the “IRS”).

If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your Federal income tax liability, as long as you timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of the material Federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. The rules governing the Federal income taxation of non—U.S. holders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. holders should consult their tax advisors to determine the impact of Federal, state, local and other tax laws with regard to an investment in the notes.

Payments of Interest. Subject to the rules described below under “—Unearned Income Medicare Contribution for Foreign Estates and Trusts”, “—Information Reporting and Backup Withholding” and “—FATCA Regime”, payments of interest on the notes that are not effectively connected with the conduct of a trade or business in the United States to a non-U.S. holder will not be subject to Federal income tax and withholding of Federal income tax will not be required on that payment if you:

•	do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	are not a bank described in Section 881(c)(3)(A) of the Code;

•	are not a “controlled foreign corporation” that is related to us; and

•	certify, or have a financial institution that holds the notes on your behalf certify, to us, our paying agent, or the person who would otherwise be required to withhold U.S. tax, on IRS Form W-8BEN or applicable substitute form, under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note would generally be subject to a 30% U.S. withholding tax unless you provide a properly executed IRS Form W-8BEN (or applicable substitute form) claiming an exemption from, or reduction of, withholding under the benefits of a tax treaty.

If you are engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business and, if an applicable tax treaty applies, is attributable to a permanent establishment you maintain in the United States, you will be exempt from U.S. withholding tax if specific certification requirements are met, but you will be subject to regular Federal income tax on the interest in the same manner as if you were a United States person. You can generally meet the certification requirements if you provide to us, our paying agent or the person who would otherwise be required to withhold U.S. tax, a properly completed and executed IRS Form W-8ECI or applicable substitute form. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any “effectively connected” income or gain will be subject to Federal income tax only if it is also attributable to a permanent establishment you maintain in the United States. In addition to regular Federal income tax, if you are a foreign corporation, you may be subject to a U.S. branch profits tax at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Sale, Exchange or Other Taxable Disposition of the Notes. Subject to the rules described below under “—Unearned Income Medicare Contribution for Foreign Estates and Trusts”, “—Information Reporting and Backup Withholding” and “—FATCA Regime”, you generally will not be subject to Federal income tax on any gain realized on a sale, exchange or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States and, if an applicable tax treaty applies, is attributable to a permanent establishment you maintain in the United States; or

•	you are an individual who has been present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

A non-U.S. holder described in the first bullet point above generally will be subject to Federal income tax on the net gain derived from the sale in the same manner as a United States person, and in addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% Federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Unearned Income Medicare Contribution for Foreign Estates and Trusts. As discussed in more detail under “—U.S. Holders—Unearned Income Medicare Contribution”, a 3.8% Medicare tax will apply, in addition to regular income tax, to certain net investment income. The 3.8% tax generally applies only to U.S. holders. However, the IRS has indicated in proposed Treasury regulations that the 3.8% Medicare tax may be applicable to non—U.S. holders that are estates or trusts and have one or more U.S. beneficiaries. Non-U.S. holders that are estates or trusts should consult their tax advisors about the possible application of the 3.8% Medicare tax.

Information Reporting and Backup Withholding. Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding generally will not apply to payments of interest on the notes made by us or our paying agent to you if you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied.

The payment of the proceeds from the disposition of the notes (including retirement) to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you properly certify under penalties of perjury as to your non-U.S. status and specific other conditions are met or you otherwise establish an exemption. The proceeds from a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for

U.S. tax purposes, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

We urge you to consult your own tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your Federal income tax liability and may entitle you to a refund, provided you furnish the required information in a timely manner to the IRS.

FATCA Regime. The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a Federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with certain certification and information reporting requirements (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government). The obligation to withhold under FATCA is currently expected to apply to payments of U.S.-source interest on obligations made on or after July 1, 2014, and payments of gross proceeds from the sale or other disposition of such obligations made on or after January 1, 2017. However, FATCA withholding will not apply to obligations outstanding on, and not the subject of a significant modification on or after, July 1, 2014 (or such other date as is specified in guidance issued by the U.S. Treasury Department). Because the notes will be issued prior to, and will be outstanding on, July 1, 2014, this new withholding tax is not expected to apply to payments on the notes unless they are modified after such date, in which case payments on, and the gross proceeds from the sale or other disposition of, the notes to certain foreign entities could become subject to the FATCA withholding tax. We will not pay any additional amounts in respect of any amounts withheld under FATCA.

You are encouraged to consult your own tax advisors regarding the possible implications of this legislation on your investment in the notes.

Taxation and Qualification as a REIT

For a discussion of certain material Federal income tax considerations relating to our taxation and qualifications as a REIT, see “Certain Federal Income Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as book-running managers and representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of the notes set forth below:

Name	Principal Amount of the Notes
Morgan Stanley & Co. LLC	$200,000,000
J.P. Morgan Securities LLC	100,000,000
Deutsche Bank Securities Inc.	57,500,000
Citigroup Global Markets Inc.	52,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	18,750,000
Goldman, Sachs & Co.	11,250,000
Mitsubishi UFJ Securities (USA), Inc.	11,250,000
PNC Capital Markets LLC	11,250,000
Wells Fargo Securities, LLC	11,250,000
BNP Paribas Securities Corp.	7,500,000
BNY Mellon Capital Markets, LLC	7,500,000
CIBC World Markets Corp.	5,000,000
Scotia Capital (USA) Inc.	5,000,000
U.S. Bancorp Investments, Inc	1,250,000

Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and other conditions. The underwriters are obligated to take and pay for all of the notes if any are taken.

The underwriters initially propose to offer some of the notes directly to the public at the public offering price shown on the cover page of this prospectus supplement and some of the notes to certain dealers at that price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and those dealers may reallow, a concession not in excess of 0.20% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms of the notes may from time to time be varied by the underwriters.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discounts and commissions for the notes	0.65%	$3,250,000

We estimate that the expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.0 million.

We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. However, the underwriters may make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any market making with respect to the notes may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing notes in this offering if the syndicate repurchases previously distributed notes to cover syndicate short positions to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

In the ordinary course of business, the underwriters and/or their affiliates have provided and may in the future continue to provide investment banking, commercial banking, financial advisory and other financial services to us and our subsidiaries for which they have received and may in the future receive compensation. In that regard, affiliates of some or all of the underwriters are lenders and/or agents and some of the underwriters are lead arrangers and joint bookrunners under our $1.0 billion 5-year senior unsecured revolving credit facility discussed under “Description of Other Indebtedness and Obligations—Weyerhaeuser’s Debt—Revolving Credit Facility”. In addition, some of the underwriters of this offering acted as underwriters and, in certain cases, as joint book-running managers, for the Prior Offerings.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of ours or our subsidiaries. Certain of the underwriters or their affiliates that have lending relationships with us or our subsidiaries may also choose to hedge their credit exposure to us or our subsidiaries, as the case may be, consistent with their customary risk management policies. Typically those underwriters and their affiliates would hedge such exposure by entering into transactions, which may consist of either the purchase of credit default swaps or the creation of short positions in securities of ours or our subsidiaries, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instrument.

This prospectus supplement and the accompanying prospectus are not prospectuses for the purpose of the Prospectus Directive as implemented in Member States of the European Economic Area.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the

Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each of the underwriters has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We expect to deliver the notes against payment therefor in New York City on or about September 19, 2013, which will be the fifth business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the pricing date or the next succeeding business day will be required by virtue of the fact that the notes initially will settle in five business days (T+5) to specify alternative settlement arrangements to prevent failed settlement.

INCORPORATION BY REFERENCE

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial document retrieval services, at our website (www.weyerhaeuser.com) and at the SEC’s website (www.sec.gov). Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus or those filings.

We have elected to incorporate by reference information in this prospectus supplement and the accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus supplement and the accompanying prospectus, except as described in the following sentence. Any statement in this prospectus supplement or the accompanying prospectus or in any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any document that we subsequently file or have filed with the SEC that is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded.

All documents filed by Weyerhaeuser pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement (other than information furnished under Items 2.02 or 7.01 of Form 8-K) are to be incorporated herein by reference.

The documents listed below that we have previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed February 19, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed April 30, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed August 1, 2013;

•	Current Report on Form 8-K filed February 11, 2013;

•	Current Report on Form 8-K filed February 12, 2013;

•	Current Report on Form 8-K filed February 19, 2013;

•	Current Report on Form 8-K filed April 16, 2013 (relating to Items 5.02 and 5.07);

•	Each Current Report on Form 8-K filed (and not furnished) June 17, 2013;

•	Current Report on Form 8-K filed June 19, 2013 (relating to Items 8.01 and 9.01);

•	Current Report on Form 8-K filed June 20, 2013 (relating to Items 5.03 and 9.01);

•	Current Report on Form 8-K filed June 21, 2013 (relating to Item 8.01);

•	Current Report on Form 8-K filed July 8, 2013 (relating to Item 9.01);

•	Current Report on Form 8-K filed July 24, 2013 (relating to Items 2.01, 8.01 and 9.01);

•	Current Report on Form 8-K filed August 2, 2013 (relating to Item 5.02);

•	Current Report on Form 8-K/A filed August 7, 2013 (relating to Items 2.01 and 9.01);

•	Current Report on Form 8-K filed August 21, 2013;

•	Current Report on Form 8-K filed August 23, 2013; and

•	Current Report on Form 8-K filed September 12, 2013 (relating to Items 1.01, 2.03 and 9.01).

In addition, the Purchase Agreement and our existing and future credit agreements have been and will be incorporated by reference in this prospectus supplement to provide investors with information regarding the terms of the Acquisition and our credit agreements and are not intended to provide any factual information about us, Longview Timber or our or its respective subsidiaries or affiliates. The Purchase Agreement and our credit agreements contain representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Purchase Agreement and our credit agreements, as applicable, and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

Notwithstanding any statement contained elsewhere in this prospectus supplement or the accompanying prospectus to the contrary, any document, portion of or exhibit to a document or other information that is deemed to have been “furnished” to (rather than “filed” with) the SEC (including, without limitation, information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and any information of the nature referred to in Rule 402 of SEC Regulation S-T) shall not be incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any of the documents that we have incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits unless the exhibits are specifically incorporated by reference in this prospectus supplement and the accompanying prospectus. To receive a copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits unless they are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, call or write to our Vice President of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. The information relating to us contained in this prospectus supplement and the accompanying prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and Devin W. Stockfish, Esq., Corporate Secretary and Assistant General Counsel of Weyerhaeuser Company. Certain other legal matters in connection with this offering will be passed upon for us by Mr. Stockfish. In his capacity, Mr. Stockfish is paid a salary by Weyerhaeuser and participates in various employee benefit plans offered by Weyerhaeuser. In addition, certain legal matters in connection with this offering will be passed upon for us by K&L Gates LLP. Sidley Austin LLP, San Francisco, California, will act as counsel for the underwriters. Sidley Austin LLP from time to time provides certain legal services to Weyerhaeuser. In addition, the summary of legal matters contained in the section of this prospectus supplement under “Material Federal Income Tax Consequences” is based on the opinions of Covington & Burling LLP, Washington, D.C., and KPMG LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements of Weyerhaeuser Company and subsidiaries as at December 31, 2012, and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference in this prospectus supplement and the accompanying prospectus, and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus supplement and the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing.

The REIT Opinion used as a basis for the discussion under the heading “Material Federal Income Tax Consequences” was prepared for Longview Fibre Company by KPMG LLP, independent registered public accounting firm, and has been incorporated by reference herein upon the authority of said firm as experts in tax matters.

The financial statements of Longview as of and for the year ended December 31, 2012, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

WEYERHAEUSER COMPANY

Debt Securities

Preferred Shares

Preference Shares

Depositary Shares

Common Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

By this prospectus, we may offer from time to time the securities described in this prospectus separately or together in any combination.

We will provide the specific terms of any securities that we offer in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. A prospectus supplement may add, update or change information contained in this prospectus.

Our Common Shares are listed on the New York Stock Exchange under the symbol “WY.”

We may offer and sell the securities described in this prospectus to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers, on a continuous or delayed basis.

Investing in these securities involves risks. You should read this prospectus and the applicable prospectus supplement, as well as the risks described in the documents incorporated by reference in this prospectus or the accompanying prospectus supplement, before you invest. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 28, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell, in one or more offerings, any combination of the securities described in this prospectus. The securities may be offered independently or together in any combination for sale directly by us or through underwriters, agents or dealers. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement containing this prospectus, including the exhibits, can be read at the SEC website or at the SEC offices under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus, the applicable prospectus supplement and the information to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

All references to “we,” “us,” “our,” or “Weyerhaeuser” in this prospectus are to Weyerhaeuser Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” or the negative of those words, or other comparable terminology. Forward-looking statements are not historical facts, but only predictions, and therefore involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those currently anticipated. Factors that could materially affect the forward-looking statements can be found in our periodic reports filed with the SEC and in the discussion of “Risk Factors” in the applicable prospectus supplement. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update these forward-looking statements to reflect new information or future events or otherwise.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in the applicable prospectus supplement before making a decision to invest in our securities. See “Where You Can Find More Information” below.

WEYERHAEUSER COMPANY

Weyerhaeuser Company was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. We are principally engaged in the growing and harvesting of timber, the manufacture, distribution and sale of forest products, and real estate development and construction. Our principal business segments, which account for the majority of our sales, earnings and asset base, are Timberlands, Wood Products, Cellulose Fibers and Real Estate.

The mailing address of our principal executive offices is 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, and the telephone number of our principal executive offices is (253) 924-2345.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes. We may provide additional information on the use of the net proceeds in the applicable prospectus supplement.

SELECTED FINANCIAL DATA

Effective January1, 2012, Weyerhaeuser adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2011-05, “Presentation of Comprehensive Income,” as amended by ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

	Fiscal Year
	2011	2010	2009
	(Dollar amounts in millions)
Net earnings attributable to Weyerhaeuser common shareholders	$331	$1,283	$(568)
Other comprehensive income (loss):
Foreign currency translation adjustments	(8)	30	91
Actuarial gains, net of tax expense (benefit) of ($243), $66 and ($154)	(463)	(166)	(298)
Prior service credits, net of tax expense (benefit) of $49, ($9) and $3	82	9	37
Cash flow hedges - reclassification of gains, net of tax expense of $1 in 2009	—	—	(1)
Unrealized gains on available-for-sale securities	1	—	2

Total other comprehensive income (loss)	(57)	1,156	(737)

Less: comprehensive (earnings) loss attributable to noncontrolling interests	—	(2)	23
Comprehensive income (loss) attributable to Weyerhaeuser common shareholders	$(57)	$1,154	$(714)

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratios of earnings to fixed charges for Weyerhaeuser Company and its consolidated subsidiaries for the periods indicated.

	Quarter ended	Fiscal Year
	March 31, 2012	2011	2010	2009	2008	2007
	(Dollar amounts in millions)
Ratio of earnings to fixed charges (1), (2)	1.27		1.22
Coverage deficiency (1), (2)	$—	$253	$—	$711	$2,620	$333

(1) The ratio of earnings to fixed charges was computed by dividing earnings (loss) by fixed charges. Earnings (loss) consist of income (loss) from continuing operations before income taxes, extraordinary items, undistributed earnings of equity investments and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and one-third of rents, which we deem representative of an interest factor. The ratios of earnings to fixed charges of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries were 1.37 and 1.12 for first quarter 2012 and fiscal year 2010, respectively. Fixed charges exceeded earnings of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, by $263 million, $455 million, $1.36 billion and $509 million in fiscal years 2011, 2009, 2008 and 2007, respectively.

(2) For 2007, we had one share outstanding of Preference Shares designated as a Special Voting Share on which dividends were not paid. For the remaining periods presented, we had no Preferred Shares or Preference Shares outstanding. Therefore the ratios of earnings to fixed charges and preferred share and preference share dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods.

DESCRIPTION OF DEBT SECURITIES

This description of the Debt Securities does not purport to be complete and is subject to and qualified in its entirety by reference to the indentures referred to below. You should read the applicable indentures because they, and not this description, define your rights as holder of Weyerhaeuser’s Debt Securities.

The Senior Debt Securities are to be issued in one or more series under an indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001 and a fourth supplemental indenture dated as of March 12, 2002, each between Weyerhaeuser Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank and Chemical Bank), a national banking association, as trustee. We refer to that indenture, as amended and supplemented, as the “Senior Indenture.” The Subordinated Debt Securities are to be issued under an indenture (the “Subordinated Indenture”) to be entered into by Weyerhaeuser Company and the trustee to be named in the applicable prospectus supplement. The Junior Subordinated Debt Securities are to be issued under an indenture (the “Junior Subordinated Indenture”) to be entered into by Weyerhaeuser Company and the trustee to be named in the applicable prospectus supplement. In this prospectus, we sometimes refer to the Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture collectively as the “Indentures” and individually as an “Indenture.” The Indentures will be qualified under the Trust Indenture Act, as amended.

The following summarizes some of the general terms and provisions of the series of the Debt Securities and the Indentures. The specific terms of a series of Debt Securities and the related Indenture will be described in the applicable prospectus supplement. Capitalized terms that are used but not defined in the following summary have the meanings given to those terms in the applicable Indenture.

Forms of the Indentures and of any certificates evidencing the Debt Securities have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain copies as described below under the heading “Where You Can Find More Information.”

General

The Indentures do not limit the amount of Debt Securities that we may issue under the Indentures. The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or in foreign currencies or units based on or relating to foreign currencies. The Senior Debt Securities will be our unsecured and unsubordinated obligations and will rank on a parity right of payment with all of our other unsecured and unsubordinated indebtedness. The Subordinated Debt Securities will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined in the Subordinated Indenture). The Junior Subordinated Debt Securities will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined in the Junior Subordinated Indenture). Unless otherwise provided in the applicable prospectus supplement, we may, without the consent of the holders of any Debt Securities issued under any Indenture, “reopen” a series of Debt Securities issued under that Indenture and issue additional Debt Securities of that series from time to time.

When we offer a series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. Those terms may include, where applicable:

•	the title, aggregate principal amount and offering price of the Debt Securities of that series;

•	whether the Debt Securities of that series are Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities;

•	the denominations in which the Debt Securities of that series will be issued;

•	the currency in which the Debt Securities of that series will be denominated or in which principal of, and any premium and interest on, the Debt Securities of that series may be payable;

•	the date of maturity of the Debt Securities of that series;

•	any interest rate or rates or method by which any interest rate or rates on the Debt Securities of that series will be determined;

•	the dates on which interest, if any, on the Debt Securities of that series will be payable;

•	the place or places where the principal of, and any premium and interest on, the Debt Securities of that series will be payable;

•	any redemption or sinking fund provisions applicable to the Debt Securities of that series;

•	the terms and conditions pursuant to which such Debt Securities of that series may be convertible into or exchangeable for any other securities ;

•	any applicable United States federal income tax consequences with respect to the Debt Securities of that series; and

•	any other specific terms of the Debt Securities of that series, which may include additional events of default or covenants.

Debt Securities may also be issued upon the exercise of or in exchange for other securities.

Debt Securities may be issued as “discount securities,” which means they may be sold at a discount below their stated principal amount. These Debt Securities as well as other Debt Securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of their issue price, the nature of the interest payments and other characteristics. Special U.S. federal income tax considerations applicable to Debt Securities issued with original issue discount will be described in more detail in the applicable prospectus supplement.

The applicable prospectus supplement will describe certain U.S. federal income tax considerations for holders of the related Debt Securities, and the securities exchange or quotation system on which the Debt Securities are listed or quoted, if any.

Global Securities

The Debt Securities of any series may be issued in book-entry form and represented by one or more global securities.

Certain Covenants with Respect to Senior Debt Securities

The following restrictions will apply to the Senior Debt Securities of each series unless the applicable prospectus supplement provides otherwise.

Limitation on Liens. The Senior Indenture states that, unless the terms of any series of Senior Debt Securities provide otherwise, if Weyerhaeuser or any Subsidiary, as defined in the Senior Indenture, issues, assumes or guarantees any indebtedness for borrowed money (“Debt”) that is secured by a mortgage, pledge, security interest or other lien (collectively, a “Mortgage”) on

•	any timber or timberlands of Weyerhaeuser or that Subsidiary located in the states of Washington, Oregon, California, Arkansas or Oklahoma, or

•	any principal manufacturing plant of Weyerhaeuser or that Subsidiary located anywhere in the United States,

then Weyerhaeuser must satisfy certain obligations. Weyerhaeuser must secure or cause that Subsidiary to secure the Senior Debt Securities (together with, if Weyerhaeuser chooses, any other indebtedness of or guaranteed by Weyerhaeuser or that Subsidiary ranking equally with the Senior Debt Securities then existing or created later) equally and ratably with, or prior to, that Debt. However, Weyerhaeuser or any Subsidiary may issue, assume or guarantee secured Debt that would otherwise be subject to those restrictions under certain circumstances. The aggregate amount of such Debt, together with

•	all other such Debt of Weyerhaeuser and its Subsidiaries, and

•	all then existing Attributable Debt, as defined in the Indenture, relating to Sale and Lease-Back Transactions, as defined in “Limitation on Sale Lease-Back Transactions” below (but not including the permitted Sale and Lease-Back Transactions described under the caption “Limitation on Liens” and under clause (b) of the second paragraph under “Limitation on Sale Lease-Back Transactions”), may not exceed five percent of total Weyerhaeuser shareholders’ interest, as defined in the Senior Indenture. This test must be satisfied based on the audited consolidated balance sheet contained in Weyerhaeuser’s latest annual report to shareholders.

The term “principal manufacturing plant” does not include any manufacturing plant that in the opinion of our Board of Directors is not a principal manufacturing plant of Weyerhaeuser and its Subsidiaries. The Board of Directors’ exercise of its discretion in determining which of Weyerhaeuser’s plants are “principal manufacturing plants” could have the effect of limiting the application of the limitation on liens.

The following types of transactions are not deemed to create Debt secured by a Mortgage:

•	the sale, Mortgage or other transfer of timber in connection with an arrangement under which Weyerhaeuser or a Subsidiary is obligated to cut some or all of that timber to provide the transferee with a specified amount of money however determined, and

•	the Mortgage of any property of Weyerhaeuser or any Subsidiary in favor of the United States or any State, or any department, agency or instrumentality of either, to secure any payments to Weyerhaeuser or any Subsidiary pursuant to any contract or statute.

The limitation on liens covenant will not apply to:

•	Mortgages securing Debt of a Subsidiary to Weyerhaeuser or another Subsidiary;

•	Mortgages created, incurred or assumed contemporaneously with, or within 90 days after, the acquisition, improvement or construction of the mortgaged property to secure or provide for the payment of any part of the purchase price of that property or the cost of that construction or improvement, provided that, in the case of construction or improvement, the Mortgage does not apply to any property previously owned by Weyerhaeuser or any Subsidiary other than unimproved real property on which the property so constructed or the improvement, is located;

•	Mortgages existing at the time of acquisition of the mortgaged property; or

•	any extension, renewal or replacement of any Mortgage described in the second or third bullets above so long as the principal amount of the secured indebtedness is not increased and the extension, renewal or replacement is limited to all or part of the same property secured by the Mortgage so extended, renewed or replaced.

Limitation on Sale and Lease-Back Transactions. The Senior Indenture states that, unless the terms of any series of Senior Debt Securities provide otherwise, neither Weyerhaeuser nor any Subsidiary may lease any real property in the United States, except for temporary leases for a term of not more than three years, which property has been or is to be sold or transferred by Weyerhaeuser or that Subsidiary to the lessor (a “Sale and Lease-Back Transaction”).

This limitation will not apply to any Sale and Lease-Back Transaction if:

•	Weyerhaeuser or the applicable Subsidiary would be entitled to incur Debt secured by a Mortgage on the leased property without equally and ratably securing the Senior Debt Securities as described under “Limitation on Liens” above; or

•	Weyerhaeuser, within 90 days of the effective date of the Sale and Lease-Back Transaction, applies an amount equal to the fair value, as determined by the Board of Directors, of the leased property to the retirement of Debt that matures at, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of that Debt.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the Subordinated Debt Securities.

The payment of any principal of, and premium and interest on, the Subordinated Debt Securities will be subordinated, to the extent and in the manner described in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness that may be outstanding at any time. Unless otherwise provided in the applicable prospectus supplement with respect to an issue of Subordinated Debt Securities, in the event of any distribution of assets of Weyerhaeuser to creditors upon any dissolution, winding up, liquidation, reorganization of Weyerhaeuser or in bankruptcy, insolvency, reorganization, receivership or other similar proceedings:

•	the holders of Senior Indebtedness will be entitled to receive payment of all Senior Indebtedness in full (including, if applicable, all principal amount of and premium and interest on the Senior Indebtedness), or to have such payment duly provided for, before the holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal amount of, or premium or interest on, the Subordinated Debt Securities;

•	any payment or distribution of assets of Weyerhaeuser to which the holders of the Subordinated Debt Securities would be entitled, except for the subordination provisions of the Subordinated Indenture, must be paid by the liquidating trustee or other person making such distribution directly to the holders of Senior Indebtedness or to their representative or trustee to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

•	if any payment or distribution of assets of Weyerhaeuser is received by the trustee under the Subordinated Indenture or the holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, or such payment is duly provided for, such payment or distribution must be paid over to the holders of such Senior Indebtedness or to their representative or trustee for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Subject to the payment in full of all Senior Indebtedness upon any such distribution of assets of Weyerhaeuser, or such payment having been duly provided for, the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of cash, property or securities of Weyerhaeuser applicable to Senior Indebtedness until the principal of and any premium and interest on, the Subordinated Debt Securities is paid in full.

Because of such subordination, in the event of any distribution of assets of Weyerhaeuser upon dissolution, winding up, liquidation, reorganization or other similar proceedings of Weyerhaeuser:

•	holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Subordinated Debt Securities and the holders of Subordinated Debt Securities will be required to pay over their share of such distribution, to the extent made in respect of such Subordinated Debt Securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and

•	creditors of Weyerhaeuser who are neither holders of Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Subordinated Debt Securities.

Such subordination also may result in a reduction or elimination of payments to the holders of Subordinated Debt Securities.

The Subordinated Indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on, the Subordinated Debt Securities may be made if there is a continuing:

•	default in the payment when due of principal of, or any premium, sinking funds or interest on, any Senior Indebtedness of Weyerhaeuser and any applicable grace period with respect to such default has ended without such default having been cured or waived or ceasing to exist; or

•	event of default with respect to any Senior Indebtedness of Weyerhaeuser resulting in the acceleration of the maturity of the Senior Indebtedness without such acceleration having been rescinded or annulled or such Senior Indebtedness having been paid in full.

The Subordinated Indenture provides that its subordination provisions will not apply to the Debt Securities of any series if Weyerhaeuser has satisfied and discharged the Indenture with respect to the Debt Securities of that series as described below under “—Defeasance and Discharge.”

The Subordinated Indenture does not limit or prohibit the incurrence of Senior Indebtedness by Weyerhaeuser. Senior Indebtedness may include debt securities, indebtedness and other obligations that constitute “Senior Indebtedness,” which means they are senior in right of payment to the Subordinated Debt Securities, but may be subordinate in right of payment to certain other indebtedness and obligations of Weyerhaeuser. Weyerhaeuser may issue other debt securities or incur other indebtedness or obligations that are referred to or designated as “subordinated” securities, indebtedness or obligations, but that may constitute Senior Indebtedness for purposes of the Subordinated Indenture.

If this prospectus is being delivered in connection with the offering of Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated or deemed to be incorporated by reference into this prospectus will describe the approximate amount of Senior Indebtedness outstanding as of a recent date. The accompanying prospectus supplement also may describe any provisions applicable to the subordination of those Subordinated Debt Securities, including any changes to the subordination provisions described in this prospectus.

As defined in the Subordinated Indenture, “Senior Indebtedness” means:

•	the principal of, and any premium and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) on, and any other amounts payable by Weyerhaeuser in respect of, indebtedness of Weyerhaeuser for borrowed money or indebtedness of Weyerhaeuser evidenced by any bond, note, debenture or other similar instrument;

•	all obligations of Weyerhaeuser to pay the deferred purchase price of property, excluding trade accounts payable arising in the ordinary course of business;

•	all obligations of Weyerhaeuser for the payment of money under a capitalized lease obligation or a synthetic lease obligation;

•	all obligations of Weyerhaeuser for the payment of money under any financial agreement designed to manage Weyerhaeuser’s exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including, without limitation, swap agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements;

•	all obligations of Weyerhaeuser for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction;

•	all liability of others described in any of the preceding five bullets that Weyerhaeuser has guaranteed or that is otherwise its legal liability; and

•	any deferral, renewal, extension or refunding of any liability or obligation of the types referred to in any of the bullets above.

This means that any such liability or obligation or any such deferral, renewal, extension or refunding will be considered to be Senior Indebtedness unless the instrument creating or evidencing it or pursuant to which it is outstanding expressly provides that such liability or obligation is not senior or prior in right of payment to the Subordinated Debt Securities or ranks pari passu with or subordinate to the Subordinated Debt Securities in right of payment. However, the following will not constitute Senior Indebtedness:

•	the Subordinated Debt Securities or any obligations or liabilities of Weyerhaeuser thereunder or under the Subordinated Indenture;

•	any liability for federal, state, local or other taxes owed by Weyerhaeuser;

•	any amounts owed by Weyerhaeuser to its officers or employees or for services rendered to Weyerhaeuser;

•	capital stock of Weyerhaeuser; and

•	any liability or obligation of others described in any of the preceding four bullets that Weyerhaeuser has guaranteed or that is otherwise its legal liability.

Subordination of Junior Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the Junior Subordinated Debt Securities.

The payment of the principal of, and any premium and interest on, the Junior Subordinated Debt Securities will be subordinated, to the extent and in the manner described in the Junior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Debt that may be outstanding at any time. Unless otherwise provided in the applicable prospectus supplement with respect to an issue of Junior Subordinated Debt Securities, in the event of any distribution of assets of Weyerhaeuser to creditors upon any dissolution, winding up, liquidation, reorganization of Weyerhaeuser or in bankruptcy, insolvency, reorganization, receivership or other similar proceedings:

•	the holders of Senior Indebtedness will be entitled to receive payment of all Senior Indebtedness in full (including, if applicable, all principal amount of and premium and interest on the Senior Indebtedness), or to have such payment duly provided for, before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment of the principal amount of, or premium or interest on, the Junior Subordinated Debt Securities;

•	any payment or distribution of assets of Weyerhaeuser to which the holders of the Junior Subordinated Debt Securities would be entitled, except for the subordination provisions of the Junior Subordinated Indenture, must be paid by the liquidating trustee or other person making such distribution directly to the holders of Senior Indebtedness or to their representative or trustee to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

•

if any payment or distribution of assets of Weyerhaeuser is received by the trustee under the Junior Subordinated Indenture or the holders of any of the Junior Subordinated Debt Securities before all Senior Indebtedness is paid in full, or such payment is duly provided for, such payment or distribution must be paid over to the holders of such Senior Indebtedness or to their representative or trustee for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Subject to the payment in full of all Senior Debt upon any such distribution of assets of Weyerhaeuser, or such payment having been duly provided for, the holders of the Junior Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of cash, property or securities of Weyerhaeuser applicable to Senior Debt until the principal of, and any premium and interest on, the Junior Subordinated Debt Securities is paid in full.

Because of such subordination, in the event of any distribution of assets of Weyerhaeuser upon dissolution, winding up, liquidation, reorganization or other similar proceedings of Weyerhaeuser:

•	holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Junior Subordinated Debt Securities and the holders of Junior Subordinated Debt Securities will be required to pay over their share of such distribution, to the extent made in respect of such Junior Subordinated Debt Securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and

•	creditors of Weyerhaeuser who are neither holders of Junior Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Junior Subordinated Debt Securities.

Such subordination also may result in a reduction or elimination of payments to the holders of Junior Subordinated Debt Securities.

The Junior Subordinated Indenture also provides that no payment on account of the principal of, or any premium, sinking funds or interest on, the Junior Subordinated Debt Securities may be made if there is a continuing:

•	default in the payment when due of principal of, or any premium, sinking funds or interest on, any Senior Indebtedness of Weyerhaeuser and any applicable grace period with respect to such default has ended without such default having been cured or waived or ceasing to exist; or

•	event of default with respect to any Senior Indebtedness of Weyerhaeuser resulting in the acceleration of the maturity of the Senior Indebtedness without such acceleration having been rescinded or annulled or such Senior Indebtedness having been paid in full.

The Junior Subordinated Indenture provides that the subordination provisions thereof will not apply to the Securities of any series if Weyerhaeuser has effected satisfaction and discharge of the Indenture with respect to the Securities of that series as described below under “—Defeasance and Discharge.”

The Junior Subordinated Indenture does not limit or prohibit the incurrence of Senior Debt by Weyerhaeuser. Senior Debt may include debt securities, indebtedness and other obligations that constitute “Senior Debt,” which means they are senior in right of payment to the Junior Subordinated Debt Securities, but may be subordinate in right of payment to certain other indebtedness and obligations of Weyerhaeuser. Weyerhaeuser may issue other debt securities or incur other indebtedness or obligations that are referred to or designated as “subordinated” securities, indebtedness or obligations, but that may constitute Senior Debt for purposes of the Junior Subordinated Indenture.

If this prospectus is being delivered in connection with the offering of Junior Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated or deemed to be incorporated by reference into this prospectus will describe the approximate amount of Senior Debt outstanding as of a recent date. That prospectus supplement also may describe any provisions applicable to the subordination of those Junior Subordinated Debt Securities, including any changes to the subordination provisions described in this prospectus.

As defined in the Junior Subordinated Indenture, “Senior Debt” means:

•	the principal of, and any premium and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) on, and any other amounts payable by Weyerhaeuser in respect of, indebtedness of Weyerhaeuser for borrowed money or indebtedness of Weyerhaeuser evidenced by any bond, note, debenture or other similar instrument;

•	all obligations of Weyerhaeuser to pay the deferred purchase price of property, excluding trade accounts payable arising in the ordinary course of business;

•	all obligations of Weyerhaeuser for the payment of money under a capitalized lease obligation or a synthetic lease obligation;

•	all obligations of Weyerhaeuser for the payment of money under any financial agreement designed to manage Weyerhaeuser’s exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including, without limitation, swap agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements;

•	all obligations of Weyerhaeuser for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction;

•	all liability of others described in any of the preceding five bullets that Weyerhaeuser has guaranteed or that is otherwise its legal liability; and

•	any deferral, renewal, extension or refunding of any liability or obligation of the types referred to in any of the bullets above.

This means that any such liability or obligation or any such deferral, renewal, extension or refunding will be considered to be Senior Debt unless the instrument creating or evidencing it, or pursuant to which it is outstanding, expressly provides that such liability or obligation is not senior or prior in right of payment to the Junior Subordinated Debt Securities or ranks pari passu with or subordinate to the Junior Subordinated Debt Securities in right of payment. However, the following will not constitute Senior Debt:

•	the Junior Subordinated Debt Securities or any obligations or liabilities of Weyerhaeuser thereunder or under the Junior Subordinated Indenture;

•	any liability for federal, state, local or other taxes owed by Weyerhaeuser;

•	any amounts owed by Weyerhaeuser to its officers or employees or for services rendered to Weyerhaeuser;

•	capital stock of Weyerhaeuser; and

•	any liability or obligation of others described in any of the preceding four bullets that Weyerhaeuser has guaranteed or that is otherwise its legal liability.

Conversion Rights

The terms on which Debt Securities of any series are convertible into or exchangeable for common shares or other securities of Weyerhaeuser will be described in the applicable prospectus supplement relating to those Debt Securities. The prospectus supplement will describe whether conversion or exchange is mandatory, at the option of the holder or at the option of Weyerhaeuser, and may describe circumstances under which the number of common shares or other securities of Weyerhaeuser to be received by the holders of Debt Securities would be subject to adjustment.

Events of Default

An Event of Default will occur under the applicable Indenture with respect to any series of Debt Securities issued under that Indenture if:

•	Weyerhaeuser fails to pay when due any installment of interest on any of the Debt Securities of that series and that default continues for 30 days (in the case of the Subordinated Indenture or the Junior Subordinated Indenture, whether or not such payment is prohibited by subordination provisions);

•	Weyerhaeuser fails to pay when due all or any part of the principal of and any premium on any of the Debt Securities of that series, whether at maturity, upon redemption, upon acceleration or otherwise (in the case of the Subordinated Indenture or the Junior Subordinated Indenture, whether or not such payment is prohibited by subordination provisions);

•	Weyerhaeuser fails to deposit any sinking fund payment when due on any of the Debt Securities of that series (in the case of the Subordinated Indenture or the Junior Subordinated Indenture, whether or not such payment is prohibited by subordination provisions);

•	Weyerhaeuser defaults in the performance of, or breaches, any other covenant or warranty in respect of the Debt Securities of that series and that default or breach continues for 90 days after written notice by the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of all series issued under that Indenture affected by that default or breach; or

•	specified events of bankruptcy, insolvency or reorganization with respect to Weyerhaeuser have occurred and are continuing.

The trustee and holders of the Debt Securities have certain acceleration rights if an Event of Default has occurred and is continuing because Weyerhaeuser has failed to pay the principal of, or any premium, interest or sinking fund payment on, any series of Debt Securities issued under any Indenture or Weyerhaeuser has breached any other covenant or warranty applicable to fewer than all the series of outstanding Debt Securities issued under that Indenture. Either the trustee or the holders of 25% in principal amount of the outstanding Debt Securities of such series, each such series voting as a separate class, may declare the principal of and accrued interest on all the Debt Securities of such series to be due and payable immediately. The trustee and holders of the Debt Securities also have certain acceleration rights if an Event of Default has occurred and is continuing because Weyerhaeuser defaulted in the performance of any other covenant or agreement in an Indenture applicable to all outstanding Debt Securities under such Indenture or because specified events have occurred and are continuing relating to Weyerhaeuser’s bankruptcy, insolvency or reorganization. Either the trustee or the holders of 25% in principal amount of all outstanding Debt Securities under such Indenture, treated as one class, may declare the principal of and accrued interest on all such outstanding Debt Securities to be due and payable immediately.

The holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all series issued under such Indenture) may waive all defaults with respect to such affected Debt Securities and rescind a declaration of acceleration of payment. For the waiver to be effective, Weyerhaeuser would be required to pay or deposit with the applicable trustee prior to the entry of an acceleration judgment or decree, a sum sufficient to pay:

•	any principal amounts due before the acceleration and

•	all matured installments of interest on the outstanding Debt Securities of such series (or of all the outstanding Debt Securities under such Indenture), as well as

•	any other expenses specified in such Indenture.

Prior to the entry of an acceleration judgment or decree, Weyerhaeuser also would be required to cure or remedy all other Events of Default as provided under such Indenture or have received a waiver of the Event of Default as permitted by such Indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (or of all series outstanding under such Indenture) may waive any past default or Event of Default prior to the declaration of the acceleration of the maturity of affected Debt Securities, except for a default:

•	in payment of principal of, or any premium or interest on, such Debt Securities and

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Debt Security affected.

The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee. However, the direction must comply with law and the provisions of the applicable Indenture and is subject to exceptions provided in such Indenture. Before proceeding to exercise any right or power under any Indenture at the direction of a holder or holders, the applicable trustee is entitled to receive from that holder or holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that direction.

Weyerhaeuser is required to furnish to each trustee annually a statement of two of its officers that they do not know of any default by Weyerhaeuser in the performance of the terms of the applicable Indenture. If they know that Weyerhaeuser is in default, they must specify the default.

Each Indenture requires the trustee to give to all holders of outstanding Debt Securities of any series outstanding under that Indenture notice of any default by Weyerhaeuser with respect to that series, unless that default has been cured or waived. However, the trustee is entitled to withhold that notice in the event that the board of directors, the executive committee or a trust committee of directors, trustees or specified officers of the trustee determines in good faith that withholding that notice is in the interest of the holders of the outstanding Debt Securities of that series, provided the default is not caused by Weyerhaeuser’s failure to pay the principal of, or any premium or interest on, any outstanding Debt Securities of that series.

Defeasance and Discharge

The following defeasance provision will apply to the Debt Securities of each series unless the applicable prospectus supplement provides otherwise.

Each Indenture provides that, unless the terms of any series of Debt Securities issued under that Indenture provide otherwise, Weyerhaeuser will be discharged under certain circumstances from its obligations in respect of that Indenture and the outstanding Debt Securities of that series. In the case of the Senior Indenture, this includes Weyerhaeuser’s obligation to comply with the provisions referred to above under “Certain Covenants with Respect to Senior Debt Securities,” if applicable. However Weyerhaeuser may not be excused from certain specified obligations of the applicable Indenture, such as the obligations to:

•	pay holders of Debt Securities of that series payments of principal and interest on the original stated due dates (but not upon acceleration) and

•	register the transfer of or exchange outstanding Debt Securities of that series and

•	replace stolen, lost or mutilated certificates.

To be discharged from its obligations with respect to the outstanding Debt Securities of any series, Weyerhaeuser must, among other things:

•	irrevocably deposit in trust sufficient cash, or U.S. Government Obligations, as defined in the applicable Indenture, that will repay sufficient cash to pay when due the principal of, and any premium and interest on, and any mandatory sinking fund payments in respect of the outstanding Debt Securities of the applicable series; and

•	deliver to the applicable trustee an officers’ certificate or an opinion of counsel that Weyerhaeuser has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the discharge will not be a taxable event with respect to holders of the outstanding Debt Securities of that series.

Each Indenture also provides that if all of the Debt Securities of any series issued under that Indenture will be due and payable within one year, or may be called for redemption within one year, the Indenture will cease to be of further effect with respect to the Debt Securities of that series if Weyerhaeuser has irrevocably deposited in trust sufficient cash, or U.S. Government Obligations that will repay sufficient cash to pay upon maturity or redemption all Debt Securities of that series. However Weyerhaeuser may not be excused from certain specified obligations of that Indenture, such as the obligations to:

•	pay the Holders of Debt Securities of that series principal and interest on the original stated due dates (but not upon acceleration) and

•	register the transfer of and exchange outstanding Debt Securities of that series and

•	replace stolen, lost or mutilated certificates.

Modification of the Indentures

Each Indenture provides that Weyerhaeuser and the applicable trustee may enter into supplemental indentures without the consent of the holders of any Debt Securities to, among other things:

•	secure the Debt Securities of one or more series issued under that Indenture;

•	evidence the assumption by a successor person of Weyerhaeuser’s obligations under the Indenture and the Debt Securities issued under that Indenture;

•	add covenants for the protection of the holders of Debt Securities issued under that Indenture;

•	cure any ambiguity or correct or supplement any defect or inconsistency in the Indentures or to make other changes the Board of Directors deems necessary or desirable, so long as none of those actions adversely affects the interests of the holders of Debt Securities issued under that Indenture;

•	establish the form or terms of the Debt Securities of any series issued under that Indenture; and

•	evidence the acceptance of the appointment by a successor trustee.

Each Indenture also permits Weyerhaeuser and the applicable trustee to enter into supplemental indentures, if they obtain the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series issued under that Indenture that are affected. The holders would vote as one class. Such a supplemental indenture could add provisions to, or change or eliminate any of the provisions of, that Indenture or modify the rights of the holders of the Debt Securities of each series issued under that Indenture so affected. However, Weyerhaeuser may not, without the consent of the holder of each outstanding Debt Security issued under that Indenture so affected:

•	extend the final maturity of any such Debt Security;

•	reduce the principal amount of any such Debt Security;

•	reduce the rate or extend the time of payment of interest on any such Debt Security;

•	reduce any amount payable on redemption of any such Debt Security;

•	impair the right of any holder of any such Debt Securities to institute suit for the payment of any such Debt Security;

•	adversely change the right to convert or exchange any of the Debt Securities issued under that Indenture, including decreasing the conversion or exchange rate or increasing the conversion or exchange price of, any such Debt Security;

•	in the case of the Subordinated Indenture, modify the subordination provisions or the definition of Senior Indebtedness in a manner adverse to the holders of the Subordinated Debt Securities;

•	in the case of the Junior Subordinated Indenture, modify the subordination provisions of the definition of Senior Debt in a manner adverse to the holders of the Junior Subordinated Debt Securities; or

•	reduce the percentage in principal amount of Debt Securities of any such series the consent of the holders of which is required for any supplemental indenture described in this paragraph.

Consolidation, Merger, Conveyance or Transfer

Weyerhaeuser may take certain actions without the consent of the trustee or the holders of Debt Securities. Weyerhaeuser may consolidate or merge with, or convey, sell or lease all or substantially all of its assets to, any other entity. However, Weyerhaeuser may take these actions only if any successor is an entity organized under the laws of the United States of America or any State and the successor expressly assumes all obligations of Weyerhaeuser under the Debt Securities. Certain other conditions also must be met. Following a sale or other conveyance, except by lease, of all or substantially all of Weyerhaeuser’s assets, Weyerhaeuser will be relieved of all obligations under the Indentures and the Debt Securities.

Applicable Law

The Debt Securities and the Indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank and Chemical Bank) is the trustee under the Senior Indenture. In the ordinary course of business, the trustee and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation. The trustee under the Subordinated Indenture and the Junior Subordinated Indenture will be specified in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Weyerhaeuser Company consists of:

•	1,360,000,000 common shares having a par value of $1.25 per share (the “Common Shares”);

•	7,000,000 preferred shares having a par value of $1.00 per share, issuable in series (the “Preferred Shares”); and

•	40,000,000 preference shares having a par value of $1.00 per share, issuable in series (the “Preference Shares”).

At December 31, 2011, there were outstanding:

•	536,425,400 Common Shares,

•	employee stock options to purchase an aggregate of approximately 29,169,000 Common Shares,

•	performance share units issuable into a maximum of 396,000 Common Shares,

•	restricted stock units issuable into a maximum of 1,739,000 Common Shares,

•	no Preferred Shares and

•	no Preference Shares.

Restrictions on Ownership and Transfer of Capital Stock.

Starting with our 2010 fiscal year, Weyerhaeuser elected to be taxed as a REIT. To continue to qualify for taxation as a REIT, we must comply with certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”). In general, to qualify for taxation as a REIT no more than 50% in value of our capital stock may be owned by five or fewer “individuals” (as defined in the Code) at any time during the last half of a taxable year, and our Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Weyerhaeuser’s Restated Articles of Incorporation provide for certain restrictions regarding the ownership and transfer of its capital stock to protect us from losing our status as a REIT. For more information, see “Certain Federal Income Tax Considerations—Restrictions on Ownership and Transfer of Capital Stock.”

Provisions of Washington Law Applicable to Capital Stock.

Washington law contains provisions that could delay, deter or prevent a change in control of Weyerhaeuser. Washington law provides that if a person or person (an “acquiring person”) beneficially acquires 10 percent or more of the outstanding voting shares of a target Washington corporation, such as Weyerhaeuser, the target corporation may not enter into a “significant business transaction” with the acquiring person or affiliate or associate of the acquiring person for a period of five years, unless the transaction is approved (i) by a majority of the members of the board of directors of the target corporation prior to the acquisition of such shares by the acquiring person or (ii) after the acquiring person’s acquisition of such shares, by a majority of the members of the board of directors of the target corporation and at an annual or special meeting of shareholders by two-thirds of the outstanding voting shares of the target corporation.

Washington law further provides that, except for transactions approved as described above, a target corporation may not engage at any time in a merger, share exchange or consolidation with an acquiring person or its affiliate or associate, or liquidate or dissolve pursuant to an agreement with an acquiring person, unless either (i) the aggregate consideration received by the shareholders of the target corporation is at least equal to the market value of such target corporation’s shares at certain defined points in time and the consideration is paid promptly in cash to the shareholders or (ii) the transaction is approved at a meeting of the target corporation’s shareholders no earlier than five years after the acquisition of 10 percent or more of such target corporation’s voting stock by the acquiring person, which approval must be by the votes of a majority of shareholders entitled to be counted within each voting group of shareholders entitled to vote separately on the transaction with any shares owned by the acquiring person not allowed to be voted.

“Significant business transaction” is defined under Washington law to include, among other types of transactions: (a) a merger, share exchange or consolidation of a target corporation with the acquiring person; (b) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition or encumbrance, whether in one transaction or a series of transactions, to or with such acquiring person of assets having an aggregate market value equal to five percent or more of (i) the aggregate market value of all the assets of a target corporation on a consolidated basis, (ii) the aggregate market value of all outstanding shares of a target corporation on a consolidated basis,or (iii) the earning power or net income of a targeted corporation on a consolidated basis; (c) the termination of five percent or more of the employees of a target corporation or its subsidiaries employed in the State of Washington, whether at one time or over a period of five years as a result of the acquiring person’s acquisition of 10 percent or more of the shares of such target corporation; (d) the liquidation or dissolution of a target corporation pursuant to an agreement with an acquiring person; or (e) a reclassification of securities, including without limitation, any shares split, shares dividend, or other distribution of shares in respect of stock, or any reverse shares split or recapitalization of a target corporation, or a merger or consolidation of a target corporation with one of its subsidiaries pursuant to an agreement with an acquiring person that has the effect, directly or indirectly, of increasing the proportionate ownership by the acquiring person of outstanding shares of a class or series of voting shares or securities convertible into voting shares of such target corporation or its subsidiary.

Transactions that do not comply with the above-described requirements are void under Washington law. These provisions of Washington law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our capital stock and also could limit the price investors are willing to pay for shares of our capital stock.

DESCRIPTION OF PREFERRED SHARES

The following description of certain general terms and provisions of our Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation which has been filed and incorporated by reference as an exhibit to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain a copy as described below under the heading “Where You Can Find More Information.”

The following describes some of the general terms and provisions of the Preferred Shares to which a prospectus supplement may relate. Other specific terms of such Preferred Shares will be described in the applicable prospectus supplement. To the extent that any particular terms of the Preferred Shares described in the applicable prospectus supplement differ from any of the terms described in this prospectus, the particular terms described in the applicable prospectus supplement will take precedence.

General

Our Restated Articles of Incorporation authorizes the issuance of 7,000,000 shares of Preferred Shares having a par value of $1.00 per share. Our Board of Directors has the authority, without further action by our shareholders, to approve the issuance of Preferred Shares from time to time in one or more series. Our Restated Articles of Incorporation provide that all Preferred Shares will be identical, except as to the following rights and preferences which may be established by our Board of Directors:

•	the dividend rate;

•	whether shares may be redeemed and, if so, the redemption price and other terms and conditions of redemption;

•	the amount payable in the event of voluntary and involuntary liquidation, up to a maximum aggregate amount for all series of Preferred Shares of $350,000,000;

•	sinking fund provisions, if any, for the redemption or purchase of Preferred Shares;

•	the terms and conditions, if any, on which Preferred Shares may be converted; and

•	voting rights, if any, if permitted by Washington law.

Our Board of Directors, without shareholder approval, could authorize the issuance of Preferred Shares with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Shares or other series of Preferred Shares or that could have the effect of delaying, deferring or preventing a change in control of Weyerhaeuser. All Preferred Shares will rank senior to Common Shares and Preference Shares with respect to accrued dividends and assets available upon liquidation. There are currently no Preferred Shares outstanding.

The prospectus supplement relating to the Preferred Shares of any series will describe their specific terms, including, where applicable:

•	the designation of such shares and the number of shares that constitute such class or series;

•	the dividend rate (or the method of calculation thereof), if any, the type of dividend (e.g., cash or payment in kind) on the shares of such class or series, and the priority as to payment of dividends with respect to other classes or series of capital stock of Weyerhaeuser;

•	the dividend periods (or the method of calculation thereof);

•	the currency or units based on or relating to currencies in which such shares are denominated and/or payment will or may be payable, and the methods by which amounts payable in respect of such shares may be calculated and any commodities, currencies, indices, value, rate or price relevant to such calculation;

•	the voting rights, if any, of such shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Weyerhaeuser, and any other rights of the shares of such class or series upon any liquidation or winding up of Weyerhaeuser;

•	whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Weyerhaeuser;

•	whether and on what terms the shares of such class or series will be convertible into or exchangeable for other equity securities of Weyerhaeuser;

•	whether the shares of such class or series of will be listed on a securities exchange;

•	any special U.S. federal income tax considerations applicable to the shares of such class or series; and

•	the other rights and privileges, and any qualifications, limitations or restrictions of such rights or privileges, of such class or series not inconsistent with our Restated Articles of Incorporation and Washington law.

The holders of Preferred Shares will have no preemptive rights. If specified in the applicable prospectus supplement, the Preferred Shares of any series offered thereby may be convertible into or exchangeable for other securities of Weyerhaeuser. Preferred Shares offered by a prospectus supplement, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. All Preferred Shares will be of equal rank with each other with respect to the payment of dividends and the distribution of assets upon our liquidation, regardless of series.

Dividends

Holders of Preferred Shares of each series will be entitled to receive, when and if declared by our Board of Directors out of funds legally available therefor, cumulative dividends at the rate determined by our Board of Directors for such series, and no more. Dividends, if any, on the Preferred Shares will accrue on a daily basis from the date our Board of Directors may fix for any series. If the prescribed dividends for each series of Preferred Shares have not been declared and paid or set apart for payment in full on all outstanding Preferred Shares for all past dividend periods and the current dividend period the following restrictions apply:

•	No dividends may be declared or paid for any class of shares whose dividends rank as subordinate to the Preferred Shares.

•	No funds may be set aside for the redemption of Preferred Shares of any series (including any sinking fund payment for the Preferred Shares).

•	No funds may be set aside for the purchase, redemption (including any sinking fund payment) or other acquisition for value of any class or series of Preferred Shares whose dividends or assets rank on a parity with or subordinate to any such series of Preferred Shares.

•	Accrued and unpaid dividends on the Preferred Shares will not bear interest.

Liquidation

In the event of voluntary or involuntary liquidation of Weyerhaeuser, the holders of Preferred Shares have certain rights that are superior to holders of other classes of shares ranking (as to assets) subordinate to the Preferred Shares. Before any distribution of assets may be made to the holders of any subordinate class of shares, the holders of the Preferred Shares of each series will be entitled to receive out of the assets of Weyerhaeuser available for distribution the sum of (i) the liquidation preference for such series and (ii) an amount equal to any accrued and unpaid dividends. If the assets of Weyerhaeuser available for distribution to its shareholders upon liquidation are not sufficient to permit full payment to the holders of the Preferred Shares of these amounts, then those assets will be distributed ratably among such holders of Preferred Shares in proportion to the amounts they are owed. After payment in full of these amounts, the holders of Preferred Shares will be not be entitled to any further distribution of Weyerhaeuser assets. The following actions will not be deemed to be a voluntary or involuntary liquidation:

•	the consolidation or merger of Weyerhaeuser with or into any other corporation or corporations,

•	the sale or lease of all or substantially all of the assets of Weyerhaeuser; or

•	the merger or consolidation of any other corporation into and with Weyerhaeuser.

Voting

The Preferred Shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement and as required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of Preferred Shares, each series of Preferred Shares will be entitled to one vote per share (not as a class) on each matter submitted to a vote at a meeting of shareholders. As long as any Preferred Shares are outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, amend our Restated Articles of Incorporation for the purpose of, or take any other action to:

•	increase the aggregate number of Preferred Shares or shares of any other class ranking as to dividends or assets on a parity or prior to the Preferred Shares;

•	change the designations, preferences, limitations, voting or other relative rights of the Preferred Shares or of any outstanding series of Preferred Shares;

•	effect an exchange, reclassification or cancellation of all or part of the Preferred Shares;

•	change the Preferred Shares into the same or different number of shares, with or without par value of the same or any other class; or

•	cancel or otherwise affect dividends on the Preferred Shares of any series that have accrued, but have not been declared.

If we have failed to pay dividends on the Preferred Shares in an amount equal to at least six quarterly dividends, whether or not consecutive, then the holders of Preferred Shares, voting as a class, will be entitled to elect two additional directors to our Board of Directors beyond the number specified in the Bylaws to be elected by all shareholders and beyond the number that may be elected by the holders of the Preference Shares, if any. If at any time the holders of the Preferred Shares become entitled to elect such two additional directors, the maximum number of members of our Board of Directors will automatically be increased by two directors and the vacancies so created will be filled only by the vote of the holders of Preferred Shares voting as a class. Those voting rights may be exercised initially either at a special meeting of the holders of the Preferred Shares or at any annual meeting of shareholders at which directors will be elected, and thereafter at such annual meetings. If the office of any directors elected pursuant to the special voting rights of the Preferred Shares becomes vacant, the remaining director elected pursuant to the special voting rights of Preferred Shares will choose a successor, to hold office for the unexpired term of the predecessor. The special voting rights of Preferred Shares will continue until all arrears in payment of quarterly dividends on the Preferred Shares have been paid and dividends on Preferred Shares for the then current quarter have been declared and paid or set apart for payment.

When the special voting rights of the Preferred Shares terminate, the term of office of the directors elected by the Preferred Shares also will terminate immediately and the maximum authorized number of members of our Board of Directors automatically will be reduced accordingly.

Transfer Agent and Registrar

The Transfer Agent and Registrar for any series of Preferred Shares will be specified in the applicable prospectus supplement.

DESCRIPTION OF PREFERENCE SHARES

The following description of certain general terms and provisions of our Preference Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation which has been filed and incorporated by reference as an exhibit to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain a copy as described below under the heading “Where You Can Find More Information.”

The following describes some of the general terms and provisions of the Preference Shares to which a prospectus supplement may relate. Other specific terms of such Preference Shares will be described in the applicable prospectus supplement. To the extent that any particular terms of the Preference Shares described in the applicable prospectus supplement differ from any of the terms described in this prospectus, the particular terms described in the applicable prospectus supplement will take precedence.

General

Our Restated Articles of Incorporation authorizes the issuance of 40,000,000 Preference Shares having a par value of $1.00 per share. The Preference Shares offered hereby will be issued in one or more series. All Preference Shares will be identical, except as to the following rights and preferences which may be established by our Board of Directors without further action by our shareholders:

•	the dividend rate;

•	whether shares may be redeemed and, if so, the redemption price and other terms and conditions of redemption;

•	the amount payable in the event of voluntary and involuntary liquidation;

•	sinking fund provisions, if any, for the redemption or purchase of Preferred Shares;

•	the terms and conditions, if any, on which Preferred Shares may be converted; and

•	voting rights, if any, if permitted by Washington law.

Our Board of Directors, without shareholder approval, could authorize the issuance of Preference Shares with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Shares or other series of Preferred Shares or Preference Shares, or that could have the effect of delaying, deferring or preventing a change in control of Weyerhaeuser. All Preference Shares rank senior to Common Shares, but subordinate to the Preferred Shares with respect to accrued dividends and assets available upon liquidation. There are currently no Preference Shares outstanding.

The prospectus supplement relating to the Preference Shares of any series will describe their specific terms, including, where applicable:

•	the designation of such shares and the number of shares that constitute such class or series;

•	the dividend rate (or the method of calculation thereof), if any, the type of dividend (e.g., cash or payment in kind) on the shares of such class or series, and the priority as to payment of dividends with respect to other classes or series of capital stock of Weyerhaeuser;

•	the dividend periods (or the method of calculation thereof);

•	the currency or units based on or relating to currencies in which such shares are denominated and/or payment will or may be payable, and the methods by which amounts payable in respect of such shares may be calculated and any commodities, currencies, indices, value, rate or price relevant to such calculation;

•	the voting rights, if any, of such shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Weyerhaeuser, and any other rights of the shares of such class or series upon any liquidation or winding up of Weyerhaeuser;

•	whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Weyerhaeuser;

•	whether and on what terms the shares of such class or series will be convertible into or exchangeable for other equity securities of Weyerhaeuser;

•	whether the shares of such class or series of will be listed on a securities exchange;

•	any special U.S. federal income tax considerations applicable to the shares of such class or series; and

•	the other rights and privileges, and any qualifications, limitations or restrictions of such rights or privileges, of such class or series not inconsistent with our Restated Articles of Incorporation and Washington law.

The holders of Preference Shares will have no preemptive rights. If specified in the applicable prospectus supplement, the Preference Shares of any series offered thereby may be convertible into or exchangeable for other securities of Weyerhaeuser. Preference Shares offered by a prospectus supplement, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. All Preference Shares will be of equal rank with each other with respect to the payment of dividends and the distribution of assets upon our liquidation, regardless of series.

Dividends

Holders of Preference Shares of each series will be entitled to receive, when and if declared by our Board of Directors out of funds legally available therefor, cumulative dividends at the rate determined by our Board of Directors for such series, and no more. Dividends, if any, on the Preference Shares will accrue on a daily basis from the date our Board of Directors may fix for any series. If the prescribed dividends for each series of Preference Shares have not been declared and paid or set apart for payment in full on all outstanding Preference Shares for all past dividend periods and the current dividend period, the following restrictions apply:

•	No dividends may be declared or paid for any class of shares whose dividends rank as subordinate to the Preference Shares.

•	No funds may be set aside for the redemption of Preference Shares of any series (including any sinking fund payment for the Preference Shares).

•	No funds may be set aside for the purchase, redemption (including any sinking fund payment) or other acquisition for value of any class or series of Preference Shares whose dividends or assets rank on a parity with or subordinate to any such series of Preference Shares.

•	Accrued and unpaid dividends on the Preference Shares will not bear interest.

Liquidation

In the event of voluntary or involuntary liquidation of Weyerhaeuser, the holders of Preference Shares have certain rights that are superior to holders of other classes of shares ranking (as to assets) subordinate to the Preference Shares. Before any distribution of assets may be made to the holders of any subordinate class of shares, the holders of the Preference Shares of each series will be entitled to receive out of the assets of Weyerhaeuser available for distribution the sum of (i) the liquidation preference for such series and (ii) an amount equal to any accrued and unpaid dividends. If the assets of Weyerhaeuser available for distribution to its shareholders upon liquidation are not sufficient to permit full payment to the holders of the Preference Shares of these amounts, then those assets will be distributed ratably among such holders of Preference Shares in proportion to the amounts they are owed. After payment in full of these amounts, the holders of Preference

Shares will be not be entitled to any further distribution of Weyerhaeuser assets. The following actions will not be deemed to be a voluntary or involuntary liquidation:

•	the consolidation or merger of Weyerhaeuser with or into any other corporation or corporations,

•	the sale or lease of all or substantially all of the assets of Weyerhaeuser or

•	the merger or consolidation of any other corporation into and with Weyerhaeuser.

Voting

The Preference Shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement and as required by applicable law. As long as any Preference Shares are outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding Preference Shares, amend our Restated Articles of Incorporation for the purpose of, or take any other action to:

•	increase the aggregate number of Preference Shares or shares of any other class ranking as to dividends or assets on a parity or prior to the Preference Shares;

•	change the designations, preferences, limitations, voting or other relative rights of the Preference Shares or of any outstanding series of Preference Shares;

•	effect an exchange, reclassification or cancellation of all or part of the Preference Shares;

•	change the Preference Shares into the same or different number of shares, with or without par value of the same or any other class; or

•	cancel or otherwise affect dividends on the Preference Shares of any series that have accrued, but have not been declared.

If we have failed to pay dividends on the Preference Shares in an amount equal to at least six quarterly dividends, whether or not consecutive, then the holders of Preference Shares, voting as a class, will be entitled to elect two additional directors to our Board of Directors beyond the number specified in the Bylaws to be elected by all shareholders and beyond the number that may be elected by the holders of the Preferred Shares, if any. If at any time the holders of the Preference Shares become entitled to elect such two additional directors, the maximum number of members of our Board of Directors will automatically be increased by two directors and the vacancies so created will be filled only by the vote of the holders of Preference Shares voting as a class. Those voting rights may be exercised initially either at a special meeting of the holders of the Preference Shares or at any annual meeting of shareholders at which directors will be elected, and thereafter at such annual meetings. If the office of any directors elected pursuant to the special voting rights of the Preference Shares becomes vacant, the remaining director elected pursuant to the special voting rights of Preference Shares will choose a successor, to hold office for the unexpired term of the predecessor. The special voting rights of Preference Shares will continue until all arrears in payment of quarterly dividends on the Preference Shares have been paid and dividends on Preference Shares for the then current quarter have been declared and paid or set apart for payment. When the special voting rights of the Preference Shares terminate, the term of office of the directors elected by the Preference Shares also will terminate immediately and the maximum authorized number of members of our Board of Directors automatically will be reduced accordingly.

Transfer Agent and Registrar.

The Transfer Agent and Registrar for any series of Preference Shares will be specified in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

Weyerhaeuser may offer depositary shares (“Depositary Shares”) representing fractional interests in the Preferred Shares or Preference Shares of any series. If we offer Depositary Shares, we will enter into a deposit agreement (“Deposit Agreement”) with a bank or trust company, as depositary (“Depositary”). Depositary Shares will be evidenced by depositary receipts (“Depositary Receipts”) issued pursuant to the Deposit Agreement.

The following summarizes selected provisions of the Deposit Agreement, the Depositary Shares and the Depositary Receipts. This summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the applicable Deposit Agreement and related Depositary Receipts. You should read the particular terms of any Depositary Shares and Depositary Receipts that we offer along with the Deposit Agreement related to the particular series of Preferred Shares or Preference Shares, all of which will be described in more detail in the applicable prospectus supplement. A copy of the form of Deposit Agreement, including the form of Depositary Receipt, will be incorporated by reference as an exhibit to registration statement to which the applicable prospectus supplement is a part. You may obtain copies as described below under the heading “Where You Can Find More Information.”

General

We may, at our option, elect to offer fractional shares of Preferred Shares or Preference Shares, rather than full shares of Preferred Shares or Preference Shares. If we choose to offer fractional shares, we will cause the Depositary to issue Depositary Receipts evidencing the related Depositary Shares. Each Depositary Receipt will represent a fractional interest, to be set forth in the applicable prospectus supplement, of a share of a particular series of Preferred Shares or Preference Shares.

The shares of any series of Preferred Shares or Preference Shares represented by Depositary Shares will be deposited under a separate Deposit Agreement between Weyerhaeuser and the applicable Depositary. Any Depositary we select must be a bank or trust company with its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled to all of the rights and preferences of the respective Preferred Shares or Preference Shares in proportion to the applicable fraction of a share of Preferred Shares or Preference Shares represented by that Depositary Share, including dividend, voting, redemption, conversion and liquidation rights.

The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Shares or Preference Shares in accordance with the terms of the offering.

Pending the preparation of definitive Depositary Receipts, the Depositary may, upon our written order, execute and deliver temporary Depositary Receipts which are substantially identical to, and which entitle the holders to all the rights pertaining to, the definitive Definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.

The applicable prospectus supplement relating to the Depositary Shares will describe their specific terms, including, where applicable:

•	the terms of the series of Preferred Shares or Preference Shares deposited by Weyerhaeuser under the related Deposit Agreement;

•	the number of Depositary Shares and the fraction of one share of such Preferred Shares or Preference Shares represented by one such Depositary Share;

•	whether such Depositary Shares will be listed on any securities exchange; and

•	other specific terms of the Depositary Shares and the related Deposit Agreement.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Shares or Preference Shares to the record holders of Depositary Receipts relating to such Preferred Shares or Preference Shares.

In the event of a non-cash distribution, the Depositary will attempt to distribute property it receives to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date. If the Depositary determines that it is not feasible to make such a distribution, it may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, which may include the sale of such property and the distribution of the net proceeds from the sale to holders of the Depositary Receipts.

Redemption and Repurchase of Preferred Shares or Preference Shares

If a redeemable series of Preferred Shares or Preference Shares represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed using the proceeds received by the Depositary from the redemption of shares of such series of Preferred Shares or Preference Shares held by the Depositary. The Depositary Shares will be redeemed at a price per Depositary Share equal to the applicable fraction of the redemption proceeds per share payable for the shares of Preferred Shares or Preference Shares so redeemed. Whenever we redeem shares of Preferred Shares or Preference Shares held by the Depositary, the Depositary will redeem as of the same date the number of Depositary Shares representing shares of Preferred Shares or Preference Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary will select the Depositary Shares to be redeemed by lot or pro rata or by any other equitable method determined by the Depositary.

After the redemption date, the Depositary Shares called for redemption will no longer be outstanding and all rights of the holders of the related Depositary Receipts with respect to the Depositary Shares called for redemption will end, except the right to receive the redemption amount payable upon surrender of Depositary Receipts to the Depositary.

Withdrawal of Preferred Shares or Preference Shares

Unless the related Depositary Shares have already been called for redemption, holders of Depositary Receipts may surrender their Depositary Receipts at the specified office of the Depositary and receive the number of whole shares of the related series of Preferred Shares or Preference Shares and any money or other property represented by such Depositary Receipts. Holders of Depositary Receipts making such withdrawals will be entitled to receive whole shares of Preferred Shares or Preference Shares on the basis described in the applicable prospectus supplement, but holders of whole shares of Preferred Shares or Preference Shares will not thereafter be entitled to deposit these Preferred Shares or Preference Shares under the Deposit Agreement or to receive Depositary Receipts in exchange therefor. If the Depositary Shares surrendered by the holder in connection with a withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Shares or Preference Shares to be withdrawn, the Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

Voting Deposited Preferred Shares and Preference Shares

If the Depositary receives notice of any meeting at which the holders of any series of deposited Preferred Shares or Preference Shares are entitled to vote, the Depositary will mail the information contained in the meeting notice to the record holders of the related Depositary Receipts. The record date for the holders of the Depositary Receipts will be the same date as the record date for the related series of Preferred Shares or Preference Shares. Each record holder of such Depositary Receipts on the record date will be entitled to instruct the Depositary how to vote the number of Preferred Shares or Preference Shares represented by the holder’s Depositary Shares. The Depositary will take all practicable steps to vote the number of Preferred Shares or Preference Shares represented by such Depositary Shares in accordance with such instructions, and we will take all reasonable actions that the Depositary deems necessary to enable the Depositary to do so. The Depositary will abstain from voting any Preferred Shares or Preference Shares for which it does not receive specific voting instructions from the holders of the related Depositary Receipts.

Amendment and Termination of Deposit Agreement

Weyerhaeuser and the Depositary may amend the form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of the Depositary Receipts issued under any Deposit Agreement or the related Depositary Shares will not be effective unless the amendment has been approved by the holders of at least a majority of such Depositary Shares then outstanding. The rules of any securities exchange on which such Depositary Shares may be listed may require approval of a greater proportion. No such amendment may impair the right of any holder of Depositary Receipts to receive the related Preferred Shares or Preference Shares upon surrender of such Depositary Receipts. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective who continues to hold such Depositary Receipt, and any transferee of such holder who then acquires such Depositary Receipt, will be deemed to consent and agree to such amendment and to be bound by the amended Deposit Agreement.

The Deposit Agreement may be terminated if:

•	all outstanding Depositary Shares issued thereunder have been redeemed; or

•	each share of Preferred Shares and Preference Shares deposited thereunder has been converted into or exchanged for other securities or has been withdrawn; or

•	there has been a final distribution in respect of the Preferred Shares or Preference Shares deposited thereunder in connection with any liquidation, dissolution or winding up of Weyerhaeuser.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all fees and expenses of the Depositary in connection with the initial deposit of the relevant series of Preferred Shares or Preference Shares. We will also pay all fees and expenses incurred by the Depositary in connection with the performance of its duties under the Deposit Agreement. Holders of Depositary Receipts will pay all other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

Resignation and Removal of Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal. Any successor Depositary must be a bank or trust company with its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The Depositary will forward to the holders of the applicable Depositary Receipts all reports and communications from us which are delivered to the Depositary with respect to the deposited Preferred Shares or Preference Shares.

Neither the Depositary nor Weyerhaeuser will be liable if either of them is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of Weyerhaeuser and the Depositary under the Deposit Agreement will be limited to performance in good faith of our and its duties under the Deposit Agreement and neither we nor it will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of the Preferred Shares or Preference Shares unless satisfactory indemnity is furnished. The Depositary and we may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON SHARES

The following description of certain general terms and provisions of our Common Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation and Bylaws which have been filed and incorporated by reference as an exhibit to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain copies as described below under the heading “Where You Can Find More Information.”

The following describes some of the general terms and provisions of the Common Shares to which a prospectus supplement may relate. Other specific terms of such Common Shares will be described in the applicable prospectus supplement. To the extent that any particular terms of the Common Shares described in the applicable prospectus supplement differ from any of the terms described in this prospectus, the particular terms described in the applicable prospectus supplement will take precedence.

General

Our Restated Articles of Incorporation authorizes the issuance of 1,360,000,000 Common Shares having a par value of $1.25 per share. As of December 31, 2011, there were 536,425,400 Common Shares issued and outstanding. In addition, as of December 31, 2011, 29,169,000 Common Shares were reserved for issuance pursuant to employee stock options, 396,000 Common Shares were reserved for issuance pursuant to performance share awards and 1,739,000 Common Shares were reserved for issuance pursuant to restricted stock units. Our Common Shares are traded on the New York Stock Exchange under the symbol “WY.” Computershare Investor Services serves as transfer agent and registrar of the Common Shares.

Our Common Shares will be, when issued against full payment of the purchase price therefor, fully paid and nonassessable. Our Common Shares do not carry any preemptive rights enabling a holder to subscribe for or receive any additional securities that we may issue from time to time. No conversion rights, redemption rights or sinking fund provisions are applicable to our Common Shares. The rights of holders of Common Shares will be subject to the rights of holders of any Preferred Shares and any Preference Shares that may be issued and outstanding from time to time. Our Board of Directors can authorize the issuance of Preferred Shares and Preference Shares without shareholder approval. Such issued shares could have voting, conversion and other rights that could adversely affect the rights of holders of Common Shares. Our Board of Directors also could authorize the issuance of additional Common Shares from time to time without shareholder approval.

Dividends

The holders of our Common Shares are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for distribution. These dividends may be paid only out of funds remaining after full cumulative dividends upon all outstanding Preferred Shares and Preference Shares have been paid or set apart for payment for all past dividend periods and the then current dividend period.

Liquidation Rights

Upon any voluntary or involuntary liquidation of Weyerhaeuser, its assets must be used in the following order of priorities:

•	payment of or provision for all of our debts and liabilities,

•	payment of all sums to which the Preferred Shares or Preference Shares may be entitled and

•	distribution ratably to holders of our Common Shares the remaining assets of Weyerhaeuser.

Voting Rights

The holders of Common Shares currently possess exclusive voting rights on all matters submitted to our shareholders. However, our Board of Directors may also specify voting rights with respect to Preferred Shares or Preference Shares that may be issued in the future. Each holder of Common Shares is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors, which means that the holders of a majority of the shares entitled to vote for the election of our directors can elect all of our directors then standing for election. Our Restated Articles of Incorporation provide that our Board of Directors must consist of not fewer than nine nor more than 13 directors. The exact number of directors is fixed from time to time by resolution adopted by our Board of Directors.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, as well as warrants to purchase other types of securities. Warrants may be issued independently or together with other securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the particular warrants being offered.

Debt Warrants

The applicable prospectus supplement will describe the terms of any debt warrants we may offer, the warrant agreement relating to the debt warrants and the certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the debt warrants may be payable;

•	the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related Debt Securities with which the debt warrants are issued, and the number of the debt warrants issued with each Debt Security;

•	the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the Debt Securities purchasable upon exercise of the debt warrants will be payable;

•	the date, if any, on and after which the debt warrants and the related Debt Securities will be separately transferable;

•	the principal amount of Debt Securities purchasable upon exercise of each debt warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which the principal amount of Debt Securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Other Warrants

We may issue warrants to purchase securities other than debt securities. The applicable prospectus supplement will describe the terms of any other warrants, including the following as applicable:

•	the title of the warrants;

•	the securities (which may include Common Shares, Preferred Shares, Preference Shares or Depositary Shares) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the Common Shares, Preferred Shares, Preference Shares or Depositary Shares with which the warrants are issued, and the number of the warrants issued with each such share;

•	if applicable, the date on and after which the warrants and the related Common Shares, Preferred Shares, Preference Shares or Depositary Shares will be separately transferable;

•	if applicable, a discussion of any material U.S. federal income tax considerations;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of Debt Securities or the number of shares of Common Shares, Preferred Shares, Preference Shares or Depositary Shares at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

No Rights as Holders of Securities

Prior to the exercise of the warrants, holders of warrants will not have any of the rights of holders of the Debt Securities or the shares of Common Shares, Preferred Shares, Preference Shares or Depositary Shares purchasable upon such exercise. Warrant holders also will not be entitled to receive any payments of any principal, interest, dividends or other distributions on the securities purchasable upon such exercise.

Transfer and Exchange

Certificates representing warrants may be exchangeable for new certificates representing warrants of different authorized denominations at any office or agency of the relevant warrant agent maintained for that purpose. The exact terms and conditions of any exchange will be described in the related warrant agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our Common Shares, Preferred Shares, Preference Shares or Depositary Shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of Common Shares, Preferred Shares, Preference Shares or Depositary Shares. The price per share of our Common Shares, Preferred Shares, Preference Shares or Depositary Shares, and the number of shares, may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract, (b) warrants, and/or (c) Debt Securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, Common Shares, Preferred Shares, Preference Shares or Depositary Shares under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a discussion of the material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions separately or as units with other securities. We may sell the securities to or through underwriters, dealers, agents or other third parties, or directly to one or more purchasers, or through a combination of any of these methods.

We may offer and sell the securities described in this prospectus in any one or more of the following ways:

•	to or through underwriters, dealers, agents or other third parties;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	through a combination of any of the above methods of sale.

Each time we sell securities, we will provide a prospectus supplement that will describe the securities and any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, dealers or agents; and

•	other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

If underwriters are used in the sale, the underwriters may acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase any securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased.

In connection with the sale of securities, underwriters and agents may receive compensation from us in the form of discounts or commissions. They may also receive commissions from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Any discounts or commissions paid by Weyerhaeuser to any underwriters or agents in connection with the offering of securities will be stated in the applicable prospectus supplement. Any discounts, concessions or commissions allowed by underwriters to participating dealers will also be stated in the applicable prospectus supplement.

To facilitate the offering of the securities offered by any prospectus supplement, and in accordance with applicable law and industry practice, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities at levels above those that might otherwise prevail in the open market. They also may take such actions for other securities that may be issued upon conversion, exchange or exercise of the securities or the prices of which may be used to determine payments on the securities. The underwriters may over-allot in connection with the offering, creating a short position in the applicable securities for their own account. In addition, to cover over-allotments or to stabilize the price of the applicable securities, the underwriters may engage in transactions for those securities in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, described below:

•	a stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security;

•	a syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering; and

•	a penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

Any of these activities may stabilize or maintain the market price of the applicable securities above independent market levels. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. The underwriters are not required to engage in any of these activities, and if commenced may end any of these activities at any time.

We may solicit offers to purchase securities directly from, and we may sell securities directly to, institutional investors or others. In addition, we may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act. The terms of any such sales will be described in the applicable prospectus supplement.

Underwriters, dealers and agents may be entitled under agreements entered into with Weyerhaeuser to indemnification against certain specified liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for Weyerhaeuser or our affiliates in the ordinary course of business

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations relating to our taxation and qualification as a REIT. The information in this discussion is based on current provisions of the Code and the Treasury Regulations thereunder, as well as existing judicial decisions and IRS administrative interpretations and practices, all of which are subject to change either prospectively or retroactively. Future legislation, Treasury Regulations, administrative interpretations and practices and/or judicial decisions could significantly change the law and adversely affect our taxation and qualification as a REIT. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the positions described in the discussion below. We have not sought advance ruling from the IRS regarding any matter discussed below.

Taxation of Weyerhaeuser as a REIT

Under federal income tax law, if certain detailed conditions imposed by the Code and related Treasury Regulations are satisfied, an entity that invests principally in real estate and that would otherwise be subject to tax as a corporation may elect to be treated as a REIT for federal income tax purposes. These conditions relate, in part, to the nature of the entity’s assets and income. Provided we qualify as a REIT, we will generally not be subject to federal corporate income tax on taxable income that we distribute to our shareholders each year. This treatment substantially eliminates the “double taxation” applicable to regular corporations that are subject to taxation once at the corporate level, when income is earned, and again at the shareholder level, when that income is distributed.

Starting with our 2010 fiscal year, Weyerhaeuser elected to be taxed as a REIT. For tax purposes, this election was effective as of January 1, 2010. Although no assurance can be given, we believe that we have organized and operated in a manner that qualifies for taxation as a REIT as of January 1, 2010 and through the date of this filing, and we intend to continue to operate in such a manner.

Our future qualification and taxation as a REIT will depend on our ability to meet on an ongoing basis (through actual annual operating results, asset base, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code described below. Thus, while we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will be able to qualify for any particular year. In addition, no assurance can be given that the IRS will not challenge the conclusions and tax positions described in this discussion. Further, the anticipated income tax treatment we describe in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify as a REIT.”

Provided we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we currently distribute to our shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid substantially eliminates the “double taxation” at the corporate and shareholder levels resulting from investment in a regular corporation.

We expect to derive most of our REIT income from investments in timberlands, including the sale of standing timber through pay as cut contracts. Our taxable REIT subsidiaries (“TRS”) include our manufacturing businesses, our real estate development business and our non-qualified timberland segment income and will be subject to federal corporate income taxes on their taxable income. In addition, we will be subject to a variety of other taxes, including payroll taxes, state, local and non-U.S. income taxes, property taxes and other taxes on our assets and operations.

Even if we qualify to be taxed as a REIT, we will be subject to federal corporate income tax under certain circumstances, including the following:

•	We will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, “—Annual Distribution Requirements” with respect to our ability to elect to treat as having been distributed to shareholders certain of our capital gains upon which we have paid taxes, in which event the taxes that we have paid with respect to such income would be available as a credit or refund to shareholders.

•	We may be subject to the “alternative minimum tax” on certain of our items of tax preference.

•	If we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate (currently 35%) on such income. In general, “foreclosure property” is property acquired through foreclosure after a default on a loan secured by property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test described below but have otherwise maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy the asset or other requirements applicable to REITs described below yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	We will generally be required to pay a 4% excise tax on the amount by which our annual distributions to shareholders are less than the sum of (1) 85% of our ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, other than capital gain income we elect to retain and pay tax on, and (3) any undistributed taxable income from prior periods, other than capital gains from such years which we elect to retain and pay tax on.

•	If in a taxable transaction we dispose of an asset held at the REIT level that we owned at the time of our January 1, 2010 REIT election which had a fair market value on that date in excess of its tax basis (referred to as “built-in gain”), we will be subject to tax on the built-in gain at the highest regular corporate rate applicable if the disposition of that asset occurs during the ten-year period following our REIT election. In addition, if we acquire an asset from a corporation that is subject to corporate-level tax under subchapter C of the Code in a transaction in which our basis in the asset is determined by reference to the transferor’s basis (a “carryover basis transaction”), we will similarly be subject to tax at the highest regular corporate rate applicable if we recognize gain on a disposition of the asset during the ten-year period following our acquisition of the asset. Income derived from the harvesting and sale of timber pursuant to certain timber cutting contracts (as opposed to gain derived from the sale of timberlands) is not subject to this built-in gains tax. Thus, we will not be subject to the built-in gains tax on the income we derive from the harvesting and sale of timber from timberlands we held at the time of our REIT election or from timberlands we acquire in the future in a carryover basis transaction from a corporation subject to tax under subchapter C if sold pursuant to such timber cutting contracts.

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a TRS, if and to the extent that the IRS successfully determines the items were transacted at less than arm’s length and adjusts the reported amounts of these items.

REIT Qualification

Starting with our 2010 fiscal year, Weyerhaeuser elected to be taxed as a REIT. To continue to qualify for taxation as a REIT, we must meet the requirements described below relating to our organization, sources of income, nature of assets and distributions of income.

Organizational and Ownership Requirements

A REIT is a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities); and

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), (6) and (7) must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Accordingly, Weyerhaeuser’s capital stock must be held by at least 100 persons and no more than 50% of the value of its capital stock may be owned, directly or indirectly, by five or fewer “individuals” at all times during the last half of the taxable year. For these purposes, certain entities such as private foundations are treated as “individuals.”

Ownership and Transfer Restrictions

In general, to qualify for taxation as a REIT no more than 50% in value of our capital stock may be owned by five or fewer “individuals” (as defined in the Code) at any time during the last half of a taxable year, and our Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Weyerhaeuser’s Restated Articles of Incorporation provide for certain restrictions regarding the ownership and transfer of its capital stock so that we comply with the ownership rules described above and protect us from losing our status as a REIT. However, no assurance can be given that these restrictions will ensure that Weyerhaeuser will in all cases continue to comply with the REIT requirements.

Our Restated Articles of Incorporation provide that, subject to certain exceptions:

•	No person may beneficially or constructively own more than 9.8% of the number of shares or aggregate value of the outstanding shares of any class or series of our capital stock, which includes our Common Shares. If the board of directors has excepted a holder from this restriction, such excepted holder may not beneficially or constructively own more than the limit established by the board of directors.

•	No person may beneficially own shares of our capital stock if such ownership would result in Weyerhaeuser being “closely held” within the meaning of section 856(h) of the Code or otherwise failing to qualify as a REIT.

•	No person may constructively own shares of our capital stock if such ownership would result in Weyerhaeuser owning (actually or constructively) an interest in a tenant that is described in section 856(d)(2)(B) of the Code if the income derived from the tenant would cause us not to satisfy the gross income requirements of section 856(c) of the Code.

•	No person may transfer any beneficial or constructive ownership of shares of our capital stock if as a result of such transfer shares of our capital stock would be beneficially owned by fewer than 100 persons within the meaning of section 856(a)(5) of the Code.

•	No person may constructively own shares of our capital stock if it would result in Weyerhaeuser not being a “domestically controlled REIT” within the meaning of section 897(h) of the Code.

•	No person may beneficially own shares of our capital stock if it would result in Weyerhaeuser being “pension held” within the meaning of section 856(h)(3)(D) of the Code.

If there is any purported transfer of shares of capital stock or any other event that would result in a person (the “Intended Transferee”) beneficially owning shares in violation of the restrictions described above, or that would result in Weyerhaeuser’s disqualification as a REIT, that number of shares that would cause a violation (referred to below as “excess shares”) will be automatically transferred to a trust for the benefit of a charitable organization. If such transfer to a trust would not for any reason avoid a violation of the restrictions, such transfer will be null and void and of no force or effect with respect to the Intended Transferee as to the excess shares. However, these restrictions do not preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange or other national securities exchange.

In the case of an automatic transfer to a trust, the beneficiary will be a qualified charitable organization selected by the board of directors. Such automatic transfer will be deemed to be effective as of the close of business on the trading day prior to the date of the violative transfer. Within 90 days after receiving notice of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the applicable ownership limitation provision. The trustee, upon a sale of these shares, would then distribute to the Intended Transferee an amount equal to the lesser of the price paid by the Intended Transferee for the excess shares or the net sales proceeds received by the trust for the excess shares. Where excess shares are transferred to a trust other than as a result of a transfer for value, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Intended Transferee an amount equal to the lesser of the fair market value of the excess shares as of the date of the automatic transfer to the trust or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Intended Transferee will be distributed to the charitable beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive in trust for the charitable beneficiary all dividends and other distributions paid by Weyerhaeuser with respect to the excess shares.

In addition, the shares of capital stock held in the trust will be deemed to have been offered for sale to Weyerhaeuser, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or other transaction not for value, the market price at the time of the gift or other transaction) and (ii) the market price on the date Weyerhaeuser, or its designee, accepts the offer. Weyerhaeuser will have the right to accept such offer until such time as the trustee has sold the shares in the trust. Upon the sale to Weyerhaeuser, the interest of the beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds of the sale to the Intended Transferee and the charitable beneficiary as described above.

The restrictions on transferability and ownership will not apply if the board of directors waives the application of the ownership limitations with respect to a person subject to such limits, provided that the board of directors obtains representations and undertakings from such person as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of shares of our capital stock will not Weyerhaeuser to fail to qualify as a REIT and such person agrees in writing or enters into an agreement or undertaking in connection with such exemption.

To monitor compliance with the REIT ownership requirements, we are generally required to maintain records regarding the actual ownership of our capital stock. To do so, we must request written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the REIT dividends paid by us). A list of persons failing or refusing to comply with this request must be maintained as part of our records. Our failure to comply with these record keeping requirements could subject us to monetary penalties. Treasury Regulations require a shareholder that fails or refuses to comply with the request to submit a statement with its tax return disclosing its actual ownership of the stock and certain other information. If we comply with these requirements and do not know, or exercising reasonable due diligence would not have known, of our failure to meet condition (6) above under “—Ownership and Organizational Requirements” we will be treated as having met this condition.

The ownership limitations and transfer restrictions described above could have the effect of delaying, deferring or preventing a takeover or other transaction in which shareholders might receive a premium for their shares over the then prevailing market price or which shareholders might believe to be otherwise in their best interest.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. Thus, our pro rata share of the assets and items of income of any partnership are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

We have control of the subsidiary partnerships and limited liability companies in which we have an interest and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. However, we may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below. Although no assurance may be given, we intend to implement adequate controls are in place in any limited liability companies or partnerships we enter into to assure compliance with the REIT rules.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified

REIT subsidiary if we own 100% of the corporation’s outstanding stock and if we do not elect with the subsidiary to treat it as a TRS, as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries

We own an interest in a TRS and may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with such REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A TRS is subject to income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset test described below, and their operations will be subject to the provisions described above.

Income Tests

In order to maintain our qualification as a REIT, we must annually satisfy two gross income requirements. First, for each taxable year we must derive, directly or indirectly, at least 75% of our gross income (excluding gross income from “prohibited transactions” and certain hedging income and foreign currency gains) from investments relating to real property or mortgages on real property (including “rents from real property” and “gain from the sale or other disposition of real property”) or from certain types of temporary investments. Second, for each taxable year we must derive, directly or indirectly, at least 95% of our gross income (excluding gross income from “prohibited transactions” and certain hedging income and foreign currency gains) from real property investments that satisfy the 75% test, dividends, interest and gain from the sale or disposition of shares or securities.

If we should realize any taxable income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business, then such income would be treated as income from a “prohibited transaction” and would not count for purposes of applying the 95% and 75% gross income tests. Such income would, however, be subject to a 100% tax. We attempt to conduct any activities that could give rise to a prohibited transaction through our taxable REIT subsidiaries. For example, the manufacture and sale of wood products, certain types of timberland sales and sales of logs are conducted through our taxable REIT subsidiaries. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Because of the factual nature of the determination and complexity of the rules, we may not always be successful in limiting such activities to our taxable REIT subsidiaries. If we were not successful, such activities could be subject to the 100% prohibited transaction tax.

Sales of timberlands that satisfy certain safe harbor requirements specified in the Code do not constitute prohibited transactions. We generally intend to conduct our activities so that our sales of timberlands, other than those undertaken by our taxable REIT subsidiaries, qualify for this safe harbor or are transacted under substantially similar facts as this safe harbor. The principal requirements that have to be satisfied are: (i) the property sold was held by us for not less than two years in connection with our timber business; (ii) the timberlands sold during a tax year cannot have either an aggregate tax basis that exceeds 10 percent of the aggregate tax bases of all of our assets, or an aggregate fair market value that exceeds 10 percent of the aggregate fair market value of all of our assets, as of the beginning of the relevant tax year; (iii) expenditures with respect to the timberlands for the two years prior to the sale may not exceed certain specified limits; (iv) substantially all of the marketing expenditures with respect to the property must be made through an independent contractor; and (v) the sales price must not have a profit contingency related to the sold property.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. Substantially all of the rental income that we have received in the past and anticipate to receive in the future is derived from hunting leases, leases for the use of real property and rental of rights of way. We anticipate that any income we receive from such leases and other property interests will constitute “rents from real property” under the applicable rules. While we do not expect to receive a substantial amount of rental income, we will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests or will not otherwise cause us to fail the 75% or 95% gross income tests.

Weyerhaeuser expects to derive a substantial portion of its income from sales of standing timber to certain of its taxable REIT subsidiaries pursuant to timber cutting contracts under section 631(b) of the Code. Provided that certain requirements are satisfied, income from sales of standing timber under these contracts will generally be treated as income from sales of interests in real property and therefore as qualifying income under the REIT 75% and 95% gross income tests. Although we have not have not sought a ruling from the IRS, the IRS has indicated in several private rulings that such income will be deemed derived from the sale of real property for purposes of the REIT gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test and from the 75% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and in the future we may invest in additional entities or properties located outside the United States. In addition, from time to time we may acquire additional properties outside of the United States. These acquisitions could cause us to incur foreign currency gains or losses. Any such passive foreign exchange gain attributable to specified assets or items of qualifying income is not counted as gross income for purposes of the 95% test. Additionally, any such real estate foreign exchange gain attributable to specified assets or items of qualifying income is not counted as gross income for purposes of the 75% test. The exclusions from the 95% and 75% will only apply provided we do not deal in or engage in substantial and regular trading in securities, which we do not intend to do.

If Weyerhaeuser fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests is due to reasonable cause and not due to willful neglect, we attach to our tax return a schedule of the sources of our income, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. Even if these relief provisions apply, a tax would be imposed with respect to the excess non-qualifying gross income.

Asset Tests

At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets:

First, at least 75% of the value of our total assets must consist of:

•	interests in real property (such as timberlands), including leaseholds and options to acquire real property and leaseholds;

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in mortgages on real property;

•	shares in other REITs; and

•	investments in shares or debt instruments during the one-year period following the receipt of new capital raised through equity offerings or public offerings of debt with at least a five-year term.

Second, not more than 25% of our total assets may be represented by securities other than securities satisfying the 75% test.

Third, other than investments included in the 75% asset class or securities of our taxable REIT subsidiaries, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Fourth, other than investments included in the 75% asset class or securities of our taxable REIT subsidiaries, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities except securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fifth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second, third and fourth asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or another disregarded entity, or equity interests in a partnership.

The board of directors will determine the value of Weyerhaeuser’s assets for the purpose of determining compliance with the REIT asset tests. The board’s determination is binding upon the IRS so long as our board of directors acts in good faith. As of the date of this prospectus, we believe that we have satisfied the 75% asset test described above related to the value of our real estate assets, and, although no assurance can be given, we expect that after the date of this prospectus we will continue to meet the 75% asset test.

We believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur. However, there can be no assurance we will always be successful, or will not require a reduction in our direct or indirect interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through a partnership interest) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer. If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if (1) we satisfy all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arises from changes in the market values of our assets and is not wholly or partly caused by our acquisition of one or more non-qualifying assets. If we do not satisfy the condition described in clause (2) of the preceding sentence, we still can avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arises.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. One such relief provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets or $10,000,000 and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.

No assurance can be given that these relief provisions would be available if we failed to satisfy one or more of the asset tests. See “—Failure to Qualify as a REIT.”

Annual Distribution Requirements

To qualify as a REIT we are required to make distributions (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not distribute (or we are not treated as having distributed) all of our capital gain or we distribute (or we are treated as having distributed) at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed income at regular corporate tax rates. If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year (other than capital gain income that we elect to retain and pay tax on as provided for below) and (3) any undistributed taxable income from prior periods (other than capital gains from such years which we elected to retain and pay tax on), we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We may elect to retain rather than distribute our net long-term capital gains. The effect of this election is that:

•	we would be required to pay the tax on such gains at regular corporate tax rates;

•	our shareholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by us; and

•	the basis of a shareholder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by us which was included in income by the shareholder).

It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above, for example due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at our taxable income. If we encounter this situation, we may elect to retain the capital gain and pay the tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, we may find it necessary to arrange for short or possibly long-term borrowings, issue equity, or sell assets. Under certain circumstances we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, while we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Distribution of C Corporation Earnings and Profits

To qualify as a REIT we cannot have at the end of any taxable year any undistributed tax earnings and profits (“E&P”) that is attributable to a C corporation taxable year. We believe that we distributed all of our C corporation E&P prior to December 31, 2010.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. As a result, cash available for distribution could be significantly reduced. All distributions to shareholders would be subject to tax as ordinary income (and, through 2012, as qualified dividend income to individual U.S. shareholders) to the extent of our current and accumulated E&P. Subject to certain limitations, corporate U.S. shareholders may be eligible for the dividends received deduction. After having qualified as a REIT, if we later fail to qualify, unless entitled to relief under specific statutory provisions, we will be disqualified from being eligible to be taxed as a REIT for the four taxable years following the year during which our REIT qualification was lost.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

You may also request a copy of our filings at no cost by writing or calling us at the following address and telephone number:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

Attention: Vice President, Investor Relations

Telephone: (800) 561-4405

We “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus and contains important information about us and our financial condition.

The documents listed below that we have previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10- K for the year ended December 31, 2011 filed February 22, 2012;

•	Quarterly Report on Form 10- Q for the quarter ended March 31, 2012 filed May 4, 2012;

•	Current Report on Form 8-K filed January 4, 2012 (relating to Item 1.01);

•	Current Report on Form 8-K filed January 4, 2012 (relating to Item 5.02);

•	Current Report on Form 8-K filed January 11, 2012;

•	Current Report on Form 8-K filed April 18, 2012; and

•	Current Report on Form 8-K filed June 20, 2012.

All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference and will update and supersede this information.

You should rely only on the information provided in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

The information relating to us contained in this prospectus is not complete. It should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus. It also should be read together with the information included in the applicable prospectus supplement.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.

In particular, the agreements included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about the registrant or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon by Claire S. Grace, Esq., Vice President, Corporate Secretary and Assistant General Counsel of Weyerhaeuser Company. Ms. Grace, in her capacity as set forth above, is paid a salary by Weyerhaeuser, participates in various employee benefit plans offered by Weyerhaeuser and holds options to acquire Weyerhaeuser Common Shares.

EXPERTS

The consolidated financial statements and schedule of Weyerhaeuser Company and subsidiaries as of December 31, 2011 and December 30, 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.